UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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MB Financial, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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800 West Madison Street
Chicago, Illinois 60607
(888) 422-6562

March 23, 2007

Dear Fellow Stockholder:

On behalf of the Board of Directors and management of MB Financial, Inc. (the “Company”), I cordially invite you to attend the Company’s Annual Meeting of Stockholders. The meeting will be held at 8:30 a.m., local time, on Wednesday, April 25, 2007 at MB Financial Center, located at 6111 North River Road, Rosemont, Illinois.

At the meeting, stockholders will vote on the election of four directors of the Company and the approval of the Company’s Amended and Restated Omnibus Incentive Plan. The Board of Directors recommends that you vote FOR the election of each of the director nominees named in the accompanying proxy statement and FOR the approval of the Amended and Restated Omnibus Incentive Plan.

I encourage you to attend the meeting in person. Whether or not you plan to attend, however, please read the enclosed proxy statement and then complete, sign and date the enclosed proxy card and return it in the accompanying postage-paid envelope as promptly as possible. If your shares are held in street name with a bank or broker, check your proxy card to see if you can also vote by telephone or through the internet. Voting as early as possible will save the Company additional expense in soliciting proxies and will ensure that your shares are represented at the meeting.

Thank you for your attention to this important matter.

Very truly yours,
/s/ Mitchell Feiger
Mitchell Feiger
President and Chief Executive Officer

800 West Madison Street
Chicago, Illinois 60607
(888) 422-6562

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be Held on April 25, 2007

Notice is hereby given that the Annual Meeting of Stockholders (the “Meeting”) of MB Financial, Inc. (the “Company”) will be held at MB Financial Center, located at 6111 North River Road, Rosemont, Illinois at 8:30 a.m., local time, on Wednesday, April 25, 2007.

The Meeting is for the purpose of considering and acting upon:

1. the election of four directors of the Company;

2.	the approval of the MB Financial, Inc. Amended and Restated Omnibus Incentive Plan; and

3.	such other matters as may properly come before the Meeting, or any adjournments or postponements of the Meeting.

The Board of Directors is not aware of any other business to come before the Meeting.

Stockholders of record at the close of business on March 9, 2007 are the stockholders entitled to vote at the Meeting and any adjournments or postponements of the Meeting.

By Order of the Board of Directors
/s/ Mitchell Feiger
Mitchell Feiger
President and Chief Executive Officer

Chicago, Illinois
March 23, 2007

IMPORTANT: THE PROMPT RETURN OF PROXIES WILL SAVE THE COMPANY THE EXPENSE OF FURTHER REQUESTS FOR PROXIES TO ENSURE A QUORUM AT THE MEETING. A PRE-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES.

PROXY STATEMENT

MB Financial, Inc.
800 West Madison Street
Chicago, Illinois 60607
(888) 422-6562
___________________

ANNUAL MEETING OF STOCKHOLDERS
April 25, 2007

This Proxy Statement is furnished in connection with the solicitation on behalf of the Board of Directors of MB Financial, Inc., a Maryland corporation (the “Company,” “we,” “us,” “our”), of proxies to be used at our Annual Meeting of Stockholders (the “Meeting”) to be held at MB Financial Center, located at 6111 North River Road, Rosemont, Illinois at 8:30 a.m., local time, on Wednesday, April 25, 2007, and all adjournments and postponements of the Meeting.

The accompanying Notice of Annual Meeting and proxy and this Proxy Statement are first being mailed to stockholders on or about March 23, 2007.

At the Meeting, our stockholders will be asked to consider and vote upon (i) the election of four directors of the Company, each for a three-year term, and (ii) the approval of the MB Financial, Inc. Amended and Restated Omnibus Incentive Plan (the “Amended and Restated Omnibus Incentive Plan”).

Certain information in this Proxy Statement relates to our lead bank subsidiary, MB Financial Bank, National Association (the “Bank”).

Vote Required and Proxy Information

All shares of the common stock, par value $.01 per share (“Common Stock”) represented at the Meeting by properly executed proxies received prior to or at the Meeting, and not revoked, will be voted at the Meeting in accordance with the instructions on such proxies. If no instructions are indicated, properly executed proxies will be voted for the election of the nominees named in this Proxy Statement and for the approval of the Amended and Restated Omnibus Incentive Plan. We do not know of any matters, other than as described in the Notice of Annual Meeting, that are to be presented at the Meeting. If any other matters are properly presented at the Meeting for action, the persons named in the enclosed proxy and acting thereunder will have the discretion to vote on such matters in accordance with their best judgment.

Directors will be elected by a plurality of the votes cast. The approval of the Amended and Restated Omnibus Incentive Plan requires the affirmative vote of a majority of the votes cast on the matter. In the election of directors, stockholders may vote “FOR” all nominees for election or withhold their votes from any one or more nominees for election. Votes that are withheld and shares held by a broker, as nominee, that are not voted (so-called “broker non-votes”) in the election of directors will not be included in determining the number of votes cast. For the proposal to approve the Amended and Restated Omnibus Incentive Plan, stockholders may vote “FOR”, “AGAINST” or “ABSTAIN” with respect to this proposal. Proxies marked to abstain and broker non-votes will not be counted as votes cast on this proposal and accordingly will have no effect on the proposal. The holders of a majority of the outstanding shares of the Common Stock, present in person or represented by proxy, will constitute a quorum for purposes of the Meeting.

A proxy given pursuant to this solicitation may be revoked at any time before it is voted. Proxies may be revoked by: (i) filing with the Secretary of the Company at or before the Meeting a written notice of revocation bearing a later date than the proxy; (ii) duly executing a subsequent proxy relating to the same shares and delivering it to the Secretary of the Company at or before the Meeting; or (iii) attending the Meeting and voting in person (although attendance at the Meeting will not in and of itself constitute revocation of a proxy). Any written notice revoking a proxy should be delivered to Doria Koros, Secretary, MB Financial, Inc., 6111 North River Road, Rosemont, Illinois 60018.

Voting Securities and Certain Holders Thereof

Only stockholders of record as of the close of business on March 9, 2007 will be entitled to notice of and to vote at the Meeting. Each stockholder is entitled to one vote for each share of Common Stock held as of the record date. As of that date, 36,561,810 shares of Common Stock were issued and outstanding. We have no other voting securities outstanding.

The following table sets forth, as of March 9, 2007, certain information as to the beneficial ownership of Common Stock by: (i) those persons or entities known by us to beneficially own more than 5% of the outstanding shares of Common Stock; (ii) each director and nominee for election as director; (iii) each executive officer named in the Summary Compensation Table below, under “Executive Compensation”); and (iv) all directors and executive officers as a group. The address for each person listed below is: c/o MB Financial, Inc., 800 West Madison Street, Chicago, Illinois 60607. An asterisk denotes beneficial ownership of less than one percent.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class

David P. Bolger Director	7,513	*
Robert S. Engelman, Jr. Director	156,727	*
Mitchell Feiger Director and President and Chief Executive Officer of the Company	551,028	1.50
Charles J. Gries Director	15,731	*
James N. Hallene Vice Chairman	25,492	*

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class

Thomas H. Harvey Chairman of the Board	579,317	1.58
Patrick Henry Director	1,084,795	2.97
Richard J. Holmstrom Director	75,221	*
Karen J. May Director	6,127	*
Richard M. Rieser, Jr. Vice Chairman, Executive Vice President and Chief Marketing and Legal Strategist of the Company	554,454	1.51
Ronald D. Santo Director and Vice President of the Company; Chairman and Group President of the Bank	121,001	*
Thomas D. Panos President and Chief Commercial Banking Officer of the Bank	101,055	*
Jill E. York Vice President and Chief Financial Officer of the Company; Executive Vice President and Chief Financial Officer of the Bank	63,620	*

Directors and executive officers as a group (19 persons)	3,695,082	9.99

________

(1) Includes shares held directly, in retirement accounts, in a fiduciary capacity or by certain affiliated entities or members of the named individuals’ families, with respect to which shares the named individuals and group may be deemed to have sole or shared voting and/or dispositive powers. Also reflects the holdings of certain of the directors and executive officers of units of the Company Common Stock fund pursuant to our stock deferred compensation plan and 401(k) plan; the number of shares deemed beneficially owned under such plans reflects the approximate equivalent number of shares of Company Common Stock. In addition, includes shares subject to options which are currently exercisable or which will become exercisable within 60 days of March 9, 2007, as follows: Mr. Bolger - 3,136 shares; Mr. Feiger - 180,178 shares; Mr. Gries - 4,134 shares; Mr. Hallene - 20,762 shares; Mr. Henry - 11,733 shares; Mr. Holmstrom - 16,476 shares; Ms. May - 3,778 shares; Mr. Rieser - 53,230 shares; Mr. Santo - 6,750 shares; Mr. Panos - 25,200 shares; Ms. York - 46,875 shares; and all directors and executive officers as a group - 439,984 shares. Also includes 6,319 shares underlying director stock units held by Mr. Gries.

PROPOSAL I. ELECTION OF DIRECTORS

As a result of the retirement of six directors effective December 31, 2006 pursuant to our mandatory director retirement policy (E.M. Bakwin, Kenneth A. Skopec, Alfred Feiger, Richard I. Gilford, Lawrence E. Gilford and David L. Husman), the Company’s Board of Directors currently consists of eleven members. The Board is divided into three classes, with approximately one-third of the directors serving in each class. Directors are generally elected to serve for a three-year term or until their respective successors are elected and qualified.

The following table sets forth certain information regarding our Board of Directors, including each director’s term of office. The Board of Directors, acting on the recommendation of the Nominating and Corporate Governance Committee, has approved the nominees identified in the following table. If a nominee is unable to serve, the shares represented by all properly executed proxies will be voted for the election of such substitute nominee as the Board of Directors, acting on the recommendation of the Nominating and Corporate Governance Committee, may approve. At this time, the Board of Directors knows of no reason why any nominee named in this Proxy Statement may be unable to serve, if elected.

Name	Age	Position(s) Held in the Company	Director Since (1)	Term of Class to Expire

NOMINEES

Mitchell Feiger	48	Director and President and Chief Executive Officer of the Company	1992	2010
James N. Hallene	46	Vice Chairman	2000	2010
Richard M. Rieser, Jr.	63	Vice Chairman, Executive Vice President and Chief Marketing and Legal Strategist	2006	2010
Charles J. Gries	61	Director	2006	2010

DIRECTORS WHOSE TERMS EXPIRE IN 2008 AND 2009

Patrick Henry	67	Director	1981	2008
Richard J. Holmstrom	49	Director	1998	2008
Karen J. May	49	Director	2004	2008

David P. Bolger	50	Director	2004	2009
Robert S. Engelman, Jr.	65	Director	1993	2009
Thomas H. Harvey	46	Chairman of the Board	1995	2009
Ronald D. Santo	64	Director and Vice President of the Company; Chairman and Group President of the Bank	1990	2009
__________

(1)
Includes service with the Company’s predecessors prior to the November 6, 2001 merger of equals (the “MB-MidCity Merger”) between MB Financial, Inc., a Delaware corporation (“Old MB Financial”), and MidCity Financial Corporation, a Delaware corporation (“MidCity Financial”), which resulted in the Company in its present legal form.

The business experience for at least the past five years of each nominee and standing member of the Board of Directors is set forth below.

Nominees

Mitchell Feiger. Mr. Feiger is President and Chief Executive Officer of the Company, positions he held with Old MB Financial from February 1999 until completion of the MB-MidCity Merger. Mr. Feiger also serves as a director of the Bank and Union Bank, N.A., a wholly owned subsidiary of the Company. Mr. Feiger began his career with Touche Ross & Company in 1982, and then in 1984 joined Affiliated Banc Group, a bank holding company which was sold in 1987, where he worked in various capacities until eventually becoming Executive Vice President of Affiliated Banc Group. Mr. Feiger served as President and a director of Coal City Corporation, which was merged into Old MB Financial (known prior to that merger as Avondale Financial Corp.) in February 1999, from 1992 until the completion of that merger. He also served as Chief Executive Officer of Coal City Corporation from October 1998 until completion of its merger into Old MB Financial. Mr. Feiger currently serves as a director of Calamos Asset Management, Inc.

James N. Hallene. Mr. Hallene founded Capital Concepts, LLC, a Chicago-based private equity investment firm, in 1998 and currently serves as its principal. He is also a partner with CapX Partners, an equipment leasing fund and a licensee of the Small Business Administration’s Small Business Investment Company Program. Before Capital Concepts, he co-founded and later sold the data consolidation company, MaxMiles. For 15 years he was employed at American National Bank, a subsidiary of Bank One Corporation, where he oversaw credit, cash management and technology-business units during his tenure. Mr. Hallene sits on the boards of Olsen Engineering, Unilink Engineering Pvt. Ltd., and Resource Land Holdings.

Richard M. Rieser, Jr. Mr. Rieser is Vice Chairman, Executive Vice President and Chief Marketing and Legal Strategist of the Company. Prior to its acquisition by the Company on August 25, 2006, Mr. Rieser served as a director and President of First Oak Brook Bancshares, Inc. (“First Oak Brook”), parent of Oak Brook Bank, since its inception in 1983. In addition, Mr. Rieser was appointed as Chief Executive Officer and President of First Oak Brook in 2005. Mr. Rieser held various other positions with Oak Brook Bank and its predecessor institutions since 1974, including Chairman and Chief Executive Officer prior to the Company’s acquisition of First Oak Brook. Mr. Rieser began his banking career in 1971, when he joined Amalgamated Bank of Chicago. Prior to that, Mr. Rieser was a practicing attorney, first with VISTA as part of President Johnson’s War on Poverty and then with a Chicago-based law firm, where he specialized in corporate and banking law. Mr. Rieser served for many years on the Advisory Board of the Banking Research Center at Northwestern University’s Kellogg School of Management, served two terms from 1989-1997 as Village President of Northfield, Illinois, served as President of The Brown Club of Chicago and a director of the Associated Alumni of Brown University and currently is a member of the Presidents’ Advisory Council on Athletics at Brown University. Pursuant to the merger agreement between the Company and First Oak Brook, we agreed to appoint Mr. Rieser to the Company’s Board of Directors upon completion of the transaction. In addition, Mr. Rieser’s employment agreement with the Company provides for his continued service as a director and executive officer of the Company.

Charles J. Gries. Mr. Gries founded Charles J. Gries & Company, LLP, a public accounting firm, in 1983 and currently serves as the managing partner. From 1968 to 1983, Mr. Gries has served in various capacities in a regional and national CPA firm through the partner level. Prior to its acquisition by the Company on August 25, 2006, Mr. Gries served as a director of Oak Brook Bank since 1981, and as a director of First Oak Brook since 2002. Pursuant to the merger agreement between the Company and First Oak Brook, we agreed to appoint Mr. Gries to the Company’s Board of Directors upon completion of the transaction.

Standing Board Members

Patrick Henry. Mr. Henry has served as Chairman of the Board of Verado Energy, Inc., an independent oil and gas company, since 1987. In addition to serving as a director of MidCity Financial from 1981 until completion of the MB-MidCity Merger, Mr. Henry served as a director of The Mid-City National Bank of Chicago from 1976 until the MB-MidCity Merger.

Richard J. Holmstrom. Mr. Holmstrom has since 1994 been a partner in and is a co-founder of Menlo Equities LLC, a real estate investment and development company headquartered in Palo Alto, California. Prior to co-founding Menlo Equities, Mr. Holmstrom was a partner at The Shidler Group, a private real estate investment company with offices across the United States. Prior to The Shidler Group, Mr. Holmstrom began his real estate career at Lowe Enterprises of Los Angeles, California. Mr. Holmstrom is a member and past president of the Silicon Valley Chapter of the National Association of Industrial and Office Properties. He is a co-founder and director of New Resource Bank based in San Francisco, California. Mr. Holmstrom is a Trustee and member of the Executive Committee of the UC Berkeley Foundation, and a member of the Advisory Board of the UC Berkeley Haas School of Business. Other outside board experience includes serving as a director of the Stanford Alumni Association, director of the Consortium for International Development, and director of the International Development Exchange.

Karen J. May. Ms. May is Executive Vice President, Global Human Resources of Kraft Foods, Inc. She joined Kraft Foods in October 2005. Prior to that, Ms. May was Corporate Vice President, Human Resources, of Baxter International, Inc. and served in that capacity beginning in February 2001. Ms. May joined Baxter in 1990 as Director, Corporate Audit. Ms. May held various positions including Vice President/Controller of the U.S. Distribution Business and Vice President of International Finance. In 1998, Ms. May was named Vice President of Global Planning and Staffing. In 2000, Ms. May’s responsibilities expanded to include all global human resource functions including compensation, benefits, employee relations, development and employee services. Prior to joining Baxter, Ms. May worked at PriceWaterhouseCoopers in the Atlanta, Chicago and New York offices.

David P. Bolger. Mr. Bolger joined Aon Corporation (“Aon”) in early 2003 as an Executive Vice President of Finance and Administration and assumed the role of Chief Financial Officer in April 2003. Before joining Aon, Mr. Bolger worked for 21 years for Bank One Corporation and its predecessor companies, American National Bank and Trust Company and First Chicago Corporation. Mr. Bolger served in a number of senior management positions and, at various times, was responsible for large corporate, middle market and international banking, as well as treasury management services and merger integration. Mr. Bolger is a board member of Lincoln Park Zoo, Chicago History Museum and Merit School of Music, all of Chicago. Mr. Bolger also serves on the Alumni Advisory Board of Northwestern University’s J.L. Kellogg Graduate School of Management and on the Dean’s Advisory Council of Marquette University’s College of Business Administration.

Robert S. Engelman, Jr. Mr. Engelman served as Chairman of the Board of Old MB Financial prior to the MB-MidCity Merger. He joined Old MB Financial (then known as Avondale Financial Corp.) in January 1993 as President, Chief Executive Officer and a director and served as President and Chief Executive Officer until the completion of the merger of Coal City Corporation into Old MB Financial in February 1999. Prior to joining Old MB Financial, Mr. Engelman was the Chairman of the Board and Chief Executive Officer of University Financial Corporation and its wholly-owned subsidiary, First Federal of Elgin, FSA, Elgin, Illinois. Mr. Engelman is a board member of Golub & Company, an international real estate development and investment company.

Thomas H. Harvey. Mr. Harvey was appointed Chairman of the Board of Directors of the Company effective December 31, 2006, upon the retirement of Chairman E.M. Bakwin. Since January 2002, Mr. Harvey has served as the Environment Program Director of the William and Flora Hewlett Foundation. From January 1991 to January 2002, Mr. Harvey served as President of Energy Foundation.

Ronald D. Santo. Mr. Santo is Chairman and Group President of the Bank and Vice President of the Company. Prior to the MB-MidCity Merger, Mr. Santo served as Executive Vice President and Secretary of MidCity Financial since 1998 and 1981, respectively, and as President and a director of The Mid-City National Bank of Chicago, a subsidiary of MidCity Financial, since 1998 and 1988, respectively. In addition, prior to the MB-MidCity Merger, Mr. Santo served as Chief Executive Officer and a director of First National Bank of Elmhurst, a subsidiary of MidCity Financial, since 1986, and Vice Chairman of the Board of First National Bank of Elmhurst since 1993.

 Executive Officers

Set forth below is a description of the business experience for at least the past five years of each executive officer who is not also a director of the Company.

Burton J. Field. Mr. Field, age 71, is President, Lease Banking of the Bank and Vice President of the Company. Mr. Field also is a director of the Bank. Prior to becoming President, Lease Banking in December 2005, Mr. Field was President of the Bank. Mr. Field retired as a director of the Company effective December 31, 2005 pursuant to the Company’s mandatory director retirement policy. Prior to the MB-MidCity Merger, Mr. Field served as President and Chief Executive Officer of Manufacturers Bank since 1983 and as a director of Manufacturers Bank since 1977. Mr. Field has over 40 years of banking and finance experience, mainly in the areas of commercial lending and leasing. Mr. Field joined Manufacturers Bank in 1970.

Thomas D. Panos. Mr. Panos, age 51, is President and Chief Commercial Banking Officer and a director of the Bank. Mr. Panos became President of the Bank in December 2005. Prior to the MB-MidCity Merger, Mr. Panos served as Executive Vice President and Chief Commercial Banking Officer and a director of Manufacturers Bank since March 1996. Mr. Panos served as Senior Vice President and Manager of Corporate Banking (in Illinois) for First Bank System from 1994 to 1996, and he served Boulevard Bank in various lending and management capacities since 1982. Mr. Panos has over 25 years of banking experience.

Jill E. York. Ms. York, age 43, is Vice President and Chief Financial Officer of the Company and Executive Vice President, Chief Financial Officer and a director of the Bank and Union Bank N.A., a subsidiary of the Company. Prior to the MB-MidCity Merger, she served as Vice President and Chief Financial Officer of Old MB Financial since joining Old MB Financial in August 2000, and also served as Senior Vice President, Chief Financial Officer and a director of Manufacturers Bank. Ms. York previously served as a partner with the public accounting firm of McGladrey & Pullen, LLP. She was in public accounting for 15 years and is a member of the Illinois CPA Society.

Thomas P. FitzGibbon, Jr. Mr. FitzGibbon, age 62, is Executive Vice President, a director of the Bank and President of MB Financial Community Development Corporation, a subsidiary of the Bank. Prior to the MB-MidCity Merger, he served as Senior Vice President and Chief Retail Banking Officer of Manufacturers Bank, holding the position of Chief Retail Banking Officer since May 2000 and the title of Senior Vice President since the merger of Manufacturers Bank with Avondale Federal Savings Bank in February 1999 in connection with the Coal City Merger. He also serves as President of MB Financial Community Development Corporation, a subsidiary of the Bank. Prior to the merger of Manufacturers Bank with Avondale Federal Savings Bank, Mr. FitzGibbon served as Vice President of Avondale Federal Savings Bank from the time of joining Avondale in 1995. Mr. FitzGibbon served as Vice President of Comerica Bank-Illinois from 1990 to 1995 and Executive Vice President and Chief Lending Officer of Columbia First Bank, FSB, Arlington, Virginia, from 1985 to 1990. Mr. FitzGibbon has been a principal officer in the banking industry since 1970.

Larry J. Kallembach. Mr. Kallembach, age 50, is Senior Vice President and Chief Information Officer and a director of the Bank. Prior to the MB-Mid City merger, Mr. Kallembach served as Senior Vice President of MidCity Financial and Chief Executive Officer of MidCity Information Services since 1998. Prior to coming to MidCity Financial, he was Executive Vice President of Bank Illinois and served in various management positions with its predecessor organization, Champaign National Bank, since 1978.

Rosemarie Bouman. Ms. Bouman, age 50, is Executive Vice President, Administration and a director of the Bank. Ms. Bouman served in a variety of capacities for First Oak Brook and its subsidiary bank, Oak Brook Bank, from 1983 until our acquisition of First Oak Brook and Oak Brook Bank on August 25, 2006. Her most recent positions were as Executive Vice President, Chief Operating Officer and Chief Financial Officer of First Oak Brook and as Senior Executive Vice President of Oak Brook Bank. Ms. Bouman previously served as an auditor with Arthur Anderson & Co. from 1979 to 1983. She is a member of the Illinois CPA society.

Susan Peterson. Ms. Peterson, age 57, is Chief Retail Banking Officer and a director of the Bank.  Prior to our acquisition of First Oak Brook and Oak Brook Bank, Ms. Peterson served as Executive Vice President and Chief Retail Banking Officer of Oak Brook Bank since 2001, and prior to that served as Vice President and Head of Retail Banking of Oak Brook Bank since joining Oak Brook Bank in 1999.  Ms. Peterson previously served as Senior Vice President for First Midwest in 1998 to 1999 and Executive Vice President and Head of Retail Banking for Heritage Financial Services from 1987 to 1998.  She started her banking career with Oak Brook Bank in 1984.

Brian Wildman. Mr. Wildman, age 44, is Senior Vice President, Head of Wealth Management and a director of the Bank. Prior to joining the Company in 2003, he was First Vice President of Bank One and served in various management positions with its predecessor organization, American National Bank and Trust Company of Chicago, since 1988.

Director Independence

Our Board of Directors has determined that Directors Bolger, Engelman, Gries, Hallene, Harvey, Henry, Holmstrom and May are “independent directors,” as that term is defined in Rule 4200 of the Marketplace Rules of the National Association of Securities Dealers, Inc. (the “NASD”). Former Directors Bakwin, L. Gilford, R. Gilford, Husman and Skopec, each of whom retired from the Board effective December 31, 2006 pursuant to our mandatory director retirement policy, were also determined by the Board to be independent directors during 2006.

In making its determination that Directors Bolger, Engelman, Henry and May are independent, the Board considered the transactions disclosed under “Certain Transactions” with respect to these directors or their family members or affiliated companies. In making its determination that former Directors Bakwin and Skopec were independent during 2006, the Board considered our agreements and arrangements with these former directors disclosed under “Director Compensation-Agreements and Arrangements with Former Directors Bakwin and Skopec.”

Meetings and Committees of the Board of Directors

The Company’s Board of Directors has standing Executive, Compliance and Audit, and Organization and Compensation Committees, which meet and act in conjunction with the comparable committees of the Bank’s Board of Directors. The Company’s Board of Directors also has a Nominating and Corporate Governance Committee. During the year ended December 31, 2006, the Company’s Board of Directors met nine times. During 2006, no nominee or standing director of the Company attended fewer than 75% of the total number of meetings of the Board of Directors and committees of which he or she was a member held during the period in which he or she served.

The table below shows current membership for each of the standing Board committees:

Executive Committee	Compliance and Audit Committee	Organization and Compensation Committee	Nominating and Corporate Governance Committee

Thomas H. Harvey *	Patrick Henry *	Karen J. May *	James N. Hallene *
Robert S. Engelman, Jr.	David P. Bolger	James N. Hallene	Thomas H. Harvey
Mitchell Feiger	Richard J. Holmstrom	Richard J. Holmstrom	David P. Bolger
James N. Hallene	Charles J. Gries		Robert S. Engelman, Jr.
Patrick Henry
Richard J. Holmstrom

* Committee Chair

Executive Committee

The Company’s Executive Committee generally exercises the powers of the full Board of Directors between Board meetings. During 2006, the Executive Committee met three times.

Compliance and Audit Committee

The Compliance and Audit Committee is appointed by the Company’s Board of Directors to provide assistance to the Board in fulfilling its oversight responsibility relating to:

•	the integrity of our consolidated financial statements and the financial reporting processes,
•	the systems of internal accounting and financial controls,
•	compliance with legal and regulatory requirements and our policies,
•	the independent auditor’s qualifications and independence,
•	the performance of our internal audit function and independent auditors, and
•	any other areas of potential financial and compliance risks to us as may be specified by the Board.

The Compliance and Audit Committee also is responsible for:

•	hiring, retaining and terminating our independent auditors and
•	monitoring our compliance program, loan review process, senior officer expense reimbursement policies

The Compliance and Audit Committee operates under a formal written charter, a copy of which may be viewed on our website, www.mbfinancial.com, by clicking “Investor Relations” and then clicking “Corporate Governance.” The current members of the Compliance and Audit Committee are “independent” as independence for audit committee members is defined in the NASD Marketplace Rules. Our Board of Directors has determined that Director Bolger is an “audit committee financial expert,” as defined in the rules of the Securities and Exchange Commission. The Audit Committee held twelve meetings during fiscal 2006.

Organization and Compensation Committee

The Organization and Compensation Committee is responsible for the design and administration of our overall compensation program. The Organization and Compensation Committee also is responsible for:

•	reviewing from time to time our compensation plans and, if the Committee believes it to be appropriate, recommending that the Board amend these plans or adopt new plans;

•
annually reviewing and approving corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating the Chief Executive Officer’s performance in light of these goals and objectives and recommending to the Board the Chief Executive Officer’s compensation level based on this evaluation;

•
overseeing the evaluation of our management, and recommending to the Board the compensation for our executive officers and other key members of management. This includes evaluating performance following the end of incentive periods and recommending to the Board specific awards for executive officers;

•	recommending to the Board the appropriate level of compensation and the appropriate mix of cash and equity compensation for directors;

•	administering our Omnibus Incentive Plan and any other plans which the Board has determined should be administered by the Committee;

•	recommending to the Board the amount in total, as well as the terms, of all stock options and other awards under our Omnibus Incentive Plan to all employees and specific grants to executive officers;

•	recommending to the Board the aggregate amount of the our annual employer contributions under the 401(k) profit sharing plan; and

•	developing and periodically reviewing a succession plan for our senior executive officers.

The Organization and Compensation Committee operates under a formal written charter, a copy of which is available on our website, at www.mbfinancial.com, by clicking “Investor Relations” and then clicking “Corporate Governance.” The members of the Organization and Compensation Committee are “independent directors,” as that term is defined in the NASD Marketplace Rules. During 2006, the Organization and Compensation Committee met five times.

The charter of the Organization and Compensation Committee does not specifically provide for delegation of any of the authorities or responsibilities of the committee. The charter does authorize the Organization and Compensation Committee to retain or terminate a compensation consultant to assist the committee in carrying out its responsibilities. Pursuant to this authority, the Organization and Compensation Committee has, on a biannual basis, retained Mercer Human Resource Consulting to conduct a review of compensation paid to our executive officers. The mandate of the consultant was to work for the Organization and Compensation Committee in its review of executive compensation practices, including competitiveness of pay levels, design issues, market trends and technical considerations. In its most recent review, conducted in the first quarter of 2007, Mercer developed a peer group, accepted by the Organization and Compensation Committee, for the purpose of executive pay and performance benchmarking; reviewed our historical pay-for-performance relationship; benchmarked our target and actual compensation levels relative to competitive market data; reviewed executive perquisites and benefits relative to competitive market data; reviewed existing employment and change in control severance agreements relative to market; and compiled trends focusing primarily on long-term incentive design at peer companies. Additional information regarding Mercer’s review, including the companies comprising the most recently compiled peer group, is provided under “Executive Compensation—Compensation Discussion and Analysis.” Pursuant to our Omnibus Incentive Plan, the Organization and Compensation Committee has delegated authority to designated members of our senior management group to grant equity awards to individuals below the executive officer level who are being recruited from and have significant retention packages in place with other employers. See “Executive Compensation - Compensation Discussion and Analysis - Long-Term Incentive.”

The Organization and Compensation Committee meets at least two times per year, and more often as needed. A meeting is held in the first quarter to determine the extent to which annual incentive bonuses have been earned for the prior year, to review executive base salaries and incentive goals and to consider the amount of the annual 401(k) employer match. A meeting is also held in the third quarter to consider the appropriate amount of annual long-term equity incentive grants for recommendation to the Board of Directors for its approval. At least once per year, the Organization and Compensation Committee reviews a tally sheet for each member of our senior management team, which provide a breakdown of each component of compensation being paid to the executive (i.e., base salary, annual bonus incentive, long-term equity incentives, retirement benefits, perquisites, etc.).

In setting the compensation of executive officers other than the Chief Executive Officer, the Organization and Compensation Committee considers the recommendations of the Chief Executive Officer. See “Executive Compensation—Compensation Discussion and Analysis.”

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for identifying and recommending to the Company’s Board of Directors nominees for election to the Board. The Nominating and Corporate Governance Committee is also responsible for:

•	recommending to the Board the appropriate size of the Board and assist in identifying, interviewing and recruiting candidates for the Board;

•
recommending candidates (including incumbents) for election and appointment to the Board of Directors, subject to the provisions set forth in our charter and bylaws relating to the nomination or appointment of directors, based on the following criteria: business experience, education, integrity and reputation, independence, conflicts of interest, diversity, age, number of other directorships and commitments (including charitable obligations), tenure on the Board, attendance at Board and committee meetings, stock ownership, specialized knowledge (such as an understanding of banking, accounting, marketing, finance, regulation and public policy) and a commitment to our communities and shared values, as well as overall experience in the context of the needs of the Board as a whole;

•
reviewing nominations submitted by stockholders, which have been addressed to the Corporate Secretary, and which comply with the requirements of our charter and bylaws. Nominations from stockholders will be considered and evaluated using the same criteria as all other nominations;

•	annually recommending to the Board committee assignments and committee chairs on all committees of the Board, and recommending committee members to fill vacancies on committees as necessary;

•	considering and making recommendations to the Board regarding matters related to our director retirement policy;

•	periodically evaluating emerging best practices with respect to corporate governance matters and making recommendations for Board approval;

•	conducting, at least annually, a performance assessment of the Board and report its findings to the Board, and at least annually conducting a self-evaluation of the Committee;

•
reviewing, at least annually, our Code of Ethics and Conduct and, if appropriate, recommending modifications to the code for Board approval and considering any requested waivers of code provisions for directors and executive officers;

•
establishing procedures for the regular ongoing reporting by board members of any developments that may affect his or her qualifications or independence as a director and making recommendations as deemed appropriate;

•	reviewing and approving related party transactions pursuant to the policy for such transactions set forth in our Code of Ethics and Conduct (described under “Certain Transactions”);

•
recommending to the Board a set of corporate governance principles, and review those principles at least annually. A copy of our Corporate Governance Principles adopted by the Board is available on the Company’s website, at , by clicking “Investor Relations” and then clicking “Corporate Governance.” and

•	performing any other duties or responsibilities expressly delegated to the Committee by the Board.

Pursuant to Article I, Section 6 of our bylaws, nominations for election as directors by stockholders must be made in writing and delivered to the Secretary of the Company not less than 90 days or more than 120 days prior to the date of the stockholders’ meeting. If, however, less than 100 days’ notice or public announcement of the date of the meeting is given or made to stockholders, nominations must be received by us no later than the close of business on the tenth day after the day on which notice of the date of the meeting is mailed or the day on which public announcement of the date of the meeting is first made, whichever occurs first. In addition to meeting the applicable deadline, nominations must be accompanied by certain information specified in out bylaws.

The Nominating and Corporate Governance Committee operates under a formal written charter, a copy of which is available on the Company’s website, at www.mbfinancial.com, by clicking “Investor Relations” and then clicking “Corporate Governance.” The members of the Nominating and Corporate Governance Committee are “independent directors,” as that term is defined in the NASD Marketplace Rules. During 2006, the Nominating and Corporate Governance Committee met two times.

Stockholder Communications with Directors

It is our policy that stockholders have the opportunity to communicate directly with members of the Company’s Board of Directors on appropriate matters. The Board will respond, or cause us to respond, in writing to communications from stockholders concerning appropriate matters addressed to one or more members of the Board. Stockholders may communicate with our Board of Directors by writing to: MB Financial, Inc., Attn: (Name of Director), c/o Corporate Secretary, 6111 North River Road, Rosemont, Illinois 60018.

Board Member Attendance at Annual Stockholder Meetings

Although we do not have a formal policy regarding director attendance at annual stockholder meetings, directors are requested to attend these meetings absent extenuating circumstances. All but one of our directors serving on the Company’s Board at the time (14 of 15 directors) attended last year’s annual meeting of stockholders.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

In this section, we provide an overview and analysis of our compensation programs, the material compensation policy decisions we have made under those programs, and the material factors that we considered in making those decisions. Following this section, you will find a series of tables containing specific information about the compensation earned or paid for 2006 to the following individuals, whom we refer to as our “named executive officers”:

•	Mitchell Feiger, President and Chief Executive Officer of the Company;

•	Jill E. York, Vice President and Chief Financial Officer of the Company and Executive Vice President and Chief Financial Officer of the Bank;

•	Thomas D. Panos, President and Chief Commercial Banking Officer of the Bank;

•	Ronald D. Santo, Vice President of the Company and Chairman and Group President of the Bank; and

•	Richard M. Rieser, Jr., Vice Chairman, Executive Vice President and Chief Marketing and Legal Strategist of the Company.

The discussion below is intended to help you understand the detailed information provided in those tables and put that information into context within our overall compensation program.

Compensation Philosophy and Objectives

The Organization and Compensation Committee (referred to within this section as the “Committee”) of the Company’s Board of Directors has responsibility for establishing, implementing and continually monitoring adherence with our compensation philosophy. The Committee seeks to ensure that the total compensation paid to management is fair, reasonable and competitive.

Our compensation program is designed to attract and retain high caliber people and to motivate and reward key employees for outstanding performance. Our compensation philosophy focuses upon total compensation and includes the following four components:

1.	Individual growth- High performing people want to learn and grow to maximize their potential. We seek to gain a competitive advantage by investing in the development of these people.

2.
Employee stakeholders- We will provide employees with a stake in the organization so that when we prosper, our people do as well. Generally, as noted below, we structure base pay at the 50th percentile (median) relative to a peer group of companies, and with short and long-term variable incentives, seek to pay total compensation above that level for outstanding company and individual performance. We will help our employees understand how they contribute to profitability by utilizing compensation to connect them to key measures of business success.

3.
Total compensation- Compensation includes the following components: Base salary to reflect market value and an individual’s ongoing value; a variable cash bonus plan for officer level employees to reward business results for time periods of one year or less; long-term variable pay for officer level employees in key roles who must build sustained long-term value, and competitive benefits for a health and security foundation.

4.
Engaged workplace- We believe that our employees differentiate us in the marketplace. Our leadership team creates an atmosphere of trust and commitment by living our corporate values. We engage our employees by providing challenging and meaningful work.

Executive compensation incorporates base salary and target cash bonus to reach total cash compensation. Base salary is reviewed annually by management and merit increases are approved by the Committee and processed based on performance at the end of the first quarter retroactive to the first payroll period of the year. Market adjustments, if warranted, are also processed during this time period. These adjustments help insure that we remain competitive with the external market and retain our best performing employees. Additional bonus for outstanding performance in excess of the targeted bonus level generally is paid in the form of restricted stock. A long-term incentive component, currently utilizing stock options, premium-priced options and restricted stock, is also included, which, when added to total cash compensation, equals total direct compensation.

Bi-annually, we have utilized an external, independent consultant retained by the Committee (Mercer Human Resource Consulting) to conduct a review of our total direct compensation paid to members of our senior management team. This includes a survey of the total direct compensation of our peers, including banks of similar size in Chicago, the Midwest and nationally. We have targeted our total direct compensation at approximately the median level of our peers, but seek to pay above this level for outstanding performance. The most recent such survey, performed by Mercer in the first quarter of 2007, included the following financial institution holding companies, with a median asset size of approximately $8.9 billion based on the then-most recently available data:

Amcore Financial, Inc.  Bankatlantic Bancorp
BankUnited Financial Corp.  Chittendon Corp.
Commerce Bankshares, Inc.  Corus Bankshares, Inc.
CVB Financial Corp.   Cullen/Frost Bankers, Inc.
First Midwest Bancorp, Inc.  Flagstar Bancorp, Inc.
MAF Bancorp, Inc.   Prosperity Bancshares, Inc.
Provident Bankshares, Inc.  TCF Financial Corp.
Umpqua Holdings Corp.  United Bankshares, Inc.
Valley National Bancorp  Westamerica Bancorporation
Wilmington Trust Corp.  Wintrust Finanical Corp.

Additional information regarding Mercer’s review is provided under “Meetings and Committees of the Board of Directors—Organization and Compensation Committee.”

Base Salary

    Our executive base salary levels reflect a combination of factors, including: competitive pay levels relative to the peer groups discussed above; the level of authority delegated to a particular officer; the complexity of the job being evaluated; the position’s impact on the achievement of both short-term and long-term corporate goals and objectives; the expertise, experience and skill level of the individual under consideration; the degree to which the officer has achieved his/her management objectives for the previous year; his/her ability to attract highly skilled individuals to the Company and the officer’s overall performance in managing his/her area of responsibility. We do not target base salary at any particular percent of total direct compensation.  Although no quantifiable formula or weighting of the above-mentioned factors are utilized in the decision-making process, we generally seek to structure base salary at the median level of our peers. In addition, each of Messrs. Feiger and Rieser has an employment agreement with the Company, and Mr. Santo has an employment agreement with the Bank, that provides for a minimum annual base salary. See “Employment Agreements with Named Executive Officers.”

Short-Term Variable Incentive

    The short-term variable incentive (bonus) for named executive officers is targeted at specified percentage of base salary and is paid in cash up to the targeted level. Bonuses are paid in the latter part of the first quarter following the Committee’s assessment of the prior calendar year’s performance. Bonuses earned in excess of the targeted level generally are paid in two-year restricted stock granted under the Omnibus Incentive Plan, with shares valued on the date the bonus is granted. This plan component was established to further improve the retention of high performing employees by effectively providing a bonus trailer. For 2006, the targeted percentage of base salary was 50% for each named executive officer other than Mr. Rieser, who joined the Company upon completion of our acquisition of First Oak Brook on August 25, 2006. In accordance with the merger agreement between the Company and First Oak Brook, Mr. Rieser, along with the other employees of First Oak Brook who continued their employment with the Company, instead was awarded a prorated 2006 bonus by the Company based on the First Oak Brook bonus program. For 2007, the targeted percentages of base salaries have been established as follows for the named executive officers: Mr. Feiger - 65%; Ms. York - 50%; Mr. Panos - 65%; Mr. Santo - 50%; and Mr. Rieser - 45%.

The amount of the actual bonus payment depends upon the extent to which performance goals are determined to have been met, and the executive’s deemed individual contribution to the achievement of those goals. For executive officers in staff (i.e., non-revenue producing) functions (which includes Mr. Feiger and Ms. York), the performance component is comprised of Company-wide performance goals set forth in the Company’s business plan, with net income and earnings per share figuring most prominently, along with the successful implementation of tactics intended to further longer-term strategic goals. For executive officers in line business units (which includes Messrs. Panos and Santo), the performance component is comprised of a combination of Company-wide performance goals and business unit goals, including, among others, loan growth, new banking relationships, deposit balance growth and fee income. Mr. Rieser’s employment agreement provides that for each of 2007 and 2008, he is entitled to earn a cash incentive bonus of $300,000 if specified performance targets relating to post-merger transition and integration matters are met. In January, following the calendar year, management recommends a percentage of achievement for both Company-wide and business unit goals. These percentages range from 0% to 150% of target and must be approved by the Committee in February. For executives in line business units, before application of the individual contribution factor, 40% of the 2006 bonus was based on business unit performance and 60% was based on Company-wide performance, and for executives in staff functions, before application of the individual contribution factor 100% of the 2006 bonus was based on Company-wide performance. The individual contribution factor is also approved by the Committee, and ranges from 0% to 150% of target. For example, if an officer’s target bonus award amount were $150,000, and 90% of the performance goals were met and an 80% individual contribution factor were applied, he or she would earn a bonus of $108,000 ($150,000 x 90% x 80%). All bonus payments to executive officers are subject to the approval of the Board of Directors.

In general, if performance is below 50%, bonuses are not paid to executive officers; however, the Committee may, in its discretion, award a bonus to any executive officer if warranted by outstanding individual performance. Many factors determine year to year performance. These include competitive market factors and decisions that may sometimes negatively impact net income in the short run but significantly strengthen our performance in the long run. These also include factors beyond our control, such as the level of interest rates and economic conditions in our market areas. Recognition and reward cannot be an “all or nothing” proposition, however. The lower end of the range (50%) reflects the fact that we will not always achieve all of our performance goals. The higher end of the range (150%) was established assuming that in some years, performance, and the contributions of individual officers to that performance, may be extraordinary and exceed the established goals.

The threshold, target and maximum amounts that could have been payable to the named executive officers other than Mr. Rieser for 2006 are set forth in the Grants of Plan-Based Awards table under “Estimated Possible Payouts under Non-Equity Incentive Plan Awards.” The threshold amount, which generally is the lowest amount potentially payable, assumes performance at the 50% level with a 50% individual contribution factor, the target amount assumes performance at the 100% level with a 100% individual contribution factor and the maximum amount assumes performance at the 150% level with a 150% individual contribution factor. The actual amounts awarded to those named executive officers, based on corporate and individual achievement, are set forth in the Summary Compensation table under the “Non-Equity Incentive Plan Compensation” column.

Long-Term Incentive

Long-term incentives, currently consisting of stock options, premium-priced stock options and restricted stock, are designed to retain key employees and reward them for sustained appreciation in the market value of our Common Stock, thereby directly aligning their interests with the long-term interest of stockholders. Awards are granted under our Omnibus Incentive Plan. Grants generally are made annually in the third quarter, based on recommendations of the Committee, on the date of approval by the Board of Directors. This general time period was selected to bifurcate compensation awards allowing for more frequent compensatory recognition of performance. In addition, grants may be used at any time during the year to facilitate negotiations with individuals who are being recruited and have significant retention packages in place with other employers. Any such recruitment grants made to individuals below the executive officer level may be made on the approximate date of hire by designated members of our senior management group, provided that the Committee is subsequently informed of the details of such grants at its next meeting. A recruitment grant to an individual at the executive officer level would need to be approved by the Committee, and the grant date of such award would be the date of Committee approval. We do not coordinate the timing of equity award grants with the release of material non-public information.

The value of long-term incentives for the named executive officers are targeted between 30% and 110% of base salary. We evolved to our current mix of long-term incentives, comprised of 45% stock options granted at market value, 25% stock options granted at a premium to market value and 30% restricted stock, based on two analyses prepared by management. The first analysis was presented to the Committee in 2004, which resulted in the Committee adjusting the mix of the long-term incentives at that time from 100% options to 70% options and 30% restricted stock. Although we believed (and continue to believe) that options are a critical means of providing an employee incentive for the appreciation of our stock price over the long-term, we shifted to 30% restricted stock because it can be a more effective retention tool, particularly during time periods of slower stock growth. Retention of key employees is a critical success factor as these individuals differentiate us in the market. The second analysis was presented to the Committee in the second quarter of 2006, which resulted in the Committee adjusting the 70% option mix to include 25% premium price options and 45% market price options. Premium-priced options are granted at an exercise price above the closing market price of our stock on the date of grant and are intended to reward our executives for stock price appreciation significantly in excess of market value at the time of grant. We believe that the current mix provides an appropriate performance hurdle that rewards executives for solid shareholder returns and enhances compensation if those returns are exceptional.

Stock options granted to executives generally have a ten-year term and a four-year cliff vest. The cliff vesting period was selected because it forces executives to hold the option for a minimum of four years and promotes retention of high performers. Each option grant is evidenced by an option agreement that specifies the exercise price, the duration of the option (generally ten years), the number of shares to which the option pertains, the percentage of the option that becomes exercisable on specified dates in the future and such other provisions as the Committee shall determine. Options are valued using Black-Scholes methodology. For 2006, factors utilized for options granted at market price included an expected life of six years, volatility of 16.62%, a dividend yield of 1.61% and a risk free rate of return of 5.09%, resulting in a per share valuation of $8.14. Premium-priced options have a lower Black-Scholes per share value, resulting in a larger number of shares granted; however, overall value awarded remains the same. For the premium-priced option grants made in the third quarter of 2006, the exercise price was established at $40.00, an 11.8% premium over the $35.77 closing market price on the grant date. Assuming an 8% annual return to the market price of our stock on the grant date over the ten-year term of the option, premium-priced options had a larger intrinsic value than standard options after six years, the expected life of the option. For 2006, factors for premium-priced options included an expected life of six years, volatility of 16.62%, a dividend yield of 1.61% and a risk free rate of return of 5.09%, resulting in a per share valuation of $6.20.

The shares of restricted stock granted in the third quarter of 2006 were based on the $35.77 closing market price on the grant date. Each restricted stock grant is evidenced by a restricted stock agreement that specifies the vesting period, the number of shares of restricted stock granted, and such other provisions as the Committee shall determine. Restricted stock granted for the long-term incentive component has a cliff vesting period of three years and is intended to enhance the retention of key employees through a longer time horizon than shares which vest incrementally. In addition, the utilization of restricted stock instead of options reduces the annual number of shares granted to employees as a percentage of overall shares outstanding.

Pursuant to his employment agreement with the Company, on August 25, 2006 Mr. Rieser received, and on each of first four anniversaries of that date Mr. Rieser will receive, a restricted stock grant under our Omnibus Incentive Plan for a number of shares having a market value on the grant date of $200,000 (5,551 shares for his grant on August 25, 2006). Each restricted stock grant will vest as of the later of the August 25, 2011 and the third anniversary of the grant date (or such shorter period as may be permitted under the Omnibus Incentive Plan at the time of grant), subject to full vesting in the event of Mr. Rieser’s death, disability or retirement. If the Omnibus Plan is amended to permit the granting of restricted stock units, then Mr. Rieser will receive grants of restricted stock units instead of restricted stock, payable following termination of Mr. Rieser’s employment in compliance with Section 409A of the Internal Revenue Code. If the proposed Amended and Restated Omnibus Incentive Plan is approved by stockholders at the Meeting, the plan will authorize the granting of restricted stock units. See “-Employment Agreements with Named Executive Officers-Employment Agreement with Richard M. Rieser, Jr.” and “Proposal II. Approval of the Company’s Amended and Restated Omnibus Incentive Plan.”

Retirement and Other Benefits

Each named executive officer participates in our 401(k) plan, a tax-qualified plan in which all employees of the Company and its subsidiaries who work at least 20 hours per week are eligible to participate following three months of service. Participants are able to contribute up to the lesser of 25% of their eligible earnings or the limit prescribed by the Internal Revenue Service on a before tax basis. We may make annual matching contributions to the plan in such amount as is determined by our Board of Directors and may also make profit sharing contributions. All employee contributions and employer matching contributions are fully-vested upon contribution. Profit sharing contributions and related earnings generally begin to vest after the participant has worked for us for two years and become fully vested after the participant has worked for us for six years.

The named executive officers, and certain other executives, are entitled to defer compensation under one of our two deferred compensation plans: the Stock Deferred Compensation Plan and the Non-Stock Deferred Compensation Plan. For deferrals under the stock plan, the executive’s account balance is credited or debited based on the performance of the assets of the stock plan trust, which are invested solely in Company Common Stock purchased by the plan trustee on the open market, except for such amounts of cash as the trustee deems necessary for the proper operation of the plan trust. For deferrals under the non-stock plan, the executive’s account balance is credited or debited based on the performance of one or more measurement funds selected by the executive, which in turn are based on certain mutual funds selected from time to time by our trustee to act as investment measurement devices. We make contributions to the plan in excess of 401(k) plan and profit sharing plan tax limits. For additional information regarding these plans, see “Nonqualified Deferred Compensation.”

The named executive officers participate in other employee benefit plans generally available to all employees, including group medical, dental, life and disability plans, in addition to any benefits to which they may be entitled by contract. See “Employment Agreements with Named Executive Officers.”

Perquisites and Other Personal Benefits

We provide the named executive officers with perquisites and other personal benefits that we and the Committee believe are reasonable relative to our peer group and consistent with our overall compensation program to better enable us to attract and retain superior employees for key positions. The Committee periodically reviews the levels of perquisites and other personal benefits provided to the named executive officers. The incremental costs to us of providing these perquisites and other personal benefits for 2006 to the named executive officers for the fiscal year ended December 31, 2006, are included in the Summary Compensation Table under the “All Other Compensation” column.

Payments Upon Termination or Change in Control

Each of Messrs. Feiger and Santo is a party to an employment agreement that provides for certain payments and benefits if their employment is terminated under various scenarios, including, but not limited to, in connection with or after a change in control of the Company. See “Employment Agreements with Named Executive Officers-Employment Agreement with Mitchell Feiger” and “-Employment Agreement with Ronald D. Santo.” Each of Ms. York and Mr. Panos is a party to a change in control severance agreement that provides for certain payments and benefits if their employment is involuntarily terminated in connection with or within 24 months after a change in control of the Company. See “Change in Control Severance Agreements with Named Executive Officers.” Each of these employment and change in control severance agreements thus requires a “double trigger” in order for any payments or benefits to be provided to the named executive officer in connection with or following a change in control - in other words, both a change in control and an involuntary termination of employment (which includes a voluntary termination by the executive following a material reduction in his or her duties, responsibilities or benefits) must occur. The purpose of providing these change in control payments and benefits is to attract and retain executives of the highest caliber and mitigate the risk to these executives that their employment will be involuntarily terminated in the event the Company is acquired. At the same time, the mere sale of the Company will not automatically trigger a payout, as our intention is to induce the executive to remain employed following a change in control so long as the acquiring company so desires without a material reduction in the executive’s duties, responsibilities or benefits. Mr. Rieser has an employment agreement with the Company that provides for certain payments and benefits if his employment is terminated under various scenarios, but does not provide for additional payments or benefits if termination occurs in connection with or after a change in control. See “Employment Agreements with Named Executive Officers-Employment Agreement with Richard M. Rieser, Jr.” Mr. Rieser does, however, have a tax gross up agreement with the Company, as described below.

Each of the named executive officers is a party to a tax gross up agreement that provides generally that, if he or she receives payments or benefits in connection with a change in control of the Company, then to the extent such payments or benefits constitute “excess parachute payments” under Section 280G of the Internal Revenue Code, he or she generally will be paid an additional amount (referred to as a “gross up payment”) that will offset, on an after tax basis, the effect of any excise tax consequently imposed on him or her under Section 4999 of the Internal

Revenue Code. See “Tax Gross Up Agreements.” The effects of Section 4999 generally are unpredictable and can have widely divergent and unexpected effects based on an executive’s personal compensation history. Therefore, to provide an equal level of benefit across individuals without regard to the effects of the excise tax, we determined that Section 4999 gross up payments are appropriate for our most senior executives.

Other Tax Considerations and Accounting Considerations

Section 162(m) of the Internal Revenue Code generally eliminates the deductibility of compensation over $1 million paid to certain highly compensated executive officers of publicly held corporations, excluding certain qualified performance-based compensation.  The Committee has reviewed and will continue to review on an ongoing basis our executive compensation programs, and propose appropriate modifications to these programs, if the Committee deems them necessary, with a view toward implementing our compensation programs in a manner that avoids or minimizes any disallowance of tax deductions under Section 162(m). The Committee will balance these considerations against the need to be able to compensate executives in a manner commensurate with performance and the competitive environment for executive talent. While stock options and stock appreciation rights as a general matter automatically constitute qualified performance-based compensation (provided that certain plan content and grant procedure requirements are met), cash and other stock-based awards (including but not limited to restricted stock) must be subject to stockholder-approved performance criteria in order to so qualify. In this regard, the proposed Amended and Restated Omnibus Incentive Plan being submitted to stockholders for their approval at the Meeting would, among other things, authorize the awarding of cash and stock-based performance awards that constitute qualified performance-based compensation exempt from the $1 million deductibility limit of Section 162(m). See “Proposal II. Approval of the Amended and Restated Omnibus Incentive Plan.” In addition, the employment agreements with Messrs. Feiger and Rieser provide for mandatory deferral of any annual cash incentive bonus awarded under the agreement if necessary to ensure the tax deductibility of the bonus by the Company.  See “Employment Agreements with Named Executive Officers-Employment Agreement with Mitchell Feiger” and “-Employment Agreement with Richard M. Rieser, Jr.”

With our adoption, effective January 1, 2006, of Statement of Financial Accounting Standards No. 123R, “Share-Based Payment” (“FAS 123R”), which requires the recognition of compensation expense for stock options, we do not expect the accounting treatment of differing forms of equity awards to vary significantly. Accordingly, accounting treatment is not expected to have a material effect on the selection of forms of equity compensation in the foreseeable future.

Role of Executive Officers in Determining Compensation

Our Chief Executive Officer, Mr. Feiger, with input from our human resources head, recommends to the Committee base salary, target bonus levels, actual bonus payments and long-term incentive grants for our senior management group (other than himself). Mr. Feiger makes these recommendations to the Committee based on the data and analysis provided by our independent compensation consultant and qualitative judgments regarding individual performance. Mr. Feiger is not involved with any aspect of determining his own compensation.

Summary Compensation Table

The following table sets forth information concerning the compensation paid to or earned by the named executive officers for 2006:

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Option Awards $ (3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(7)	All Other Compensation ($)	Total Compensation ($)

Mitchell Feiger	2006	$551,250	$ -	$180,106	$431,580	$227,253	$ -	$129,916 (8)	$1,520,105
President and Chief Executive
Officer of the Company

Jill E. York	2006	$272,160	$ -	$54,669	$99,824	$138,802	$ -	$56,662 (9)	$622,117
Vice President and Chief
Financial Officer of the Company
and Executive Vice President and Chief Financial Officer of the Bank

Thomas D. Panos	2006	$330,000	$ -	$64,189	$116,371	$129,641	$ -	$59,538 (10)	$699,739
President and Chief Commercial
Banking Officer of the Bank

Ronald D. Santo	2006	$307,125(5)	$ -	$67,176	$119,788	$120,654	$ -	$84,599 (11)	$699,342
Vice President of the Company
and Chairman and Group President of the Bank

Richard M. Rieser, Jr.	2006	$227,945(6)	$364,042(6)	$42,105	$ -	$ -	$38,808	$66,915 (12)	$739,815
Vice Chairman, Executive Vice President and Chief Marketing and Legal Strategist of the Company

(1)	Bonus amounts for 2006 for the named executive officers other than Mr. Rieser are reported under the “Non-Equity Incentive Plan Compensation” column.
(2)
Reflects the dollar amounts recognized for financial statement reporting purposes for the year ended December 31, 2006, in accordance with FAS 123R, of restricted stock awarded under our Omnibus Incentive Plan and thus may include amounts from awards granted in and prior to 2006. The assumptions used in the calculation of these amounts are included in Note 19 of the Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K/A filed with the Securities and Exchange Commission on March 2, 2007.

(3)
Reflects the dollar amounts recognized for financial statement reporting purposes for the year ended December 31, 2006, in accordance with FAS 123R, of stock options awarded under our Omnibus Incentive Plan (disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions) and thus may include amounts from awards granted in and prior to 2006. The assumptions used in the calculation of these amounts are included in Note 19 of the Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K/A filed with the Securities and Exchange Commission on March 2, 2007.

(4)	Represents cash incentive bonus award earned for 2006.
(5)
Excludes $7,875 in salary forgone by Mr. Santo, reflecting reduced pay while working from his second home. See “Employment Agreements with Named Executive Officers - Employment Agreement with Ronald D. Santo.”

(6) Represents the salary and prorated bonus paid by the Company to Mr. Rieser for the portion of the year he was employed by the Company. Mr. Rieser joined the Company on August 25, 2006, upon completion of our acquisition of First Oak Brook. In accordance with the merger agreement between the Company and First Oak Brook, Mr. Rieser’s prorated 2006 bonus awarded by the Company was based on the First Oak Brook bonus program. See “Compensation Discussion and Analysis--Short-Term Variable Incentive.”
(7)
Represents the change, from August 25, 2006 to December 31, 2006, in the actuarial present value of Mr. Rieser’s accumulated benefit under his Supplemental Pension Benefit Agreement. The assumptions used for this calculation were the same as those used for the calculation of the present value of accumulated benefit in the table under “Pension Benefits”.

(8)
Includes non-qualified supplemental retirement contributions under our non-stock deferred compensation plan of $42,200, supplemental disability insurance premiums paid on Mr. Feiger’s behalf of $4,153 and 401(k) matching and profit sharing contributions of $18,703. Includes director fees of $24,650, which were deferred pursuant to our stock deferred compensation plan and for which, in lieu of cash, Mr. Feiger was allocated 679 shares of our Common Stock to his plan account. Also includes the value of a leased automobile provided to Mr. Feiger of $16,110, and club dues paid on behalf of Mr. Feiger of $24,100.

(9)
Includes non-qualified supplemental retirement contributions under our non-stock deferred compensation plan of $13,784 and 401(k) matching and profit sharing contributions of $18,703. Also includes the value of a leased automobile provided to Ms. York of $13,030, and club dues paid on behalf of Ms. York of $11,145.

(10)
Includes non-qualified supplemental retirement contributions under our stock deferred compensation plan of $21,800, and 401(k) matching and profit sharing contributions of $18,703. Also includes the value of a leased automobile provided to Mr. Panos of $7,530, and club dues paid on behalf of Mr. Panos of $11,505.

(11)	Includes non-qualified supplemental retirement contributions under our stock deferred compensation plan of $19,429, supplemental health and life insurance premiums paid on Mr. (Santo’s behalf of $9,320 and 401(k) matching and profit sharing contributions of $18,703. Includes director fees of $24,650, which were deferred pursuant to our stock deferred compensation plan and for which in lieu of cash, Mr. Santo was allocated 679 shares of our Common Stock to his plan account. Also includes the value of a leased automobile provided to Mr. Santo of $4,522 and club dues paid on behalf of Mr. Santo of $7,975.
(12)	Includes the following amounts paid by the Company to or on behalf of Mr. Rieser for the portion of the year he was employed by the Company: non-qualified supplemental retirement contribution under a non-stock deferred compensation plan of $21,162, amounts paid to Mr. Rieser with respect to certain life insurance agreements of $15,725, supplemental health insurance premium payments of $10,740, supplemental life insurance premium payments of $1,390, the value of an automobile provided to Mr. Rieser of $4,732, club dues of $1,680, home security expenses of $175 and 401(k) matching and profit sharing of $5,511. Also includes director fees of $5,800, all of which were paid in cash.

Grants of Plan-Based Awards

The following table sets forth certain information with respect to grants of plan-based awards to the named executive officers during 2006.
										Exercise Price of Option Awards ($/Sh)

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Threshold ($) (1)	Target ($) (1)	Maximum ($) (1)	Threshold ($)	Target ($)	Maximum ($)	All Other Stock Awards: Number of Shares of Stock or Units (#) (2)	All Other Option Awards: Number of Securities Underlying Options (#) (3)		Grant Date Fair Value of Stock and Option Awards(4)

Mitchell Feiger	02/22/06	$68,906	$275,625	$620,156	-	-	-
	07/26/06	-	-	-	-	-	-	5,163	-		$184,681
	07/26/06	-	-	-	-	-	-	-	33,522	$35.77	$272,869
	07/26/06	-	-	-	-	-	-	-	24,451	$40.00	$151,596
Total		$68,906	$275,625	$620,156				5,163	57,973

Jill E. York	02/22/06	$34,020	$136,080	$306,180	-	-	-
	07/26/06	-	-	-	-	-	-	1,854	-		$66,318
	07/26/06	-	-	-	-	-	-	-	12,037	$35.77	$97,981
	07/26/06	-	-	-	-	-	-	-	8,780	$40.00	$54,436
Total		$34,020	$136,080	$306,180				1,854	20,817

Thomas D. Panos	02/22/06	$41,250	$165,000	$371,250	-	-	-
	07/26/06	-	-	-	-	-	-	2,529	-		$90,462
	07/26/06	-	-	-	-	-	-	-	16,419	$35.77	$133,651
	07/26/06	-	-	-	-	-	-	-	11,976	$40.00	$74,251
Total		$41,250	$165,000	$371,250				2,529	28,395

Ronald D. Santo	02/22/06	$39,375	$157,500	$354,375	-	-	-
	07/26/06	-	-	-	-	-	-	1,878	-		$67,176
	07/26/06	-	-	-	-	-	-	-	12,190	$35.77	$99,227
	07/26/06	-	-	-	-	-	-	-	8,892	$40.00	$55,130
Total		$39,375	$157,500	$354,375				1,878	21,082

Richard M. Rieser, Jr.	08/25/06	-	-	-	-	-	-	5,551	-		$200,000
Total		$ -	$ -	$ -				5,551

(1)
For each named executive officer other than Mr. Rieser, represents threshold (i.e. generally the lowest amount potentially payable), target and maximum amounts potentially payable, based on the deemed achievement of performance goals and each officer’s deemed individual contributions to the achievement of those goals, under 2006 annual incentive awards at the time the targets for these awards were approved by the Company’s Board of Directors on February 22, 2006. If a bonus were earned in excess of the target level, the excess amount would have been payable in restricted stock granted under our Omnibus Incentive Plan that would vest 100% two years after the payout date. The actual amounts earned under these awards for 2006 are reflected in the Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” column. The Organization and Compensation Committee of the Company’s Board of Directors determines the extent to which performance goals have been met, as well as each officer’s individual contributions to the achievement of those goals, and generally will not award a bonus if actual achievement of these goals is below the 50% level. Bonuses awarded by the Organization and Compensation Committee are subject to approval by the Board of Directors. For additional information regarding the bonus plan, see “Compensation Discussion and Analysis--Short-Term Variable Incentive.”

(2)
For each named executive officer other than Mr. Rieser, represents a restricted stock award under our Omnibus Incentive Plan that is scheduled to vest 100% on July 26, 2009. If Mr. Santo voluntarily terminates his employment at any time, such termination will be considered “pre-age 65 retirement” for purposes of his restricted stock award and the shares will vest in full. For Mr. Rieser, represents a restricted stock award under our Omnibus Incentive Plan, pursuant to his employment agreement, that is scheduled to vest on August 25, 2011. If Mr. Rieser retires after reaching 65 years of age, the shares will vest in full. See “Employment Agreements with Named Executive Officers-Employment Agreement with Richard M. Rieser, Jr.” Dividends are paid on the shares of restricted stock to the same extent and on the same date as dividends are paid on all other outstanding shares of the Company’s Common Stock.

(3)
For each named executive officer other than Mr. Rieser, represents a stock option grant under our Omnibus Incentive Plan that is scheduled to vest 100% on July 26, 2010. If Mr. Santo voluntarily terminates his employment after reaching age 65 (Mr. Santo will turn 65 in September 2007), his options will vest in full. As reflected in the table, for each of these named executive officer, a portion of each grant was made at an exercise price ($40.00) at an 11.8% premium to the market value of our Common Stock on the grant date ($35.77).

(4)
Represents the grant date fair value of the award determined in accordance with FAS 123R. The assumptions used in calculating the grant date fair value of these awards are included in Note 19 of the Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K/A filed with the Securities and Exchange Commission on March 2, 2007.

Each of Messrs. Feiger and Rieser has an employment agreement with the Company and Mr. Santo has an employment agreement with the Bank. Each of Ms. York and Mr. Panos has a change-in-control severance agreement with the Bank. For descriptions of these agreements, see “Employment Agreements with Named Executive Officers” and “Change in Control Severance Agreements with Named Executive Officers.” Explanations of the amounts of salary and bonus in proportion to total compensation are provided under “Compensation Discussion and Analysis.”

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information with respect to all stock options and restricted stock awards held at December 31, 2006 by the named executive officers.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(8)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Mitchell Feiger	783(1)	-	-	$16.98	6/30/2007	-	-	-	-
	895(1)	-	-	$16.98	12/31/2007	-	-	-	-
	40,500(2)	-	-	$9.00	5/24/2009	-	-	-	-
	37,500(2)	-	-	$8.00	7/25/2010	-	-	-	-
	25,500(2)	-	-	$16.89	7/31/2011	-	-	-	-
	75,000(2)	-	-	$21.21	7/18/2012	-	-	-	-
	-	75,300(2)	-	$26.89	7/23/2013	-	-	-	-
	-	38,441(2)	-	$37.06	8/24/2014	-	-	-	-
	-	39,210(2)	-	$42.70	7/20/2015	-	-	-	-
	-	24,451(2)	-	$40.00	7/26/2016	-	-	-	-
	-	33,522(2)	-	$35.77	7/26/2016	-	-	-	-
	-	-	-	-	-	4,415(3)	166,048	-	-
	-	-	-	-	-	2,062(4)	77,552	-	-
	-	-	-	-	-	5,163(5)	194,180	-	-
	-	-	-	-	-	4,057(6)	152,584	-	-
Total	180,178	210,924	-			15,697	$ 590,364	-	-

Jill E. York	22,500(2)	-	-	$8.83	8/28/2010	-	-	-	-
	11,475(2)	-	-	$16.89	7/31/2011	-	-	-	-
	12,900(2)	-	-	$21.21	7/18/2012	-	-	-	-
	-	11,700(2)	-	$26.89	7/23/2013	-	-	-	-
	-	7,029(2)	-	$37.06	8/24/2014	-	-	-	-
	-	13,688(2)	-	$42.70	7/20/2015	-	-	-	-
	-	12,037(2)	-	$35.77	7/26/2016	-	-	-	-
	-	8,780(2)	-	$40.00	7/26/2016	-	-	-	-
	-	-	-	-	-	807(3)	30,351	-	-
	-	-	-	-	-	750(4)	69,729	-	-
	-	-	-	-	-	1,854(5)	53,256	-	-
	-	-	-	-	-	1,416(6)	28,208	-	-
Total	46,875	53,234	-			4,827	$ 181,544	-	-

Outstanding Equity Awards at Fiscal Year-End
(Continued)

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(8)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Thomas D. Panos	12,450(2)	-	-	$16.89	7/31/2011	-	-	-	-
	12,750(2)	-	-	$21.21	7/18/2012	-	-	-	-
	-	12,450(2)	-	$26.89	7/23/2013	-	-	-	-
	-	8,054(2)	-	$37.06	8/24/2014	-	-	-	-
	-	16,295(2)	-	$42.70	7/20/2015	-	-	-	-
	-	16,419(2)	-	$35.77	7/26/2016	-	-	-	-
	-	11,976(2)	-	$40.00	7/26/2016	-	-	-	-
	-	-	-	-	-	925(3)	95,116	-	-
	-	-	-	-	-	763(4)	28,696	-	-
	-	-	-	-	-	2,529(5)	63,410	-	-
	-	-	-	-	-	1,686(6)	34,789	-	-_
Total	25,200	65,194	-			5,903	$ 222,011	-	-

Ronald D. Santo	783(1)	-	-	$16.98	6/30/2007	-	-	-	-
	895(1)	-	-	$16.98	12/31/2007	-	-	-	-
	6,750(2)	-	-	$21.21	7/18/2012	-	-	-	-
	-	5,850(2)	-	$26.89	7/23/2013	-	-	-	-
	-	3,222(2)	-	$37.06	8/24/2014	-	-	-	-
	-	16,295(2)	-	$42.70	7/20/2015	-	-	-	-
	-	12,190(2)	-	$35.77	7/26/2016	-	-	-	-
	-	8,892(2)	-	$40.00	7/26/2016	-	-	-	-
	-	-	-	-	-	370(3)	13,916	-	-
	-	-	-	-	-	375(4)	14,104	-	-
	-	-	-	-	-	1,878(5)	70,632	-	-
	-	-	-	-	-	1,686(6)	63,410	-	-
	-	-	-	-	-	537(7)	20,196	-	-
Total	8,428	46,449	-			4,846	$ 182,258	-	-

Outstanding Equity Awards at Fiscal Year-End
(Continued)

	Option Awards					Stock Awards

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(8)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Richard M. Rieser, Jr.	15,504(9)	-	-	$32.60	1/27/2014
	17,054(9)	-	-	$28.46	1/31/2012
	20,672(10)	-	-	$26.88	1/24/2013	-	-	-	-
	-	-	-	-	-	5,551(11)	208,773	-	-
Total	53,230	-	-			5,551	208,773	-	-

(1)	Option expires on fifth anniversary of grant date and vested immediately upon grant.
(2)
Option expires on tenth anniversary of grant date and vests 100% on fourth anniversary of grant date. In the case of Mr. Santo’s options, if he voluntarily terminates his employment after reaching age 65 (Mr. Santo will turn 65 in September 2007), his options, to the extent unvested, will vest in full.

(3)	Restricted stock award scheduled to vest on August 24, 2007 (third anniversary of grant date).
(4)	Restricted stock award scheduled to vest on February 23, 2007 (second anniversary of grant date).
(5)
Restricted stock award scheduled to vest on July 26, 2009 (third anniversary of grant date). If Mr. Santo voluntarily terminates his employment at any time, such termination will be considered “pre-age 65 retirement” (if before attaining age 65) or “retirement (if after attaining age 65) for purposes of his restricted stock awards and the shares will vest in full.

(6)
Restricted stock award scheduled to vest on July 20, 2008 (third anniversary of grant date). If Mr. Santo voluntarily terminates his employment at any time, such termination will be considered “pre-age 65 retirement” (if before attaining age 65) or “retirement” (if after attaining age 65) for purposes of his restricted stock awards and the shares will vest in full.

(7)	Restricted stock award scheduled to vest on March 8, 2007 (second anniversary of grant date).
(8)	Reflects the value as calculated based on the closing price of our Common Stock on December 29, 2006 of $37.61.
(9)	Option originally granted by First Oak Brook and vested in 2005. We assumed this option upon completion of our acquisition of First Oak Brook on August 25, 2006.
(10)
Option originally granted by First Oak Brook and was scheduled to fully vest January 24, 2009. Vesting accelerated, and we assumed this option, upon completion of our acquisition of First Oak Brook on August 25, 2006.

(11)	Restricted stock award scheduled to vest on August 25, 2011. If Mr. Rieser retires after reaching 65 years of age, the restricted stock vests in full.

Option Exercises and Stock Vested

The following table sets forth information about stock options exercised and shares of restricted stock vested during the year ended December 31, 2006 for each named executive officer:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)

Mitchell Feiger	447	$8,438	-	-
Jill E. York	-	-	-	-
Thomas D. Panos	12,525	$355,835	127	$4,420
Ronald D. Santo	447	$8,058	-	-
Richard M. Rieser, Jr.	-	-	-	-

(1)	Represents amount realized upon exercise of stock options, based on the difference between the market value of the shares acquired at the time of exercise and the exercise price.
(2)	Represents the value realized upon vesting of restricted stock award, based on the market value of the shares on the vesting date.

Equity Compensation Plan Information

The following table sets forth information as of December 31, 2006 with respect to compensation plans under which shares of our common stock may be issued:

Plan Category	Number of Shares to be Issued upon Exercise of Outstanding Options, warrants and rights (1)	Weighted Average Exercise Price of Outstanding Options, warrants and rights (1)	Number of Shares Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Shares Reflected in the First Column) (2)
Equity compensation plans approved by stockholders……..	2,329,799	$27.88	489,936
Equity compensation plans not approved by stockholders…	N/A	N/A	N/A
Total………………………………………………………...	2,329,799	$27.88	489,936

(1)
Includes 55,053 shares underlying stock options that we assumed in our acquisition of First SecurityFed Financial, Inc. on May 28, 2004 and 251,312 shares underlying stock options, 17,513 shares underlying restricted stock units and 6,284 shares underlying director stock units that we assumed in our acquisition of First Oak Brook on August 25, 2006. Since the restricted stock units and the director stock units do not have an exercise price and are settled only for shares of our common stock on a one-for-one basis, these units are not relevant for purposes of computing the weighted average exercise price.

(2)	Includes 478,566 shares remaining available for future issuance under our Omnibus Incentive Plan, of which, up to 166,624 shares could be awarded to plan participants as restricted stock.

N/A - not applicable

Not included in the table are shares of our common stock that may be acquired by directors and officers who participate in our Stock Deferred Compensation Plan. This plan, along with our Non-Stock Deferred Compensation Plan, allows directors and eligible officers to defer a portion of their cash compensation. Neither plan has been approved by our stockholders. All distributions under the stock plan are made in shares of our common stock purchased by the plan trustee on the open market, except for fractional shares, which are paid in cash. See “Nonqualified Deferred Compensation.”

Pension Benefits

The following table sets forth information regarding supplemental executive retirement plan benefits payable to the named executive officers.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Mitchell Feiger	-	-	-	-
Jill E. York	-	-	-	-
Thomas D. Panos	-	-	-	-
Ronald D. Santo	-	-	-	-
Richard M. Rieser, Jr.	Supplemental Pension Benefit Agreement	20 (1)	$2,626,208	$ 0

(1)
Although the number of Mr. Rieser’s years of service under the Supplemental Pension Benefit Agreement, including his employment with First Oak Brook prior to our acquisition of First Oak Brook on August 25, 2006, is 12, he is deemed to have 20 years of credited service. See the discussion below regarding deemed years of service.

As reflected in the table, Mr. Rieser is the only named executive officer who currently participates in a supplemental executive retirement plan. Mr. Rieser’s Supplemental Pension Benefit Agreement was originally established by First Oak Brook in 1994 and assumed by us upon completion of our acquisition of First Oak Brook. Mr. Rieser’s Supplemental Pension Benefit Agreement provides for a gross annual benefit equal to 50% of his highest annual amount of base salary during his time of employment with us, payable in the form of a monthly life and 15-year certain annuity commencing January 15, 2015. The Supplemental Pension Benefit Agreement originally provided for a prorated reduction in Mr. Rieser’s benefit if his employment were terminated under certain circumstances prior to having 20 years of credited service (i.e., before October 2014). Mr. Rieser’s employment agreement with us modified the Supplemental Pension Benefit Agreement by deeming him to have 20 years of credited service, thereby eliminating the possible prorated reduction in benefit and entitling him to the full benefit regardless of at what point his employment is terminated. See “Employment Agreements with Named Executive Officers-Employment Agreement with Richard M. Rieser, Jr.” Certain assumptions were used to determine the present value of the pension payable for payments set to begin on January 15, 2015. As noted above, the annual payment amount will be 50% of Mr. Rieser’s highest annual base salary while employed with us ($850,000 in 2011 per his employment agreement). A discount rate of 6% was used for present value calculations, and a 15-year term was used for the life of the annuity.

Nonqualified Deferred Compensation

The following table sets forth information about non-qualified deferred compensation payable to each named executive officer:

Name	Executive Contributions in Last FY ($) (1)	Registrant Contributions in Last FY ($) (2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($) (4)

Mitchell Feiger	$24,650	$42,200	$65,141	$-	$630,350
Jill E. York	$-	$13,784	$4,049	$-	$68,816
Thomas D. Panos	$-	$21,800	$7,828	$-	$132,119
Ronald D. Santo	$24,650	$19,429	$108,417	$-	$1,040,934
Richard M. Rieser, Jr. (3)	$9,118	$21,162	$40,586	$-	$1,387,202

(1)	In the case of each of Messrs. Feiger and Santo, the amount shown represents the deferral of 2006 director’s fees, all of which is reported as compensation for 2006 in the Summary Compensation Table under the “All Other Compensation” column. In the case of Mr. Rieser, the amount shown represents the deferral of salary earned while working for the Company, all of which is reported as compensation for 2006 in the Summary Compensation Table under the “Salary” column. Mr. Rieser joined the Company on August 25, 2006.
(2)
Amount represents contributions accrued by the Company for 2006 and paid into the nonqualified deferred compensation plan in 2007. All of the amounts shown are reported as compensation for 2006 in the Summary Compensation Table under the “All Other Compensation” column.

(3)
None of the amounts shown are reported as compensation in the Summary Compensation Table, as these amounts do not constitute above-market or preferential earnings as defined in the rules of the Securities and Exchange Commission.

(4)
Of the aggregate balances shown, the following amounts were reported as compensation earned by the named executive officers in the Company’s Summary Compensation Table for the last year and for prior years: Mr. Feiger - $494,582; Ms. York - $60,871; Mr. Panos - $113,059; Mr. Santo - $731,168; and Mr. Rieser - $30,280 (represents aggregate contributions while employed by the Company).

Certain of our executive officers, including each of the named executive officers, are permitted to defer up to 100% of their base annual salary, annual bonus and or compensation for service as a director, under one of our two nonqualified deferred compensation plans: the Stock Deferred Compensation Plan and the Non-Stock Deferred Compensation Plan. For deferrals under the stock plan, the executive’s account balance is credited or debited based on the performance of the assets of the stock plan trust, which are invested solely in our Common Stock purchased on the open market, except for such amounts of cash as the plan trustee deems necessary for the proper operation of the plan trust. For deferrals under the non-stock plan, the executive’s account balance is credited or debited based on the performance of one or more measurement funds, which in turn are based on certain mutual funds selected from time to time by the our Board of Directors to act as investment measurement devices. The executive selects the particular measurement funds for his or her account.

An executive is always 100% vested in his or her account balance, including any employer contributions which may be made by us in our discretion. With certain exceptions, our deferred compensation obligations to an executive generally will be paid after the earlier of (1) a fixed payment date, if any, as may be selected by the executive in accordance with the plan’s short-term payout provisions, or (2) the termination of the executive’s employment or service or a change in control of the Company. Payments made pursuant to the executive’s election to be paid in connection with the short-term payout provisions of the plan generally will be made in a lump sum. A payout triggered by the termination of the executive’s employment or a change in control generally will be made in a lump sum unless the executive has made a proper election under the plan to be paid in installments. The plans provide for early withdrawal, with the approval of the Organization and Compensation Committee, of a participant’s account balance in the event of an unforeseeable financial emergency. All distributions under the stock plan are made in shares of our Common Stock, except for fractional shares, which are paid in cash. All distributions under the non-stock plan are made in cash.

Through December 31, 2006, Mr. Rieser’s account was maintained, and Company contributions were accrued under, the First Oak Brook Bancshares, Inc. Executive Deferred Compensation Plan (the “First Oak Brook Plan”), which was assumed by the Company upon completion of its acquisition of First Oak Brook on August 25, 2006. Mr. Rieser’s earnings for 2006 under the First Oak Brook Plan were based on fourth quarter earnings of the investments in the First Oak Brook Plan.

Employment Agreements with Named Executive Officers

Employment Agreement with Mitchell Feiger. Effective January 1, 2003, the Company entered into a new employment agreement with Mitchell Feiger, our President and Chief Executive Officer. The agreement provides for a three-year term that is extended by one day on a daily basis (so that the term of the agreement is always three years) unless we give notice that the extensions will cease. The agreement entitles Mr. Feiger to an annual base salary of not less than $525,000, and to an annual incentive bonus equal to at least 50% of his base salary based upon achievement of targeted performance criteria established for each year by the Company’s Board of Directors. The agreement provides for mandatory deferral of all or a portion of any annual cash incentive bonus if necessary to ensure the tax deductibility of the bonus by the Company. The agreement entitles Mr. Feiger, while he is employed by us, to participation in benefit plans and the receipt of fringe benefits to the same extent as the other executive officers of the Company and the Bank, and provides for the payment by us of certain club dues and the use of a company car. The agreement also entitles Mr. Feiger, while he is employed by us, to long-term disability coverage and benefits as in effect on the date of the agreement, to the extent available at reasonable cost.

The agreement provides that Mr. Feiger is to be considered, on an annual basis, for awards of stock options under our Omnibus Incentive Plan. The options will be granted as incentive stock options to the maximum extent possible and then as non-qualified stock options.

Each option will have a term of ten years and may be subject to a vesting schedule, provided that any such vesting will continue following an “involuntary termination” (as defined below) of Mr. Feiger’s employment and will accelerate in the event of Mr. Feiger’s death or disability or in the event of a change in control if the unvested portion of the option would otherwise terminate, in whole or in part, by reason of the change in control. All vested options will remain exercisable for the balance of the option term following a termination of Mr. Feiger’s employment, except with respect to an option that vests as a result of a change in control under the circumstances described in the immediately preceding sentence, which will remain exercisable for at least one year after the change in control but not beyond the expiration date of the option; provided, however, that any outstanding option awarded to Mr. Feiger (vested or unvested) will be forfeited in the event his employment is terminated for cause or due to specified misconduct on his part under the federal banking laws.

The term "involuntary termination" is defined to include termination of Mr. Feiger’s employment by the Company (other than for cause or due to death, disability or specified misconduct on his part under the federal banking laws) without his consent, by Mr. Feiger following a material reduction of or interference with his duties, responsibilities or benefits without his consent or by Mr. Feiger within 90 days after he receives written notice from us that the term of the agreement will not be extended (a “Non-Extension Termination”).

The agreement provides that if Mr. Feiger is involuntarily terminated prior to and not in connection with a change in control, then:

(1)
He will receive, as agreed upon liquidated damages, monthly payments equal to the sum of one-twelfth of his then-current annual base salary and one-twelfth of the average annual cash incentive bonuses received by him for the two full calendar years preceding the date of termination. These payments will continue until the end of the agreement’s term unless the involuntary termination is a Non-Extension Termination, in which case the payments will continue for one year after the date of termination.

(2)
Mr. Feiger will, for himself, his spouse and his eligible dependents, continue to receive health benefit coverage at the Company’s sole cost, other than co-payments and deductibles, and on terms as favorable to him as to other executive officers of the Company, until he becomes eligible for Medicare benefits (and for his spouse until the date that is seven months after he becomes eligible for Medicare benefits). In the event of Mr. Feiger’s death prior to becoming eligible for Medicare benefits, his surviving spouse and eligible dependents will receive the Company-provided health benefits described above until seven months after the date on which Mr. Feiger would have been eligible for Medicare benefits if he had survived. After Mr. Feiger becomes eligible for Medicare benefits, he may elect to continue receiving the health benefits described above at his sole cost for the remainder of his lifetime. This continuation of health benefit coverage is referred to below as the “Post-Employment Health Benefit.”

(3)
Mr. Feiger will receive all other accrued but unpaid amounts to which he is entitled under the agreement, including any unpaid salary, bonus or expense reimbursements. These amounts are referred to below as “Accrued Compensation.”

The agreement provides that if Mr. Feiger is involuntarily terminated in connection with or following a change in control of the Company, then:

(1)
If Mr. Feiger has offered to continue to provide the services contemplated by and on the terms provided in the agreement but the offer is rejected by the Company or its successor, he will receive as agreed upon damages for breach of contract, monthly payments equal to the sum of one-twelfth of his then-current annual base salary and one-twelfth of the average annual cash bonuses received by him for the two full calendar years preceding the date of termination. These payments will be made for the lesser of the remaining term of the agreement and 18 months after the date of termination and are subject to reduction by the amount of any earned income from providing services to another company by Mr. Feiger during the payment period. The agreement provides that these payments may not, in the aggregate, exceed $1,500,000.

(2)	He will receive any Accrued Compensation and the Post-Termination Health Benefit; and

(3)
If the involuntary termination occurs in connection with or within 18 months after a change in control, he will, in addition to any of the amounts described in (1)-(2) above to which he may be entitled, receive a lump sum amount in cash equal to 299% of his “base amount” (as defined in Section 280G of the Internal Revenue Code) of compensation.

If Mr. Feiger voluntarily terminates his employment for a reason that does not constitute “involuntary termination” for purposes of the agreement, if we terminate Mr. Feiger’s employment after he has become disabled and remained disabled for one year, or if Mr. Feiger’s employment terminates due to death, then in any such case our only obligations under the agreement will be the payment of any Accrued Compensation and provision of the Post-Employment Health Benefit (to Mr. Feiger’s surviving spouse and eligible dependents, if the termination is due to Mr. Feiger’s death). If Mr. Feiger’s employment is terminated for cause or for specified misconduct on his part under the federal banking laws, our only post-termination obligation under the agreement will be the payment of any Accrued Compensation.

Employment Agreement with Ronald D. Santo. Effective as of November 1, 2004, the Bank entered into an amendment and restatement of its employment agreement with Ronald D. Santo, Vice President of the Company and Chairman and Group President of the Bank. The agreement has a three-year term, commencing November 1, 2004, and provides for extensions of one year, in addition to the then-remaining term under the agreement, on each November 1st, as long as the Bank has not notified Mr. Santo at least 90 days in advance that future extensions will cease. Pursuant to the most recent extension, the agreement is currently scheduled to expire on November 1, 2009. The agreement provides for a minimum annual base salary of $300,000 and equitable participation in bonus programs for executive officers. The agreement also provides for participation in other benefit plans to the same extent as the other executive officers of the Bank, including but not limited to life, disability, health and dental insurance coverage and employee retirement plans, payment of certain club dues, participation in the Bank’s auto leasing program, option grants under our Omnibus Incentive Plan (or any successor plan) to the extent options are granted to any executive officer of the Bank in a given year and the continued payment by the Bank of premiums on a supplemental life insurance policy maintained for the benefit of Mr. Santo. Mr. Santo is entitled to a minimum of four weeks’ paid vacation under the agreement. The Bank also has agreed that Mr. Santo may work remotely from his second home for up to two weeks per year at full salary and up to six weeks per year at half salary.

If Mr. Santo’s employment is involuntarily terminated by the Bank during the term of the agreement, other than under the circumstances entitling him to change in control severance benefits as described below, then:

(1)
he will receive monthly until the end of the agreement’s term 1/12th of his then current annual salary and 1/12th of the average annual amount of cash bonuses for the two full fiscal years preceding the date of termination (provided that for these purposes, the actual cash bonuses earned by Mr. Santo in each of 2002, 2003 and 2004 will be increased by $100,000);

(2)
he will until age 65 or the current Medicare eligibility age be entitled to the same health and dental benefits for himself and his dependents as he and they would have been eligible for if he were still employed, subject to reduction to the extent he receives equivalent or better benefits from another employer and provided that Mr. Santo will bear the entire cost of these benefits after the end of the agreement’s term. If during the term of the agreement or while receiving the aforementioned health benefits, Mr. Santo dies, attains age 65 or the then current Medicare eligibility age, Mr. Santo’s spouse will be entitled to continue such benefits until she attains age 65 or the then current Medicare eligibility age, provided that she pays the same portion of premiums that Mr. Santo would have paid for single coverage had he continued such benefits. Additionally, the Bank will continue to pay the premiums on the long-term care insurance policies owned by Mr. Santo and his spouse, and, upon Mr. Santo’s attaining age 65 or the current Medicare eligibility age, he and his spouse will, provided he meets specified Medicare eligibility criteria, receive coverage under a Medicare Supplemental Insurance Plan, provided that the Bank’s obligations to pay the premiums on the long-term care policies and the Medicare Supplemental Insurance plan will not exceed an annual aggregate cost of $25,000 or, upon the death of either Mr. Santo or his spouse, $12,500 (the “Continued Health Coverage”);

(3)
there will be full vesting of any unvested stock options granted to him under the Company’s Omnibus Incentive Plan (or any successor plan), which options will remain exercisable for at least one year (or until the expiration dates of such options, if earlier);

(4)	there will generally be full vesting of any other unvested amounts under other benefit plans in which he is a participant;

(5)	he will have the opportunity to purchase the key man life insurance policy maintained for him by the Bank for its then cash surrender value; and

(6)
the Bank will continue to provide during the remaining term of the agreement the group term life insurance benefit maintained for Mr. Santo at the same premium cost to him, or, if the Bank is unable to provide such group term life insurance, Mr. Santo will be entitled to convert such coverage to an individual insurance policy.

If Mr. Santo’s employment is involuntarily terminated within 24 months after a change in control of the Bank, then in lieu of the involuntary termination severance benefits described in items (1)-(6) above and in lieu of any other severance benefits to which he may otherwise be entitled under any other severance or termination plan or arrangement of the Bank, he will receive the following change in control severance benefits:

(1)	a lump sum amount in cash equal to his annual base salary, prorated for unpaid vacation taken in the prior calendar year, multiplied by 2.99;

(2)
a lump sum amount equal to his average annual bonus over the prior three fiscal years, multiplied by 2.99 (provided that for these purposes, the bonuses earned by Mr. Santo in each of 2002, 2003 and 2004 will be increased by $100,000);

(3)	all stock options awarded to him under the Company’s Omnibus Incentive Plan will be treated in accordance with the terms and conditions of the Omnibus Incentive Plan;

(4)	immediate vesting and payment of his other benefits, to the extent allowed under the applicable plan, under all non-qualified retirement plans of the Bank and its affiliates in which he participates;

(5)
the continuation for three years of the group term life insurance benefit maintained for Mr. Santo at the same premium cost to him, or, if the Bank is unable to provide such group term life insurance, Mr. Santo will be entitled to convert such coverage to an individual insurance policy, without regard to the federal income tax consequences of that continuation;

(6)	the Continued Health Coverage; and

(7)	he will have the opportunity to purchase the key man life insurance policy maintained for him by the Bank for its then cash surrender value.

In addition, Mr. Santo will be entitled to the change in control severance benefits described above if: (1) within 24 months after a change in control of the Bank, a successor to the Bank fails to assume the Bank’s obligations under the agreement; (2) within 24 months after a change in control of the Bank, the Bank or any successor to the Bank materially breaches any provision of the agreement and does not timely cure the breach; or (3) Mr. Santo’s employment is involuntary terminated during the term of the agreement within six months prior to a change in control of the Bank and either (1) the termination was at the request or direction of the person which has entered into an agreement with the Bank for a transaction that will result in the change in control or (2) Mr. Santo reasonably demonstrates that the termination is otherwise in connection with or in anticipation of the change in control.

The term “involuntary termination” is defined to include termination of employment by the Bank without Mr. Santo’s consent or by Mr. Santo following a specified reduction of or interference with his duties, responsibilities or benefits without his consent.

If Mr. Santo voluntarily terminates his employment for a reason that does not constitute “involuntary termination” for purposes of the agreement, then the Bank will be obligated for Mr. Santo’s salary and benefits through the date of termination, at the time such payments are due. The Bank also will be obligated for a final annual cash bonus payable on the termination date in a prorated amount consistent with the Bank’s year-end bonus practices. In addition, Mr. Santo will be entitled to the Continued Health Coverage and will have the opportunity to purchase the supplemental and key man life insurance policies maintained by the Bank for him for their respective cash surrender values. If Mr. Santo’s employment terminates due to death, his estate or other designated beneficiary will receive continued payments of his salary through the last day of the calendar month in which he dies, and a prorated cash bonus in an amount consistent with the Bank’s year-end bonus practices. If Mr. Santo’s employment is terminated for cause, the Bank will have no further obligations to him under the agreement.

The agreement contains a covenant not to compete with the Bank following Mr. Santo’s termination of employment in a specified area of the State of Illinois and for a period of time dependent on the circumstances of his termination.

Employment Agreement with Richard M. Rieser, Jr. On August 25, 2006, concurrent with our acquisition of First Oak Brook, we entered into a five-year employment agreement with Richard M. Rieser Jr., who was the President and Chief Executive Officer of First Oak Brook. The agreement provides for Mr. Rieser’s service as our Vice Chairman, Executive Vice President and Chief Marketing and Legal Strategist.

The employment agreement entitles Mr. Rieser to an initial annual base salary of $650,000, which is scheduled to increase by $50,000 on each subsequent August 25th. Pursuant to the agreement, on August 25, 2006 Mr. Rieser received, and on each of first four anniversaries of that date Mr. Rieser will receive, a restricted stock grant under our Omnibus Incentive Plan for a number of shares having a market value on the grant date of $200,000. Each restricted stock grant will vest as of the later of the August 25, 2011 and the third anniversary of the grant date (or such shorter period as may be permitted under the Omnibus Incentive Plan at the time of grant), subject to full vesting in the event of Mr. Rieser’s death, disability or retirement after reaching age 65 or the “involuntary termination” of his employment (see below). If the Omnibus Plan is amended to permit the granting of restricted stock units, then Mr. Rieser will receive grants of restricted stock units instead of restricted stock, payable following termination of Mr. Rieser’s employment in compliance with Section 409A of the Internal Revenue Code. If the proposed Amended and Restated Omnibus Incentive Plan is approved by stockholders at the Meeting, the plan will authorize the granting of restricted stock units. See “Proposal II. Approval of the Company’s Amended and Restated Omnibus Incentive Plan.”

Under the employment agreement, Mr. Rieser will be eligible to earn an annual cash incentive bonus of $300,000 for each of 2007 and 2008 if specified performance targets relating to post-merger transition and integration matters are met. Mr. Rieser may be considered for performance-based bonus programs in subsequent years. The employment agreement provides for mandatory deferral of all or a portion of any annual cash incentive bonus payable to Mr. Rieser if necessary to ensure the tax deductibility of the bonus by the Company. Interest will be paid on any deferred amounts at the average interest-bearing cost of funds of the Bank.

The employment agreement provides that beginning in 2007, Mr. Rieser will be eligible to be considered for an award of stock options or other equity-based compensation under the Omnibus Incentive Plan at such times as awards are granted to other senior executives of the Company. The vesting of the any options granted to Mr. Rieser will accelerate in the event of his death or disability or in the event of a change in control of the Company if the unvested portion of the option would otherwise terminate or cease to be enforceable, in whole or in part, by reason of the change in control. An option that vests as a result of a change in control of the Company under the circumstances described in the immediately preceding sentence will remain exercisable for at least one year after the change in control but not beyond the expiration date of the option; however, that any outstanding option awarded to Mr. Rieser (vested or unvested) will be forfeited in the event his employment is terminated for cause or due to specified misconduct on his part under the federal banking laws.

The employment agreement entitles Mr. Rieser, while he is employed by us, to participate in other benefit plans and receive fringe benefits to the same extent as the other executive officers of the Company and the Bank, and provides for the payment by us of certain club dues, the use of a company car and specified other fringe benefits. Mr. Rieser is entitled to annual vacation of six weeks at full pay and, beginning after August 25, 2008, an additional ten weeks of vacation at half-pay. Mr. Rieser also is entitled to take during 2008, four weeks of sabbatical leave at full pay accrued while employed by First Oak Brook prior to its acquisition by the Company.

Mr. Rieser is entitled to post-employment continuing health benefit coverage (referred to as the “post-employment health benefit”) consisting of (1) executive medical coverage for life for himself and his spouse at the sole cost of the Company and (2) at his election, or at his spouse’s election if he predeceases her, group medical and dental continuation coverage under COBRA for life at the sole cost of Mr. Rieser and his spouse. Our obligation to provide the executive medical coverage benefit will end after the aggregate amount we expend exceeds the specified coverage limit. The coverage limit will be $300,000 upon termination of Mr. Rieser’s employment, with the unused balance of that amount as of each calendar year end increased by 5% for the subsequent calendar year. Mr. Rieser will not be entitled to the post-termination health benefit if his employment is terminated for cause or due to specified misconduct on his part under the federal banking laws.

The employment agreement provides that if Mr. Rieser is involuntarily terminated before the end of the agreement term, he will receive, as agreed-upon liquidated damages, the continuation of his salary, annual incentive bonus and specified fringe benefits for the remainder of the agreement term, provided that his annual bonuses for 2007 and 2008 will be $300,000 for each such year regardless of the extent to which performance targets are met, and zero for each year thereafter, the vesting of previously awarded restricted stock and a cash payment of $200,000 on each subsequent August 25th through August 25, 2010 in lieu of the restricted stock grants having that market value that would otherwise have been made to him on those dates. Mr. Rieser also will be entitled to receive all accrued and unpaid salary, any annual cash bonus earned and unpaid, any unpaid expense reimbursements, any unpaid deferred bonus amounts and restricted stock units and all vested benefits and amounts under any benefit plan, program or arrangement (together referred to as the “accrued compensation”). In addition, Mr. Rieser will be entitled to the post-employment health benefit. The term “involuntary termination” is defined in the agreement to include termination of Mr. Rieser’s employment by the Company (other than for cause or due to death or specified misconduct on his part under the federal banking laws) without his consent, by Mr. Rieser following a material reduction of or interference with his duties, responsibilities or benefits without his consent, which includes, among other things, the failure of the board of directors or stockholders of the Company or the Bank to elect him as a director of the Company and the Bank or any board or stockholder action removing him as a director.

The employment agreement provides that if Mr. Rieser voluntarily terminates his employment, other than for a reason constituting involuntary termination, he will be entitled to the post-employment health benefit and to his accrued compensation. In the event of Mr. Rieser’s death during the term of the agreement and prior to any termination of employment, his estate will be paid his accrued compensation, his spouse, if she survives him or if not his beneficiaries, will be paid for a period of 18 months after his death his base compensation (salary plus the value of the scheduled annual restricted stock grants described above) and any bonuses earned, and his spouse, if she survives him, will be entitled to the post-employment health benefit. If Mr. Rieser becomes disabled, his salary under the employment agreement will be reduced to the extent of any disability benefits received such that, on an after-tax basis, the net amount he receives is the same as it would have been had his salary not been so reduced. We may terminate Mr. Rieser’s employment if his disability is still continuing after one year, which will constitute an involuntary termination for purposes of the employment agreement. Any amounts paid to Mr. Rieser following such a termination will be reduced by the amount of disability benefits he receives. If Mr. Rieser is terminated for cause or due to specified misconduct under the federal banking laws, our only obligation to him will be the payment of the accrued compensation.

Pursuant to his employment agreement, concurrent with entering into his employment agreement, Mr. Rieser entered into a tax gross up agreement with the Company. Mr. Rieser’s tax gross up agreement generally is in the same form as the tax gross up agreements between the Company and the other named executive officers, except that none of the restrictions that apply to the other named executive officers under their tax gross up agreements apply under Mr. Rieser’s agreement if his employment is “involuntarily terminated” (as defined under his employment agreement) on or before August 25, 2008. See “Tax Gross Up Agreements.”

As a result of our acquisition of First Oak Brook and as provided in his employment agreement, we have become obligated under the Agreement Regarding Post-Employment Restrictive Covenants between First Oak Brook and Mr. Rieser, entered into on October 19, 1994, under which, in consideration for a covenant not to solicit First Oak Brook customers or employees for two years after termination of employment, Mr. Rieser will be entitled to twelve annual payments of $80,000 following the termination of his employment.

Mr. Rieser had a Supplemental Pension Benefit Agreement with First Oak Brook, which we assumed as a result of our acquisition of First Oak Brook, that provides for a gross annual benefit equal to 50% of his highest annual amount of base salary, payable in the form of a monthly life and 15-year certain annuity commencing January 15, 2015. The Supplemental Pension Benefit Agreement originally provided for a prorated reduction in Mr. Rieser’s benefit if his employment were terminated under certain circumstances prior to October 2014. Mr. Rieser’s employment agreement with the Company modified the Supplemental Pension Benefit Agreement by eliminating the possible prorated reduction in benefit and providing for the full benefit regardless of at what point his employment is terminated. See “Pension Benefits.”

Change in Control Severance Agreements with Named Executive Officers

On February 19, 2002, the Bank entered into a change in control severance agreement with each of Thomas D. Panos, President, Chief Commercial Banking Officer of the Bank and Jill E. York, Executive Vice President, Chief Financial Officer of the Bank. Each agreement is for a three-year term, which is automatically extended for one year on each February 19th (so that the agreement has a three-year term following the extension). Pursuant to the most recent extensions, these agreements currently are scheduled to expire on February 19, 2010. Each agreement provides that if a change in control of the Company or the Bank occurs, and within 24 months thereafter the executive’s employment is involuntarily terminated without just cause or the executive voluntarily terminates his or her employment for good reason, he or she will be entitled to receive the following severance benefits:

(1)	a lump sum amount in cash equal to the executive’s annual base salary multiplied by two;

(2)	a lump sum amount in cash equal to the executive’s average annual bonus over the last two complete fiscal years multiplied by two;

(3)
immediate vesting of all of the executive’s benefits under all non-qualified retirement plans of the Bank and its affiliates in which the executive participates, subject, in the case of stock options, to the terms of the plan under which they were granted; and

(4)
continuation of health, dental, long-term disability and group term life insurance coverage at the same premium cost to the executive until the second anniversary of the executive’s termination date, subject to earlier discontinuation if the executive receives substantially similar benefits from a subsequent employer.

In addition, the executive will be entitled to the severance benefits described above if: (1) within 24 months after a change in control of the Company or the Bank, a successor to the Bank fails to assume the Bank’s obligations under the agreement; (2) within 24 months after a change in control of the Company or the Bank, the Bank or any successor to the Bank breaches any provision of the agreement; or (3) the executive’s employment is involuntary terminated without just cause within six months prior to a change in control that occurs during the term of the agreement and either (1) the termination was at the request or direction of the person which has entered into an agreement with the Bank for a transaction that will result in a change in control or (2) the executive reasonably demonstrates that the termination is otherwise in connection with or in anticipation of the change in control.

The term “good reason” is defined to include a specified reduction in the executive’s duties, responsibilities and compensation and other benefits.

Tax Gross Up Agreements

On November 3, 2004, the Company entered into tax gross up agreements with each of Messrs. Feiger, Panos and Santo and Ms. York, and on August 25, 2006, the Company entered into a tax gross up agreement with Mr. Rieser. Each tax gross up agreement provides that if the executive becomes entitled to receive payments or benefits in connection with a change in control, whether under his or her existing employment or change in control severance agreement, as applicable, or otherwise, then to the extent such payments or benefits constitute “excess parachute payments” under Section 280G of the Internal Revenue Code, the executive generally will be paid an additional amount (referred to as a “gross up payment”) that will offset on an after tax basis, the effect of any excise tax consequently imposed upon him or her under Section 4999 of the Internal Revenue Code. The term “change in control” is defined generally a change in ownership of the Company or a significant financial institution subsidiary of the Company and, in Mr. Rieser’s agreement, also includes the Company’s acquisition of First Oak Brook if his employment is “involuntarily terminated” (as defined in his employment agreement) on or before August 25, 2008.

The tax gross up agreements with Messrs. Feiger, Panos and Santo and Ms. York provide that no gross up payment will be made if the executive’s employment is terminated for cause or is voluntarily terminated by the executive within one year before or after a change in control for any reason, other than:

•	death or disability,
•	retirement after age 65,
•	a requirement that the executive, without his or her consent, work at a location that is not within a 35 mile radius of downtown Chicago, Illinois, other than reasonable travel requirements,
•
a reduction in the executive’s base annual salary without his or her consent, unless the reduction occurs at least six months prior to a change in control and is applied on a uniform and equitable basis to all members of senior management, or

•	a material reduction in the executive’s contractual incentive or bonus compensation or benefits, if any, without his or her consent.

The tax gross up agreement with Mr. Rieser provides that no gross up payment will be made if his employment is terminated for cause or is voluntarily terminated under circumstances that do not constitute an “involuntary termination” under his employment agreement.

The tax gross up agreements supersede provisions contained in the employment agreement with Mr. Santo and the change in control severance agreements with Mr. Panos and Ms. York that provide for a reduction in severance benefits in order to prevent the payment of an excess parachute payment. In addition, the provision in Mr. Feiger’s employment agreement which limits the amount of his gross up payment to the acceleration and lapse value of any stock options vesting upon a change in control has been superseded by his tax gross up agreement.

Potential Payments Upon Termination of Employment

The following tables summarize the approximate value of the termination payments and benefits that the named executive officers would have received if their employment had been terminated on December 29, 2006 under the circumstances shown. The tables exclude (i) amounts accrued through December 29, 2006 that would be paid in the normal course of continued employment, such as accrued but unpaid salary and bonus amounts, (ii) vested account balances under our 401(k) plan, (iii) vested account balances under our nonqualified deferred compensation plans, as described under “Nonqualifed Deferred Compensation” and (iv) in the case of Mr. Rieser, his vested account balance under his Supplemental Pension Benefit Agreement, as described under “Pension Benefits.”

Mitchell Feiger

Termination Scenario	Salary and Bonus Continuation ($)(1)	Health Coverage Continuation ($)(2)	Supplemental Disability Insurance Benefits ($)(3)	Accelerated Vesting and/or Continued Exercisability of Stock Options and Accelerated Vesting of Restricted Stock ($)(4)	Payment of 299% of “Base Amount” ($)(5)	Tax Gross Up Payment ($)(6)

If termination for cause occurs	$-	$-	$-	$-	$-	$-

If voluntary termination (not constituting “involuntary termination” under Employment Agreement) occurs	$-	$244,409	$-	$-	$-	$-

If “involuntary termination” under Employment Agreement (not in connection with or after change in control) occurs	$2,231,331	$244,409	$-	$3,009,432	$-	$-

If “involuntary termination” under Employment Agreement in connection with or after change in control occurs	$1,157,397	$244,409	$-	$3,175,481	$2,160,111	$2,774,300

If termination occurs as a result of disability	$-	$244,409	$1,766,130	$3,175,481	$-	$-

If termination occurs as a result of death	$-	$162,939	$-	$3,175,481	$-	$-

(1)
Represents the present value, assuming a discount rate of 5%, of the total salary and bonus continuation payments which are payable monthly to Mr. Feiger under his employment agreement for the applicable periods, as described under “Employment Agreements with Named Executive Officers-Employment Agreement with Mitchell Feiger.” Assuming a termination on December 29, 2006, the monthly payment amount would be $66,875. In the case of an “involuntary termination” (as defined in Mr. Feiger’s employment agreement - see “Employment Agreements with Named Executive Officers-Employment Agreement with Mitchell Feiger”) not in connection with or after a change in control, these payments would continue through December 29, 2009; provided, however, that if the involuntary termination were a “Non-Extension Termination,” (as defined in Mr. Feiger’s employment agreement - see “Employment Agreements with Named Executive Officers-Employment Agreement with Mr. Feiger”), payments would continue only through December 29, 2007, resulting in a present value of total payments, assuming a discount rate of 5%, of $781,182 instead of $2,231,331. In the case of an involuntary termination in connection with or after a change in control, payments would continue through June 29, 2008, subject to reduction for income earned from providing services to another company during the payout period (amount in table assumes no such reduction).
(2)
Represents the approximate cost of providing the “Post-Employment Health Benefit” described under “Employment Agreements with Named Executive Officers-Employment Agreement with Mr. Feiger.” Amount shown represents the present value of the aggregate premium payments to be made by the Company, assuming a 5% annual increase in premiums and a discount rate of 5%. If the event of Mr. Feiger’s death, the Company will continue to provide this benefit to Mr. Feiger’s surviving spouse and eligible dependents.

(3)	Represents the present value, assuming a discount rate of 5%, of total monthly supplemental disability benefits ($12,869) payable to Mr. Feiger until age 65.
(4)
In the case of stock options, reflects the Black-Scholes value of the options based on the closing price of our Common Stock on December 29, 2006 ($37.61). In the case of involuntary termination, regardless of whether in connection with or after a change in control, Mr. Feiger’s options continue to vest in accordance with their original vesting schedules and remain exercisable until their expiration dates. In the case of disability or death, unvested options become exercisable in full and all options remain exercisable until their expiration dates. In the case of restricted stock, reflects the value of the shares vested as a result of the assumed termination event, based on the $37.61 closing price of our Common Stock on December 29, 2006. All unvested shares of restricted stock vest in the case of termination due to death or disability or involuntary termination in connection with or after a change in control, and some of the unvested shares of restricted stock also vest in the case of involuntary termination not in connection with or after a change in control.

(5)
Represents lump sum amount payable to Mr. Feiger under his employment agreement in the event his employment is “involuntarily terminated” in connection with or following a change in control of the Company, as described under “Employment Agreements with Named Executive Officers-Employment Agreement with Mr. Feiger.”

(6)	Represents tax gross up payment payable to Mr. Feiger under the circumstances described under “Tax Gross Up Agreements.”

Jill E. York

Termination Scenario	Lump Sum Change in Control Amount ($)(1)	Continuation of Health, Disability and Group Life Insurance Benefits ($)(2)	Accelerated Vesting and/or Continued Exercisability of Stock Options and Accelerated Vesting of Restricted Stock ($)(3)	Tax Gross Up Payment ($)(4)

If termination for cause occurs	$-	$-	$-	$-

If voluntary termination (not for “Good Reason,” as defined in change in control severance agreement) occurs	$-	$-	$-	$-

If involuntary termination other than for cause, or voluntary termination for Good Reason, not in connection with or after change in control, occurs	$-	$-	$525,812	$-

If involuntary termination other than for cause, or voluntary termination for Good Reason, occurs in connection with or within 24 months after change in control	$780,000	$28,670	$556,163	$488,538

If termination occurs as a result of disability	$-	$-	$422,127	$-

If termination occurs as a result of death	$-	$-	$422,127	$-

(1)	Represents lump sum amount payable to Ms. York under her change in control severance agreement, as described under “Change in Control Severance Agreements with Named Executive Officers.”
(2)
Represents the approximate cost of providing the continued health, dental, group life and disability benefit coverage for two years to Ms. York under her change in control severance agreement. Amount shown represents the present value of the portion of premium payments made by the Bank, assuming a 5% annual increase in premiums and a discount rate of 5%.

(3)
In the case of stock options, reflects the Black-Scholes value of the options based on the closing price of our Common Stock on December 29, 2006 ($37.61). In the case of involuntary termination without cause or voluntary termination for “Good Reason” (as defined in Ms. York’s change in control severance agreement - see “Change in Control Severance Agreements with Named Executive Officers”), regardless of whether in connection with or after a change in control, Ms. York’s options continue to vest in accordance with their original vesting schedules and remain exercisable for one year after the later of the vesting date or date of employment termination, but not beyond the option expiration dates. In the case of disability or death, unvested options become exercisable in full and remain exercisable until the earlier of one year after the employment termination date or the option expiration date. In the case of restricted stock, reflects the value of the shares vested as a result of the assumed termination event, based on the $37.61 closing price of our Common Stock on December 29, 2006. All unvested shares of restricted stock vest in the case of termination due to death or disability or involuntary termination without cause, or voluntary termination for Good Reason, in connection with or after a change in control, and some of the unvested shares of restricted stock also vest in the case of involuntary termination without cause not in connection with or after a change in control.

(4)	Represents tax gross up payment payable to Ms. York under the circumstances described under “Tax Gross Up Agreements.”

Thomas D. Panos

Termination Scenario	Lump Sum Change in Control Amount ($)(1)	Continuation of Health, Disability and Group Life Insurance Benefits ($)(2)	Accelerated Vesting and/or Continued Exercisability of Stock Options and Accelerated Vesting of Restricted Stock ($)(3)	Tax Gross Up Payment ($)(4)

If termination for cause occurs	$-	$-	$-	$-

If voluntary termination (not for “Good Reason,” as defined in change in control severance agreement) occurs	$-	$-	$-	$-

If involuntary termination other than for cause, or voluntary termination for Good Reason, not in connection with or after change in control, occurs	$-	$-	$639,305	$-

If involuntary termination other than for cause, or voluntary termination for Good Reason, occurs in connection with or within 24 months after change in control	$936,000	$18,706	$674,094	$-

If termination occurs as a result of disability	$-	$-	$501,837	$-

If termination occurs as a result of death	$-	$-	$501,837	$-

(1)	Represents lump sum amount payable to Mr. Panos under his change in control severance agreement, as described under “Change in Control Severance Agreements with Named Executive Officers.”
(2)
Represents the approximate cost of providing the continued health, dental, group life and disability benefit coverage for two years to Mr. Panos under his change in control severance agreement. Amount shown represents the present value of the portion of premium payments made by the bank, assuming a 5% annual increase in premiums and a discount rate of 5%.

(3)
In the case of stock options, reflects the Black-Scholes value of the option based on the closing price of our Common Stock on December 29, 2006 ($37.61). In the case of involuntary termination without cause or voluntary termination for “Good Reason” (as defined in Mr. Panos’ change in control severance agreement - see “Change in Control Severance Agreements with Named Executive Officers”), regardless of whether in connection with or after a change in control, Mr. Panos’ options continue to vest in accordance with their original vesting schedules and remain exercisable for one year after the later of the vesting date or date of employment termination, but not beyond the option expiration dates. In the case of disability or death, unvested options become exercisable in full and remain exercisable until the earlier of one year after the employment termination date or the option expiration date. In the case of restricted stock, reflects the value of the shares vested as a result of the assumed termination event, based on the $37.61 closing price of our Common Stock on December 29, 2006. All unvested shares of restricted stock vest in the case of termination due to death or disability or involuntary termination without cause, or voluntary termination for Good Reason, in connection with or after a change in control, and some of the unvested shares of restricted stock also vest in the case of involuntary termination without cause not in connection with or after a change in control.

(4)	Based on the amounts shown in the table, no tax gross up payment would be payable to Mr. Panos under his tax gross up agreement. See “Tax Gross Up Agreements.”

Ronald D. Santo

Termination Scenario	Salary and Bonus Continuation ($)(1)	Continued Health and Long-Term Care Benefits ($)(2)	Accelerated Vesting of Stock Options and Restricted Stock ($)(3)	Continuation of Group Term Life Insurance Benefit ($)(4)	Supplemental Life Insurance Policy Death Benefit ($)(5)	Payment of Change in Control Lump Sum Amount ($)(6)	Tax Gross Up Payment ($)(7)

If termination for cause occurs	$-	$-	$-	$-	$-	$-	$-

If voluntary termination occurs (not constituting “involuntary termination under Employment Agreement”)	$-	$48,640	$479,128	$-	$-	$-	$-

If “involuntary termination” under Employment Agreement (not in connection with or after change in control) occurs	$1,218,700	$48,640	$346,220	$18,910	$-	$-	$-

If “involuntary termination” under Employment Agreement occurs in connection with or within 24 months after change in control	$-	$48,640	$479,128	$18,910	$-	$1,386,756	$471,284

If termination occurs as a result of disability	$-	$48,640	$346,220	$-	$-	$-	$-

If termination occurs as a result of death	$-	$24,320	$346,220	$-	$265,000	$-	$-

(1)
Represents the present value, assuming a discount rate of 5%, of the total salary and bonus continuation payments which are payable monthly to Mr. Santo under his employment agreement for the applicable period described under “Employment Agreements with Named Executive Officers-Employment

Agreement with Mr. Santo.” Assuming a termination on December 29, 2006, the monthly payment amount would be $38,518, and these monthly payments would continue through November 1, 2009. These monthly payments are subject to reduction for income earned from another company during the payout period; the amount in the table assumes no such reduction. In the case of voluntary termination that does not constitute “involuntary termination” (as defined in Mr. Santo’s employment agreement - see “Employment Agreements with Named Executive Officers-Employment Agreement with Ronald D. Santo”), Mr. Santo’s agreement provides for a final annual bonus consistent with the year-end bonus practices determined by the Board in good faith, in the event of a voluntary termination - no value was assigned to the award in the table above.

(2)
Represents the approximate cost of providing the “Continued Health Coverage” described under “Employment Agreements with Named Executive Officers-Employment Agreement with Ronald D. Santo.” As explained in greater detail under that section, the “Continued Health Coverage” is basically comprised of (i) continued health benefits for Mr. Santo and his spouse through age 65 (which Mr. Santo will turn in September 2007); (ii) continued premium payments by the Bank on long-term care insurance policies maintained for Mr. Santo and his spouse through the remaining term of the agreement (i.e., through November 1, 2009, assuming a termination on December 29, 2006); and (iii) lifetime coverage under a Medicare Supplemental Insurance Plan starting at age 65; provided, however, that the annual costs to the Bank under (ii) and (iii) are not to exceed $25,000 (or $12,500 upon the death of Mr. Santo or his spouse). The amount shown in the table represents the aggregate present value of the portion of the premium payments to be made by the Bank, assuming a 5% annual increase in premiums and a discount rate of 5%, and, in the case of the Medicare Supplemental Insurance Plan benefit, using a life expectancy of 16 years, starting at age 65.

(3)
In the case of stock options, reflects the Black-Scholes value of the option based on the closing price of our Common Stock on December 29, 2006 ($37.61). In the case of voluntary termination that does not constitute “involuntary termination” (as defined in Mr. Santo’s employment agreement - see “Employment Agreements with Named Executive Officers-Employment Agreement with Ronald D. Santo”), Mr. Santo’s options continue to vest in accordance with their vesting schedules and remain exercisable for one year after the later of the vesting date or date of employment termination, but not beyond the option expiration dates. In the case of involuntary termination not in connection with or after a change in control, Mr. Santo’s options, to the extent unvested, vest in full and remain exercisable until the first to occur of one year after the termination date or the expiration date of the option. In the case of involuntary termination in connection with or after a change in control, Mr. Santo’s options continue to vest in accordance with their original vesting schedules and remain exercisable for one year after the later of the vesting date or date of employment termination, but not beyond the option expiration dates. In the case of disability or death, unvested options become exercisable in full and remain exercisable until the earlier of one year after the employment termination date or the option expiration date. In the case of restricted stock, reflects the value of the shares vested as a result of the assumed termination event, based on the $37.61 closing price of our Common Stock on December 29, 2006. Unvested shares of restricted stock vest in the case of termination due to death or disability or involuntary termination, regardless of whether in connection with or after a change in control, and in connection with voluntary termination.

(4)
Mr. Santo’s employment agreement provides for the continuation of group term life insurance under the indicated termination scenarios, at the same premium cost to Mr. Santo. In the case of involuntary termination not in connection with or after a change in control, this benefit is provided for the remaining term of the agreement (i.e., through November 1, 2009, assuming a termination on December 29, 2006). In the case of involuntary termination in connection with or after a change in control, this benefit is provided for three years after the termination (i.e., through December 29, 2009, assuming a termination on December 29, 2006), and Mr. Santo is reimbursed for the taxes incurred on such benefit.

(5)
Amount in table represents death benefit payable under supplemental life insurance policy maintained by the Bank for Mr. Santo. In addition, Mr. Santo’s employment agreement provides that if his employment is voluntarily terminated or involuntarily terminated (regardless of whether in connection with or after a change in control), he has the option to purchase a key man life insurance policy maintained by the Bank on his life for the cash surrender value of the policy (as of December 29, 2006, the death benefit payable under this key man policy was $380,800 and the cash surrender value was $29,711).

(6)
Represents lump sum amount payable to Mr. Santo under his employment agreement in the event his employment is involuntarily terminated in connection with or within 24 months after a change in control of the Company, as described under “Employment Agreements with Named Executive Officers-Employment Agreement with Mr. Santo.”

(7)	Represents tax gross up payment payable to Mr. Santo under the circumstances described under “Tax Gross Up Agreements.”

Richard M. Rieser, Jr.

Termination Scenario	Compensation Continuation ($)(1)	Health Coverage Continuation ($)(2)	Accelerated Vesting of Restricted Stock ($)(3)	Non-Compete Payments ($)(4)	Life Insurance Benefits ($)(5)	Other Perquisites ($)(6)	Tax Gross Up Payment ($)(7)

If termination for cause occurs	$-	$-	$-	$709,060	$-	$-	$-

If voluntary termination occurs (not constituting “involuntary termination” under Employment Agreement”) occurs	$-	$300,000	$-	$709,060	$-	$-	$-

If “involuntary termination” under Employment Agreement occurs	$4,394,073	$300,000	$208,773	$709,060	$-	$391,679	$3,604,839

If termination occurs as a result of disability	$4,010,368	$300,000	$208,773	$709,060	$-	$-	$-

If termination occurs as a result of death	$1,170,307	$300,000	$208,773	$-	$525,000	$-	$-

(1)
Represents the present value, assuming a discount rate of 5%, of the continued compensation payable to Mr. Rieser for the applicable periods, as described under “Employment Agreements with Named Executive Officers-Employment Agreement with Richard M. Rieser, Jr.” In the case of “involuntary termination” (as defined in Mr. Rieser’s employment agreement - see “Employment Agreements with Named Executive Officers-Employment Agreement with Richard M. Rieser, Jr.”), Mr. Rieser generally is entitled to receive the following: (i) through August 25, 2011, continuation of his salary, the base level of which automatically increases by $50,000 on each August 25th beginning August 25, 2007; (ii) automatic annual incentive bonuses of $300,000 for each of 2007 and 2008 and zero thereafter; (iii) continued specified perquisites and other personal benefits; (iv) a cash payment of $200,000 on each August 25th commencing August 25, 2007 in lieu of the restricted stock awards that otherwise would have been made to him on those dates, through August 25, 2010; and (v) accelerated vesting of previously awarded restricted stock (quantified under “Accelerated Vesting of Restricted Stock” column). If Mr. Rieser’s employment is terminated by the Company after he has been disabled for one year, such termination will constitute involuntary termination, entitling Mr. Rieser to the foregoing payments and benefits, reduced by any disability income benefits that he receives. If Mr. Rieser’s employment is terminated due to death, his surviving spouse (or, if she does not survive him, his beneficiaries) will be paid for a period of 18 months after his death his base compensation (salary plus the value of his scheduled annual restricted stock grants) and any bonuses earned.

(2)
Represents the approximate cost of providing the “Post-Employment Health Benefit” described under “Employment Agreements with Named Executive Officers-Employment Agreement with Mr. Rieser.” Amount shown represents the present value of premium payments, assuming a 5% annual increase in premiums and a discount rate of 5%. As provided in Mr. Rieser’s employment agreement, the Company’s obligations to provide the Post-Employment Health Benefit cease after the aggregate amount expended by the Company exceeds the “Coverage Limit” (defined as $300,000 upon termination of Mr. Rieser’s employment, with the unused balance of such amount at the end of each calendar year, commencing the full calendar year next following employment termination, increased by 5%).

(3)	Reflects the value of the shares of restricted stock vested as a result of the assumed termination event, based on the $37.61 closing price of our Common Stock on December 29, 2006.
(4)
Represents the present value, assuming a discount rate of 5%, of the total payments to Mr. Rieser under his Agreement Regarding Post-Employment Restrictive Covenants, originally entered into with First Oak Brook on October 19, 1994 and assumed by us upon completion of our acquisition of First Oak Brook.

Under this agreement, Mr. Rieser is entitled to twelve annual payments of $80,000 following termination of employment for any reason. See “Employment Agreements with Named Executive Officers-Employment Agreement with Richard M. Rieser, Jr.”

(5)
Represents aggregate death benefit payable under four life insurance policies set to expire in 2007. Premiums on all but one of the policies were paid 100% by First Oak Brook prior to its acquisition by the Company.

(6)
Represents the present value of the estimated cost for an automobile through the end of the agreement, the present value of the continuation of amounts paid to Mr. Rieser with respect to certain life insurance agreements and the present value of the continuation of employer deferred compensation plan contributions, assuming an annual contribution of $60,345.

(7)
Represents the tax gross up payment that would be payable to Mr. Rieser by the Company based upon the assumption that Mr. Rieser would be subject to a tax penalty if his employment were involuntarily terminated without cause as of December 29, 2006. In calculating the tax gross up amount, change in control benefits received by Mr. Rieser from First Oak Brook were added to the benefits to be received by Mr. Rieser under his current employment agreement with the Company.

Organization and Compensation Committee Report

The Organization and Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained above with management and, based on such review and discussion, the Organization and Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the Organization and Compensation Committee of the Company’s Board of Directors:

Karen J. May, Chairperson
James N. Hallene
Richard J. Holmstrom

Organization and Compensation Committee Interlocks and Insider Participation

No member of the Organization and Compensation Committee is a current or former officer or employee of the Company or any of the Company’s subsidiaries. None of our executive officers has served on the board of directors or the compensation committee of any other entity that had an executive officer serving on our Board of Directors or on the Organization and Compensation Committee of our Board of Directors. During 2006, we had various ordinary course lease banking transactions with a company, and an affiliated entity, of which Organization and Compensation Committee Chair Karen J. May is an executive officer. See “Certain Transactions.”

DIRECTOR COMPENSATION

For 2006, the fees paid to our directors were as follows (all increases noted occurred in July 2006, except as indicated otherwise):

•	an annual retainer, increased from $15,000 to $22,000 (with the Chairman of the Board receiving $45,000 effective January 1, 2007);
•	a fee for each regular board meeting attended of $2,900;
•	a fee for each special board meeting attended of $1,450;
•	a fee for each committee meeting attended of $900;
•	a fee for each Executive Loan Committee meeting attended of $400;
•	a committee chairperson fee of $1,300 for each committee meeting; and
•	a fee for the Chairman or a Vice Chairman of the Board attending a committee meeting as an ex-officio member of $450.

Non-employee directors who served as directors of the Bank and Union Bank, N.A. also received fees for attending meetings of the boards of directors and board committees of those banks, ranging from $500 to $900 per meeting attended. All fees earned by our directors for 2006 could be deferred into our Stock Deferred Compensation Plan or Non-Stock Deferred Compensation Plan, described under “Nonqualified Deferred Compensation.” Up to 70% of fees not deferred could, in lieu of cash, be paid in five-year, immediately exercisable options to purchase Common Stock granted under our Omnibus Incentive Plan and up to 100% of fees not deferred could be paid in shares of restricted stock granted under the Omnibus Plan that vest on the first anniversary of the grant date.

Director Compensation Table

The following table sets forth certain information regarding the compensation earned by or awarded to each director, who is not also a named executive officer, who served on our Board of Directors in 2006. Directors who are employees of the Company are compensated for their service as directors. See “Executive Compensation-Summary Compensation Table.”

Name	Fees Earned or Paid in Cash ($) (4)	Stock Awards ($) (5)	Option Award(s) ($) (6)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)

E. M. Bakwin(1)	52,601	-	-	-	-	42,466 (7)	95,067
David P. Bolger	50,151	10,125	-	-	-	-	60,276
Robert S. Engelman, Jr. (3)	45,851	-	-	-	-	-	45,851
Alfred Feiger(1)	17,235	-	51,649	-	-	-	68,884
Lawrence E. Gilford(1)	18,915	-	57,191	-	-	-	76,106
Richard I. Gilford(1)	21,165	-	60,867	-	-	-	82,032
Charles J. Gries(2)	5,800	-	-	-	-	-	5,800
James N. Hallene	-	12,267	52,537	-	-	-	64,804
Thomas H. Harvey	48,951	-	-	-	-	-	48,951
Patrick Henry	-	9,849	33,125	-	-	-	42,974
Richard J. Holmstrom	16,395	-	49,250	-	-	-	65,645
David L. Husman(1)	46,351	-	-	-	-	-	46,351
Karen J. May	40,463	-	16,391	-	-	-	56,854
Kenneth A. Skopec(1)	56,101	-	-	-	-	42,466 (7)	98,567

(1)	Retired from the Board effective December 31, 2006 pursuant to our mandatory director retirement policy.
(2)	Became a director effective August 25, 2006 upon completion of our acquisition of First Oak Brook.
(3)
Mr. Engelman, a former Chief Executive Officer of one of the Company’s predecessors, receives a fixed annual lifetime retirement benefit of $225,000 pursuant to his supplemental executive retirement plan with the Bank. Pursuant to his employment agreement entered into in October 1998, Mr. Engelman also receives lifetime health benefits for himself and his dependents, provided that Mr. Engelman reimburses the Company for the “employee’s share” of the cost of the premiums. See “Certain Transactions”.

(4)
Includes amounts deferred under our stock and non-stock deferred compensation plan, as follows: Mr. Bolger - $50,151 in stock deferred compensation plan; Mr. Engelman - $45,851 in non-stock deferred compensation plan; Mr. A. Feiger - $17,235 in stock deferred compensation plan; Mr. L. Gilford - $18,915 in stock deferred compensation plan; Mr. R. Gilford - $21,165 in stock deferred compensation plan; Mr. Gries - $5,800 in stock deferred compensation plan; Mr. Husman - $46,351 in stock deferred compensation plan; and Ms. May $40,463 in stock deferred compensation plan.

(5)
Reflects the dollar amount recognized for financial statement reporting purposes for the year ended December 31, 2006, in accordance with FAS 123R, of restricted stock granted under the Omnibus Incentive Plan. The assumptions used in the calculation of these amounts are included in Note 19 of the Notes to Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K/A filed with the Securities and Exchange Commission on March 2, 2007. The restricted stock grants for which expense is shown in the table include grants in 2006 for director fees in lieu of cash of 583 shares to Mr. Hallene and 473 shares to Mr. Henry, which had grant date fair values calculated in accordance with FAS 123R of $21,426 and $17,403, respectively. Mr. Bolger was issued restricted stock in 2005 that continued to vest through October 2006. These 2006 restricted stock grants to Messrs. Hallene and Henry were the only shares of restricted stock held by these directors as of December 31, 2006.

(6)
Reflects the dollar amounts recognized for financial statement reporting purposes for the year ended December 31, 2006, in accordance with FAS 123R of stock options granted under the Company’s Omnibus Incentive Plan. The assumptions used in the calculation of these amounts are included in Note 19 of the Notes to Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K/A filed with the Securities and Exchange Commission on March 2, 2007. The option grants for which expense is shown in the table include grants in 2006 for director fees in lieu of cash to Messrs. A. Feiger, L. Gilford, R. Gilford, Hallene, Henry and Holmstrom and Ms. May for 6,931, 7,671, 8,165, 7,049, 4,468, 6,605, and 2,200 shares, which had grant date fair values calculated in accordance with FAS 123R of $51,649, $57,191, $60,867, $52,537, $33,125. $49,250 and $16,391, respectively, as these option awards vested immediately upon grant. As of December 31, 2006, total shares underlying stock options held by the directors were as follows: Mr. Bolger - 3,136 shares; Mr. A. Feiger - 20,182 shares; Mr. L. Gilford - 18,041 shares; Mr. R. Gilford - 23,762 shares; Mr. Gries - 4,134 shares; Mr. Hallene - 20,762 shares; Mr. Henry - 11,733 shares; Mr. Holmstrom - 20,125 shares; Mr. Husman - 7,629 shares; and Ms. May - 3,778 shares.

(7)
Represents annualized payments for 2006 to each of Messrs. Bakwin and Skopec pursuant to our non-competition agreements with them, which expired effective November 6, 2006. See “Agreements and Arrangements with Former Directors Bakwin and Skopec”.

Agreements and Arrangements with Former Directors Bakwin and Skopec

On the effective date of the MB-MidCity Merger, we entered into a non-competition agreement with each of E.M. Bakwin, our former Chairman, and Kenneth A. Skopec, one of our former Vice Chairmen, both of whom retired from our Board effective December 31, 2006 and who served as Chairman and Chief Executive Officer and President, respectively, of MidCity Financial prior to the MB-MidCity Merger. Under their non-competition agreements, Messrs. Bakwin and Skopec were each paid paid $50,000 per year for five years following the completion of the MB-MidCity Merger (the “non-compete period”) in consideration for their agreement not to compete with us during the non-compete period in the State of Illinois or in any other state in which the Company or any of its subsidiaries or affiliates maintains an office. The non-compete period ended, and payments to Messrs. Bakwin and Skopec under the non-competition agreements ceased, effective November 6, 2006.

During 2006, each of Messrs. Bakwin and Skopec was provided with office space in Company facilities for Company business and personal use at no cost to them.

CERTAIN TRANSACTIONS

Related Party Transactions Policy

Our Code of Ethics and Conduct, which is applicable to all of our directors, officers and employees has long contained provisions intended to prevent conflicts of interest with the Company. In February 2007, our Board of Directors amended our Code of Ethics and Conduct to add a specific policy concerning the review, approval and monitoring of transactions directly or indirectly involving “related parties” (directors, executive officers, beneficial owners of more than 5% of the outstanding shares of our Common Stock and any immediate family members of these persons) and the Company. The policy covers any transaction or series of similar transactions where the amount involved is expected to exceed $10,000 in any calendar year, excluding transactions of the type which would not require disclosure in our proxy statement under SEC rules (without regard to the amount involved) as well as any loan to a related party made in compliance with our policy on loans to affiliates or any deposit or other customer relationship in the ordinary course of our business that is at arms-length and on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons.

Under the policy, related party transactions must be approved or ratified by the Nominating and Corporate Governance Committee of our Board of Directors. The policy provides that the Nominating and Corporate Governance Committee should consider the following factors, among any others it deems appropriate, in making a decision whether to approve or ratify a transaction: (1) the extent of the related party’s interest in the transaction, (2) if applicable, the availability of other sources of comparable products or services, (3) whether the terms of the transaction are no less favorable than terms generally available in unaffiliated transactions under like circumstances, (4) the fairness and expected benefits of the transaction to the Company, (5) the aggregate value of the transaction and (6) in the case of a transaction involving a director of the Company, whether the transaction would impair the independence of the director.

A director may not participate in any discussion or approval by the Nominating and Corporate Governance Committee of any related party transaction with respect to which he or she is a related party, but must provide to the Nominating and Corporate Governance Committee all material information reasonably requested concerning the transaction. If a related party transaction will be ongoing, the Nominating and Corporate Governance Committee may establish guidelines for our management to follow in its ongoing dealings with the related party. Thereafter, the Nominating and Corporate Governance Committee, on at least an annual basis, must review and assess ongoing relationships with the related party to see that they are in compliance with any such guidelines and that the related party transaction remains appropriate.

A copy of our Code of Conduct and ethics and is available on our website, www.mbfinancial.com, by clicking “Investor Relations” and then “Corporate Governance.”

Transactions

Our directors and executive officers and their affiliates were customers of and have had transactions with the Bank. Additional transactions may be expected to take place in the future. All outstanding loans, commitments to loans, transactions in repurchase agreements and certificates of deposit and depository relationships were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectibility or present other unfavorable features.

Loans outstanding to our executive officers and directors, including companies in which they have management or ownership control, at December 31, 2006, were approximately $40.1 million.

The largest relationship to a single director or executive officer at December 31, 2006 totaled $22.5 million. The longest maturity date on a loan to a director or executive officer was 28 years. Interest rates on director or executive officer loans ranged from 6.77% to 7.25% for fixed rate loans and Libor plus 200 basis points to Prime plus 100 basis points on adjustable rate loans. These terms are consistent with the terms offered to other customers with similar risk characteristics.

In addition to the lending relationships described above, as part of its ordinary course lease banking activities, LaSalle Systems Leasing, Inc., a subsidiary of the Bank, has entered into various equipment lease transactions with Altria Corporate Services, Inc. (“Altria Corporate Services”) and Kraft Foods, Inc. (“Kraft”), each a subsidiary of Altria Group, Inc., and with Combined Insurance Company (“Combined Insurance”), a subsidiary of Aon

Corporation. Company Director Karen J. May is an executive officer of Kraft and Company Director David P. Bolger is an executive officer of Aon Corporation. Neither Ms. May nor Mr. Bolger has had any direct or indirect involvement with these transactions and neither has received any direct or indirect compensation or other benefits from these transactions. All transactions were on substantially the same terms as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of default or present other unfavorable features. These transactions include both direct finance leases and operating leases. The aggregate remaining rent payments owed at December 31, 2006 were approximately $1.2 million for Altria Corporate Services and Kraft and approximately $150,000 for Combined Insurance.

James Field, the son of Company Vice President and President of Lease Banking for the Bank, Burton J. Field, is a member of the law firm of Field & Goldberg, LLC, which the Company utilizes for certain legal services. Fees paid by the Company to this law firm during 2006 totaled $122,347.

Company Director Robert S. Engelman, Jr., who served as Chairman of the Board of Directors of Old MB Financial prior to the MB-MidCity Merger and as President and Chief Executive Officer of Old MB Financial (then known as Avondale Financial Corp.) from January 1993 until February 1999, receives a fixed annual lifetime retirement benefit of $225,000 pursuant to his supplemental executive retirement plan with the Bank. Pursuant to his employment agreement entered into in October 1998, Mr. Engelman also receives lifetime health benefits for himself and his dependents, provided that Mr. Engelman reimburses the Company for the “employee’s share” of the cost of the premiums. Mr. Engelman’s son, Robert Engelman, is the owner of Engelman Management Group, Inc. (“Engelman Management Group”), which has conducted various training sessions for employees of the Bank. Fees paid to Engelman Management Group in 2006 totaled approximately $8,000.

Edward Henry, the son of Company Director Patrick Henry, is a director of Union Bank, N.A., a subsidiary of the Company. Fees paid to Edward Henry during 2006 for his service as a director of Union Bank, N.A. totaled $10,650.

PROPOSAL II. APPROVAL OF THE COMPANY’S AMENDED AND RESTATED OMNIBUS INCENTIVE PLAN

Our Board of Directors has approved an amendment and restatement of our 1997 Omnibus Incentive Plan (the “Omnibus Incentive Plan”), subject to approval of the amended and restated plan by stockholders at the Meeting. The amendment and restatement:

• increases the number of shares of our Common Stock available for awards under the Omnibus Incentive Plan by 2,250,000;

• continues to authorize the granting of stock options, stock appreciation rights and restricted stock, and adds restricted stock units, performance shares and performance units, other stock-based awards and cash awards as available award types;

• limits the aggregate number of shares of our Common Stock that may be utilized for awards other than stock options and stock appreciation rights to 1,144,810 (which includes the 144,810 shares utilized for awards of restricted stock to date, leaving an additional 1,000,000 available for future awards of restricted stock, restricted stock units, performance shares, performance units and other stock-based awards);

• adds provisions to allow for awards of restricted stock, restricted stock units, performance shares, performance units, other stock-based awards and cash awards that qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code;

• reduces the maximum terms of non-qualified stock options and stock appreciation rights from 15 years to ten years; and

• extends the term of the Omnibus Incentive Plan, which was to expire on January 1, 2012, to April 25, 2017.

The other material features of the Omnibus Incentive Plan generally remain the same as under the terms currently in effect. However, the amendment and restatement makes certain additional changes to the terms of the

Omnibus Incentive Plan in order to clarify specified matters and to ensure compliance with Section 409A of the Internal Revenue Code. Approval of the amended and restated Omnibus Incentive Plan requires the affirmative vote of a majority of the votes cast on the proposal.

If stockholders approve the amended and restated Omnibus Incentive Plan, the total number of shares of Common Stock reserved for issuance under the Omnibus Incentive Plan will increase from 3,750,000 to 6,000,000, and the maximum number of shares that may be issued pursuant to awards made under the Omnibus Incentive Plan on or after March 9, 2007 will increase to 2,738,093 shares. The 2,738,093 shares are comprised of shares available for, but not yet subject to, awards as of March 9, 2007 (488,093 shares), plus the additional 2,250,000 shares authorized by the amendment and restatement. As of March 9, 2007, there were outstanding options to purchase 2,276,604 shares of our Common Stock (2,010,293 of which were granted under the Omnibus Incentive Plan with nearly all of the remainder representing options we assumed in connection with our acquisitions of First Oak Brook and First SecurityFed Financial, Inc.).

Our Board believes that the Omnibus Incentive Plan provides a valuable means for attracting, retaining and motivating key employees and directors to produce continued growth in stockholder value. Participation in the Omnibus Incentive Plan rewards these persons for superior performance by giving them an opportunity to participate in this growth. If the amended and restated Omnibus Incentive Plan is not approved by stockholders, we will not have a sufficient number of shares available for our annual long-term incentive grant to key employees, typically made in the third quarter, which is a critical component of our compensation program. See “Proposal I. Election of Directors—Executive Compensation-Compensation Discussion and Analysis.” In addition, without stockholder approval of the amended and restated Omnibus Incentive Plan, no stock options granted after January 1, 2007 will qualify as incentive stock options. We believe that we would be at a significant disadvantage with our competitors if we were forced to curtail (and eventually eliminate) the long-term incentive component of our compensation program.

The principal features of the Omnibus Incentive Plan, as it is proposed to be amended and restated, are discussed below. The discussion is only a summary and is qualified in its entirety by reference to the proposed amended and restated Omnibus Incentive Plan, a copy of which is attached to this Proxy Statement as Appendix A.

General

The Omnibus Incentive Plan, as it is proposed to be amended and restated, provides for the grant to employees and directors of the Company and its subsidiaries (collectively “participants”) of the following types of awards:

• options to purchase shares of Common Stock, which may be either “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code (“incentive stock options”) or non-statutory options which do not satisfy the provisions of Section 422 of the Internal Revenue Code (“non-qualified stock options”) (incentive stock options and non-qualified stock options are together referred to as “stock options” or “options”);

• stock appreciation rights;

• restricted stock and restricted stock units;

• performance shares and performance units;

• other stock-based awards; and

• cash awards.

Subject to adjustments described below under “-Changes in Capitalization,” as of March 9, 2007, only 488,093 shares of our Common Stock remained available for future awards under the Omnibus Incentive Plan. Under the proposed amended and restated Omnibus Incentive Plan, the number of shares of Common Stock available for future awards will increase to 2,738,093 shares. The existing Omnibus Incentive Plan provides that during the plan term, no more than 300,000 shares may be awarded as restricted stock. The proposed amended and restated Omnibus Incentive Plan would limit to 1,144,810 the number of shares of our Common Stock that may be utilized for awards of restricted stock, restricted stock units, performance shares, performance units and other stock-based awards (which includes the 144,810 shares utilized for restricted stock awards to date). An award that is settled in cash, however, will not be counted against the number of shares available for future awards. Any shares subject to an award which expires or is forfeited or terminated unexercised will again be available for issuance under the proposed amended and restated Omnibus Incentive Plan. Unlike the existing Omnibus Incentive Plan, under which forfeited shares of restricted stock on which dividends had been paid are not available again for future awards, such shares would be available for future awards under the proposed amended and restated Omnibus Incentive Plan. Shares used to pay the exercise price of a stock option and shares used to satisfy tax withholding obligations are not available for future awards. The shares with respect to which awards may be granted may be either authorized and unissued shares or issued shares reacquired and held by the Company as treasury shares.

Under the existing Omnibus Incentive Plan, during any calendar year, no participant may be granted awards with respect to more than 112,500 shares of our Common Stock (subject to adjustment as described under “—Changes in Capitalization”). Under the proposed amended and restated Omnibus Incentive Plan, during any calendar year, no participant may be granted: (1) stock options or stock appreciation rights covering an aggregate of more than 200,000 shares of our Common Stock; (2) restricted stock or restricted stock units covering an aggregate of more than 100,000 shares of our Common Stock; (3) performance shares covering an aggregate of more than 100,000 shares of our Common Stock or performance units equal to the value of more than 100,000 shares of our Common Stock, determined as of the date of grant; (4) other stock-based-awards covering an aggregate of more than 100,000 shares of our Common Stock; or (5) cash awards in excess of $2,000,000.

Administration of the Omnibus Incentive Plan

The Omnibus Incentive Plan is administered by a committee (referred to below as the “Committee”) of two or more members of the Company’s Board of Directors, each of whom qualifies as (i) an “outside director,” as defined in Section 162(m) of the Internal Revenue Code, and (ii) a “Non-Employee Director,” as defined in Rule 16b-3 under the Securities Exchange Act of 1934. Committee members serve at the discretion of the Board of Directors and may be removed by the Board at any time. The Organization and Compensation Committee of the Board of Directors, comprised of Directors May, Hallene and Holmstrom, presently serves as the Committee.

The Committee generally has full power to:

• determine the size and types of awards;

• determine the terms and conditions of awards in a manner consistent with the Omnibus Incentive Plan;

• interpret the Omnibus Incentive Plan and any agreement or instrument entered into under the Omnibus Incentive Plan;

• establish, amend or waive rules and regulations for the administration of the Omnibus Incentive Plan;

• amend or otherwise modify the Omnibus Incentive Plan or the terms and conditions of any outstanding award under the Omnibus Incentive Plan;

• make all other determinations which are necessary or advisable for the administration of the Omnibus Incentive Plan; and

• delegate its authority under the Omnibus Incentive Plan to the extent permitted by law, rule or regulation.

Duration and Modification; No Repricing Without Stockholder Approval

The Omnibus Incentive Plan will remain in effect until terminated in accordance with its terms; however, no award may be made under the Omnibus Incentive Plan, as it is proposed to be amended and restated, after April 25, 2017. The Company’s Board of Directors or the Committee generally may, at any time, terminate, amend or modify the Omnibus Incentive Plan without approval of participants or the Company’s stockholders. Stockholder approval must be obtained if it is required by law, rule or regulation. Additionally, the Board of Directors of the Company, in its discretion, may voluntarily seek stockholder approval if it so desires. In addition, stock options and stock appreciation rights may not be repriced, replaced or regranted through cancellation or by lowering the exercise or grant price of a previously granted stock option or stock appreciation right (other than as described under “--Changes in Capitalization”), except in compliance with Section 409A of the Internal Revenue Code and with the approval of the Company’s stockholders.

Stock Options

General.    Stock options may be granted to employees and directors at any time and from time to time by the Committee. Except with respect to grants of stock options to directors of the Company who elect to take all or a portion of their annual retainer and fees in the form of stock options (see “—Director Compensation Elections”), the Committee generally has complete discretion in determining the number of shares subject to options granted to each participant. Each option grant is evidenced by an option agreement that specifies the exercise price, the duration of the option, the number of shares to which the option pertains, the vesting schedule, and such other provisions as the Committee determines. In addition, the option agreement specifies whether the option was intended to be an incentive stock option or a non-qualified stock option. The exercise price must not be less than the fair market value of a share of our Common Stock on the date of grant, provided that the exercise price of an incentive stock option granted to a holder of more than 10% of our Common Stock must not be less than 110% on the date of grant. The duration of a stock option may not exceed 10 years, provided that the duration of an incentive stock option granted to a holder of more than 10% of our Common Stock may not exceed five years.

Stock Option Exercises.    A participant may pay the exercise price of his or her option in cash, by delivering shares of our Common Stock that he or she already owns having a total market value equal to the total exercise price, or by a combination of cash and shares. In addition, if permitted by the Company, the participant may pay the exercise price through a cashless exercise facilitated through a broker.

Exercising Options After Termination of Employment or Service.    The termination of a participant’s employment or service as a director affects his or her ability to exercise options granted under the Omnibus Incentive Plan.

Termination For Reasons Other Than Death, Disability, Retirement or Cause. Unless otherwise set forth in the participant’s option agreement, if a participant's employment or service is terminated for any reason other than death, disability, retirement after reaching age 65 or for cause, any portion of the participant's option which has not yet vested will be forfeited, unless the Committee decides to waive this forfeiture and allow the participant to exercise that portion (in addition to the already vested portion) of the option. Thereafter, unless otherwise provided in the participant's option agreement, the exercisable portion of the participant's option may be exercised for one year after the date of termination or until the expiration date of the option, whichever period is shorter. Unless otherwise set forth in the participant’s option agreement, should the participant die during the shorter of these two periods, the participant’s option may be exercised by the participant’s designated beneficiary (or, if no beneficiary has been designated, by such person or persons who have acquired the participant’s rights under the option by will or the laws of descent and distribution) for one year after the participant’s death.

For most recipients of stock options granted to date under the Omnibus Incentive Plan, their option agreement provides that if their employment or service is terminated under these circumstances, the exercisable portion of their option may be exercised for only three months after the date of termination or until the expiration date of the option, whichever period is shorter. For certain members of our senior management group, some of their option agreements also provide that if (1) their employment is involuntarily terminated without cause, or voluntarily terminated for “good reason” (defined generally as a material reduction in their duties, responsibilities or benefits), or (2) their employment is voluntarily or involuntarily terminated prior to age 65 other than for cause or death, and their age plus years of service is equal to or greater than 90, then their option will continue to vest and remain exercisable until the later of one year after the vesting date or the date of termination, but in no event beyond the expiration date.

Termination Due to Death. Unless otherwise set forth in the participant’s option agreement, if a participant’s employment or service is terminated due to death, any unvested portion of the participant's option will immediately become exercisable (in addition to the already-vested portion). Unless otherwise provided in the participant's option agreement, the participant's option may be exercised by the participant’s designated beneficiary (or, if no beneficiary has been designated, by such person or persons who have acquired the participant’s rights under the option by will or the laws of descent and distribution) for one year after the participant’s death.

Termination Due to Disability. Unless otherwise set forth in the participant’s option agreement, if a participant's employment or service is terminated due to permanent and total disability, any unvested portion of the participant's option will immediately become exercisable (in addition to the already-vested portion). Unless otherwise provided in the participant's option agreement, the participant's option may be exercised for one year after the date of termination or until the expiration date of the option, whichever period is shorter. Unless otherwise set forth in the participant’s option agreement, should the participant die during the shorter of these two periods, the participant’s option may be exercised by the participant’s designated beneficiary (or, if no beneficiary has been designated, by such person or persons who have acquired the participant’s rights under the options by will or the laws of descent and distribution) for one year after the participant’s death.

Termination Due to Retirement. Unless otherwise set forth in the participant’s option agreement, if a participant retires as an employee or director after reaching age 65, any unvested portion of the participant's option will immediately become exercisable (in addition to the already-vested portion). Unless otherwise provided in the participant's option agreement, the participant's option may be exercised for one year after the date of termination or until the expiration date of the option, whichever period is shorter. Unless otherwise set forth in the participant’s option agreement, should the participant die during the shorter of these two periods, the participant’s option may be exercised by the participant’s designated beneficiary (or, if no beneficiary has been designated, by such person or persons who have acquired the participant’s rights under the option by will or the laws of descent and distribution) for one year after the participant’s death. For certain members of our senior management group, some of their existing option agreements also provide that if their employment is voluntarily or involuntarily terminated after reaching age 65 and their age plus years of service is equal to or greater than 90, then the unvested portion of their option will vest immediately and their option will remain exercisable until the later of one year after the date of termination or one year after the option would have become exercisable (had vesting not been accelerated), but in no event after the expiration date of the option.

If a participant's employment or service is terminated for cause, all of his or her outstanding options under the Omnibus Incentive Plan (regardless of vesting status) will immediately be forfeited.

Transferability. Except as otherwise permitted by the Internal Revenue Code or the regulations under the Internal Revenue Code, no incentive stock option may be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than, upon the participant’s death, to the participant’s designated beneficiary or, if no beneficiary has been properly designated by the participant, by will or by the laws of descent and distribution. No non-qualified stock option may be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than (1) upon the participant’s death, to the participant’s designated beneficiary or, if no beneficiary has been properly designated by the participant, by will or by the laws of descent and distribution, (2) pursuant to a qualified domestic relations order, or (3) if specified by the Committee in the participant’s option agreement, by gift to any member of the participant’s immediate family or to a trust for the benefit of one or more of the participant’s immediate family members. For these purposes, a participant’s “immediate family” means the participant’s spouse, children and grandchildren. Unless transferred as permitted under the Omnibus Incentive Plan, a stock option may be exercised during the participant’s lifetime only by the participant.

Stock Appreciation Rights

The exercise of a stock appreciation right entitles its holder to receive in cash, shares of our Common Stock or a combination of both (as determined by the Committee), an amount equal to (1) the difference between the fair market value of a share of our Common Stock on the date of exercise over the grant (exercise) price, multiplied by (2) the number of shares with respect to which the stock appreciation right is exercised.

Stock appreciation rights may be granted to employees and directors at any time and from time to time as determined by the Committee. The Committee has broad discretion in establishing the terms of stock appreciation rights, including the number of shares subject to a particular award, conditions to exercising, grant price (which must be equal to at least 100% of the fair market value of a share of our Common Stock on the date of grant) and duration of the award (which may not exceed ten years). A stock appreciation right may be related to a stock option or be granted independently of any option. In the case of a stock appreciation right that is related to a stock option, the exercise of one award will reduce, on a one-to-one basis, the number of shares covered by the other award. The plan provisions on exercising stock appreciation rights after termination of employment or service and transferability of stock appreciation rights are essentially the same as those applicable to stock options.

Restricted Stock and Restricted Stock Units

General. Shares of restricted stock and restricted stock units may be granted to employees and directors at any time and from time to time by the Committee. Each restricted stock or restricted stock unit grant is evidenced by a restricted stock or restricted stock unit agreement that specifies the period of restriction (that is, the period during which the entitlement of the participant under the award is limited in some way or subject to forfeiture) and any other vesting terms, the number of shares of restricted stock or restricted stock units granted, and such other provisions as the Committee may determine, including whether the award is subject to vesting upon the achievement of performance goals (which may, but need not, include performance goals intended to qualify the award as

“performance-based compensation” under Section 162(m) of the Internal Revenue Code (see “-Qualified Performance-Based Compensation”)). Each restricted stock unit agreement will also specify the time at which, after vesting, the award will be settled (i.e., paid out to the participant) and the form in which settlement will be made (i.e., in shares of our Common Stock, in cash or a combination of both). In addition, the Committee may require that a participant pay a stipulated purchase price for each share of restricted stock or restricted stock unit, or impose holding requirements or sale restrictions upon vesting of restricted stock or settlement of restricted stock units in shares.

The Omnibus Incentive Plan provides that shares of restricted stock and restricted stock units generally must vest over at least three years, except for shares of restricted stock or restricted stock units awarded: (1) based upon past or future performance, which must vest, based also upon continued employment or service, over a minimum of one year; (2) to directors pursuant to their election to receive such awards in lieu of cash for their annual retainer and fees (see “-Director Compensation Elections”), which vest, based upon continuing service, in full on the one-year anniversary of the date of grant; and (3) to a person not previously an employee or director, or following a bona fide period of non-employment, as an inducement material to the individual’s entering into employment with us, which may be subject to a shorter minimum vesting period. During the period of restriction, a participant holding of shares of restricted stock may exercise full voting rights with respect to those shares, and also is entitled to receive all dividends and distributions paid with respect to those shares while they are held. If any dividends or distributions are paid in shares of our Common Stock, those shares will be subject to the same restrictions as the shares of restricted stock with respect to which they were paid. A participant has no voting or dividend rights with respect to shares underlying restricted stock units unless and until the shares are issued to the participant in settlement of the restricted stock units. The Committee may, however, provide in the participant’s restricted stock unit agreement for the crediting of dividend equivalent units.

Termination of Service or Employment. Unless otherwise set forth in the participant’s restricted stock or restricted stock unit agreement, if a participant's employment or service is terminated due to death, permanent and total disability or retirement after reaching age 65, the period of restriction will lapse as of the date of termination. Unless otherwise set forth in the participant’s restricted stock or restricted stock unit agreement, if a participant's employment or service is terminated for any other reason, all unvested shares awarded as restricted stock and restricted stock units will immediately be forfeited unless the termination is not for cause and the Committee, in its sole discretion, determines to provide for the lapsing of all or a portion of the unvested shares or restricted stock units. For certain members of our senior management group, some of their restricted stock agreements provide that, in addition to the termination events described above, the period of restriction will lapse if their employment is (1) involuntarily terminated without cause, (2) voluntarily or involuntarily terminated without cause or due to death prior to age 65 and their age plus years of service is equal to or greater than 90 or (3) voluntarily terminated for “good reason” (defined generally as a material reduction in their duties, responsibilities or benefits) in connection with or following a change in control of the Company.

Transferability. Except as otherwise provided in the Omnibus Incentive Plan or the participant’s restricted stock or restricted stock unit agreement, shares of restricted stock and restricted stock units may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable period of restriction (and in the case of restricted stock units, until the date of delivery or other payment), or upon earlier satisfaction of any other conditions, as specified by the Committee in its sole discretion and set forth in the restricted stock or restricted stock unit agreement.

Performance Shares and Performance Units

General. Performance shares and performance units may be granted to employees and directors at any time and from time to time by the Committee, entitling the participant to future cash payments, shares of our Common Stock or a combination of both, based upon the level of achievement with respect to one or more pre-established performance goals (which may, but need not, include performance goals intended to qualify the award as “performance-based compensation” under Section 162(m) of the Internal Revenue Code (see “-Qualified Performance-Based Compensation”)) over a specified performance period.

The Committee will establish a maximum amount of a participant’s award, denominated in shares of our Common Stock, in the case of performance shares, or units, in the case of performance units. Each award of performance shares or performance units will be evidenced by a performance share or performance unit agreement, which will set forth (1) the target and maximum amount payable to the participant, (2) the performance goals and level of achievement versus these goals that will determine the amount of payment, (3) the performance period as to which performance will be measured, (4) the timing of any payment earned by virtue of performance, (5) whether and the extent to which participants holding performance shares or performance units will receive dividends or dividend equivalents, (6) restrictions on the alienation or transfer of the award prior to actual payment and restrictions on the sale or transfer of shares following actual payment of an award paid in shares, (7) forfeiture provisions and (8) such other terms as may be determined by the Committee.

After the end of each performance period, the Committee will determine the extent to which performance goals have been attained, and the satisfaction of any other terms and conditions. The Committee will determine what, if any, payment is due with respect to an award and, in the case of performance units, whether the payment will be made in cash, shares of our Common Stock or a combination of both. Payment will be made in a lump sum within 60 days after the Committee determines that a payment is due. Notwithstanding satisfaction of any performance goals, the amount paid under an award of performance shares or performance units on account of either financial performance or personal performance evaluations may be reduced by the Committee in its discretion, if the terms of the award so provide.

Termination of Employment or Service. Unless provided otherwise in the participant’s agreement evidencing his or her award of performance shares or performance units, if the employment or service of a participant terminates before the end of a performance period due to death, permanent and total disability or retirement after reaching age 65, then to the extent it is determined by the Committee following the end of the performance period that the performance goals have been attained, the participant will be entitled to a pro rata payment based on the number of months’ service during the performance period but based on the achievement of performance goals during the entire performance period; payment under these circumstances will be made at the same time payments are made to participants who did not terminate service during the performance period. Unless provided otherwise in the participant’s agreement evidencing his or her award of performance shares or performance units, if the employment or service of a participant terminates before the end of a performance period for any other reason, all outstanding performance shares or performance units awarded to the participant will be cancelled; however, if the participant’s employment or service is terminated by the Company other than for cause, the Committee in its sole discretion may waive the automatic cancellation provision and pay out on a pro rata basis as described in the immediately preceding sentence.

Transferability. Except as otherwise provided in the participant's agreement evidencing his or her award of performance shares or performance units, performance shares and performance units may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than upon the participant’s death, to the participant’s designated beneficiary or, if no beneficiary has been designated by the participant, by will or by the laws of descent and distribution.

Other Stock-Based Awards and Cash Awards

Other Stock-Based Awards. The Committee may grant to any participant such other awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, shares of our Common Stock or factors that may influence the value of our Common Stock, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into shares of our Common Stock, purchase rights for shares of our Common Stock, awards with value and payment contingent upon performance of the Company or any subsidiary, affiliate or business unit of the Company, or any other factors designated by the Committee, and awards valued by reference to the book value of our Common Stock or the value of securities of, or the performance of specified subsidiaries, affiliates or other business units of the Company. We refer to this broad-based award category as “other stock-based awards.” The Committee will determine the terms and conditions of other stock-based awards, including, among other things, the number of underlying shares, the purchase price, if any, vesting (which may, but need not, be subject to achievement of performance goals intended to qualify the award as “performance-based compensation” under Section 162(m) of the Internal Revenue Code, as discussed under “Qualified Performance-Based Compensation”), if any, forfeiture and transferability.

Cash Awards. The Committee may also grant cash awards to any participant. The Committee will determine the terms and conditions of cash awards, including, without limitation, performance criteria which must be satisfied (which may, but need not, include performance goals intended to qualify the award as “performance-based compensation” under Section 162(m) of the Internal Revenue Code, as discussed under “Qualified Performance-Based Compensation”).

Qualified Performance-Based Compensation

Section 162(m) of the Internal Revenue Code generally disallows federal income tax deductions for compensation in excess of $1,000,000 per year paid to each of the Company’s Chief Executive Officer and its other four most highly compensated executive officers. Compensation that qualifies as “performance-based compensation” under Section 162(m) is not subject to the $1,000,000 deduction limit. Stock options and stock appreciation rights generally automatically qualify as “performance based compensation,” provided that certain grant procedures are followed and that, like the Omnibus Incentive Plan, the plan places limits on the number of stock options and stock appreciation rights that can be granted to an individual during a specified time period (see annual limits on awards to individuals under “—General.”) In addition to the limitations on awards to individuals and satisfying grant procedure requirements, one of the conditions necessary to qualify awards other than stock options and stock appreciation rights as “performance-based compensation” is that the material criteria relating to the performance goals under which the award is made must be disclosed to, and approved by, stockholders before the incentive compensation is paid.

For those awards under the Omnibus Incentive Plan, other than stock options and stock appreciation rights, that are intended to meet the definition of “performance-based compensation” the Committee will subject the vesting and payability of the award to the achievement of one or more pre-established performance goals (referred to as “qualifying performance goals”) based upon one or more of the following performance criteria (referred to as “qualifying performance measures”): earnings; earnings per share; net income; revenues and gross profits (in total or with respect to specific categories or business units, including, without limitation, brokerage, trust and treasury management); operating or cash earnings; operating or cash earnings per share; return measures (including but not limited to total stockholder return, return on average assets, return on average stockholders’ equity and cash return on tangible equity); net interest income; net interest income on a tax equivalent basis; net interest margin; net interest margin on a tax equivalent basis; interest-sensitivity gap levels; expense targets; operating efficiency; market share; assets under management new or net growth in merchant processing sales; growth in assets, loans (in total or with respect to specific categories of loans) and/or deposits (in total or with respect to specific categories of deposit accounts, and with respect to number of account relationships or account balance amounts); growth in target market relationships; investments; value of assets; asset quality levels; charge-offs; loan-loss reserves; non-performing assets; the price of our Common Stock; regulatory compliance; satisfactory internal or external audits; improvement of financial ratings; and achievement of balance sheet or income statement objectives, or other financial accounting or quantitative objectives established by the Committee.

Any qualifying performance measure(s) may be used to measure the performance of the Company as a whole or any subsidiary or business unit of the Company or any combination of both. Performance may be measured in absolute terms and/or relative to the performance of a group of other companies or a published or special index that the Committee, in its sole discretion, deems appropriate. In the agreement evidencing the award, the Committee may provide for accelerated vesting of any award based on the achievement of qualifying performance goal(s).

The Committee may provide in the agreement evidencing an award that any evaluation of attainment of a qualifying performance goal may include or exclude the effects of any of the following events that occurs during the relevant period: (i) extraordinary, unusual and/or non-recurring items of gain or loss; (ii) asset write-downs; (iii) litigation or claim judgments or settlements; (iv) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results; (v) any reorganization and restructuring programs; and (vi) acquisitions or divestitures.

In the event that applicable tax and/or securities laws change to permit Committee discretion to alter the governing qualifying performance measures without obtaining stockholder approval, the Committee has sole discretion under the Omnibus Incentive Plan to make such changes without obtaining stockholder approval. The Committee may, in its discretion, also grant performance-based awards under the Omnibus Incentive Plan that are not intended to satisfy, and do not satisfy, the requirements of “performance-based compensation” under Section 162(m) of the Internal Revenue Code.

Director Compensation Elections

Directors of the Company may elect to take up to 100%, or such lesser percentage as may be determined by the Committee, of their annual retainer and fees for attending Board and Board committee meetings in the form of non-qualified stock options, shares of restricted stock and/or, if permitted by the Committee, restricted stock units, granted under the Omnibus Incentive Plan. The exercise price of a non-qualified stock option granted to a director who makes such an election must be equal to at least 100% of the fair market value of a share of our Common Stock on the date of grant, and the number of underlying shares will be equal to the amount of the Board compensation as to which the election is made divided by the per share value of the option using a Black-Scholes model based on a five-year option (or using such other valuation methodology as may be selected by the Committee prior to the date of grant), rounded to the nearest whole share. The number of shares of restricted stock or, if permitted by the Committee, shares underlying restricted stock units granted to a director who makes such an election will be equal to the amount of the Board compensation as to which the election is made divided by the fair market value of a share of our Common Stock on the date of grant, rounded to the nearest whole share. A non-qualified stock option granted to a director who makes such an election will have a five-year term and vest in full immediately upon grant, provided that no shares acquired upon exercise may be sold within six months following the date of grant. Shares of restricted stock and, if permitted by the Committee, restricted stock units granted to a director who makes such an election will vest, based upon continuing service, in full on the one-year anniversary of the date of grant unless vested earlier upon termination of service as described under “—Restricted Stock and Restricted Stock Units-Termination of Employment or Service.”

Changes in Capitalization

Shares as to which awards may be granted under the Omnibus Incentive Plan and shares then subject to awards, as well as the applicable prices of outstanding awards, will be adjusted by the Committee in the event of any merger, reorganization, consolidation, recapitalization, separation, liquidation, stock dividend, split-up, share combination or other change in our corporate structure affecting our Common Stock, to prevent any dilution or enlargements of rights.

Change in Control

Unless otherwise set forth in the applicable award agreement, upon the occurrence of a “change in control”:

(1) All outstanding stock options and stock appreciation rights granted under the Omnibus Incentive Plan will become immediately exercisable and will remain exercisable, subject to rights of exercise following a termination of employment or service, as discussed under “—Stock Options-Termination of Employment or Service”;

(2) Any period of restriction and other restrictions imposed on outstanding shares of restricted stock and restricted stock units will lapse, and restricted stock units will be immediately payable;

(3) The target payout opportunities attainable under all outstanding awards of performance-based restricted stock, performance-based restricted stock units, performance units, and performance shares (including but not limited to awards intended to qualify as “performance-based compensation under Section 162(m) of the Code) will be deemed to have been fully earned based on targeted performance being attained as of the effective date of the change in control:

(i) The vesting of all awards denominated in shares of our Common Stock will be accelerated as of the effective date of the change in control, and will be paid out to participants within 30 days following the effective date of the change in control; and

(ii) Awards denominated in cash will be paid to participants in cash within 30 days following the effective date of the change in control; and

(4)  All cash-based awards and other stock-based awards will immediately be vested.

The Company’s Board of Directors has final authority to determine the exact date on which a change in control has been deemed to have occurred.

A “change in control” is defined in the Omnibus Incentive Plan as the first to occur of a “change in ownership of the Company,” a “change in the effective control of the Company” or a “change in the ownership of a substantial portion of the Company’s assets,” as those phrases are determined in Section 409A of the Internal Revenue Code. A “change in ownership of the Company” generally would occur where any person or group acquires more than 50% of the total fair market value or total voting power of the Company’s stock. A “change in the effective control of the Company” generally would occur where any person or group acquires (either in a single transaction or over a

12-month period) stock representing 35% or more of the total voting power of the Company’s stock or a majority of the members of the Company’s Board of Directors are replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. A “change in the ownership of a substantial portion of the Company’s assets” generally would occur where any person or group acquires (either in a single transaction or over a 12-month period) assets from the Company with a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the Company’s assets immediately prior to the acquisition.

Federal Income Tax Consequences

The following discussion is intended for the information of stockholders considering how to vote on approval of the amended and restated Omnibus Incentive Plan, and not as tax guidance to plan participants. Under current federal income tax laws, awards of stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares and performance units under the amended and restated Omnibus Incentive Plan will generally have the following federal income tax consequences:

(1) The grant of a stock option will not, by itself, result in the recognition of taxable income to the participant or entitle us to a deduction at the time of grant.

(2) If the participant exercises an incentive stock option, the exercise of the option will generally not, by itself, result in the recognition of taxable income by the participant or entitle us to a deduction at the time of exercise. However, the difference between the exercise price and the fair market value of the shares of our Common Stock acquired on the date of exercise is an item of adjustment included for purposes of calculating the participant’s alternative minimum tax.

If the participant does not hold the shares of our Common Stock acquired upon exercise of an incentive stock option for at least one year after the exercise of the stock option or two years after the grant of the stock option, whichever is later, the participant will recognize ordinary income upon disposition of the shares in an amount equal to the difference between the exercise price and the fair market value of the shares on the date of exercise of the stock option. If this happens, we will be entitled to a corresponding deduction in the amount of ordinary income, if any, that the participant recognizes. The participant also will recognize a capital gain (loss) to the extent the sale price exceeds (is less than) the fair market value of the shares of our Common Stock on the date of exercise of the stock option. We will not be entitled to a corresponding deduction for any such capital gain. The capital gain (loss) will be characterized as short-term if the participant does not hold the shares for more than one year after the exercise of the stock option and long-term if the participant does hold the shares for more than one year after the exercise of the stock option.

If the participant holds the shares of our Common Stock acquired upon exercise of an incentive stock option for one year after the stock option is exercised and two years after the option is granted, the participant will recognize a capital gain (loss) upon disposition of the shares to the extent the sale price exceeds (is less than) the exercise price. This capital gain (loss) will be characterized as short-term if the participant does not hold the shares for more than one year after the exercise of the stock option and long-term if the participant does hold the shares for more than one year after the exercise of the stock option. We will not be entitled to a corresponding deduction for any such capital gain.

(3) If the participant exercises a non-qualified stock option, the participant will recognize ordinary income on the date of exercise in an amount equal to the difference between the fair market value on the date of exercise of the shares of our Common Stock acquired pursuant to the exercise and the exercise price of the non-qualified stock option. We will be allowed a deduction in the amount of any ordinary income recognized by the participant upon exercise of the non-qualified stock option. When the participant sells the shares acquired upon exercise of a non-qualified stock option, the participant will recognize a capital gain (loss) to the extent of any appreciation (depreciation) in value of the shares from the date of exercise to the date of sale. We will not be entitled to a corresponding deduction for any such capital gain. The capital gain (loss) will be short-term if the participant does not hold the shares for more than one year after the exercise of the stock option and long-term if the participant does hold the shares for more than one year after the exercise of the stock option.

    (4) The grant of a stock appreciation right will not, by itself, result in the recognition of taxable income to the participant or entitle us to a deduction at the time of grant. If the participant exercises a stock appreciation right, the participant will recognize ordinary income on the date of exercise in an amount equal to the difference between the fair market value on the date of exercise of the shares of our Common Stock underlying the stock appreciation right being exercised and the grant price of the stock appreciation right. We will be entitled to a corresponding tax deduction. To the extent the stock appreciation right is settled in shares of our Common Stock, when the participant sells the shares, the participant will recognize a capital gain (loss) to the extent of any appreciation (depreciation) in value of the shares from the date of exercise. We will not be entitled to a corresponding deduction for any such capital gain. The capital gain (loss) will be short-term if the participant does not hold the shares for more than one year after the exercise of the stock appreciation right and long-term if the participant does hold the shares for more than one year after the exercise of the stock appreciation right.

    (5) The grant of restricted stock will not, by itself, result in the recognition of taxable income to the participant or entitle us to a deduction at the time of grant. Holders of shares of restricted stock will recognize ordinary income on the date that the shares of restricted stock are no longer subject to a substantial risk of forfeiture, in an amount equal to the fair market value of the shares on that date. A holder of restricted stock may generally elect under Section 83(b) of the Internal Revenue Code to recognize ordinary income in the amount of the fair market value of the shares of restricted stock on the date of grant. We will be entitled to a tax deduction equal to the amount of ordinary income recognized by the holder. When the participant disposes of shares granted as restricted stock, the difference between the amount received by the participant upon the disposition and the fair market value of the shares on the date the participant recognized ordinary income will be treated as a capital gain or loss. The capital gain or loss will be short-term if the participant does not hold the shares for more than one year after recognition of ordinary income and long-term if the participant does hold the shares for more than one year after the recognition of ordinary income. We will not be entitled to a corresponding deduction for any such capital gain. Holders of restricted stock will also recognize ordinary income equal to any dividend when such payments are received, even if the restricted stock remains subject to a substantial risk of forfeiture.

    (6) The grant of restricted stock units will not, by itself, result in the recognition of taxable income to the participant or entitle us to a deduction at the time of grant. Upon settlement of the restricted stock units, the participant will generally recognize ordinary income in the amount of the fair market value of the shares of our Common Stock and/or the amount of cash paid to the participant. When the participant disposes of any shares of our Common Stock paid upon settlement of the restricted stock units, the difference between the amount received by the participant upon the disposition and the fair market value of the shares on the date the participant recognized ordinary income with respect to the shares will be treated as a capital gain or loss. The capital gain or loss will be short-term if the participant does not hold the shares for more than one year after recognition of ordinary income and long-term if the participant does hold the shares for more than one year after the recognition of ordinary income. We will not be entitled to a corresponding deduction for any such capital gain.

 (7) The grant of performance shares or performance units will not, by itself, result in the recognition of taxable income to the participant or entitle us to a deduction at the time of grant. The participant will recognize ordinary income, and we will be entitled to a corresponding deduction, at the time shares of our Common Stock are delivered in payment of performance shares or shares of our Common Stock and/or cash are delivered in payment of performance units. The amount of such ordinary income will be the amount of the fair market value of the shares of our Common Stock and/or the amount of cash delivered to the participant. When the participant disposes of any shares of our Common Stock, the difference between the amount received by the participant upon the disposition and the fair market value of the shares on the date the participant recognizes ordinary income will be treated as a capital gain or loss. The capital gain or loss will be short-term if the participant does not hold the shares for more than one year after recognition of ordinary income and long-term if the participant does hold the shares for more than one year after the recognition of ordinary income. We will not be entitled to a corresponding deduction for any such capital gain.

Outstanding Awards

As of March 9, 2007, under the Omnibus Incentive Plan, there were (1) stock options outstanding for an aggregate of 2,010,293 shares of our Common Stock, with a weighted average exercise price of $19.93 and a weighted average remaining contractual life of 6.33 years and (2) 105,331 unvested shares of restricted stock. On March 9, 2007, the closing price of our Common Stock was $36.02.

The following table sets forth certain information as of March 9, 2007 with respect to outstanding options granted under the Omnibus Incentive Plan. Additional information regarding outstanding options and unvested shares of restricted stock held by Mr. Feiger, Ms. York and Messrs. Panos, Santo and Rieser as of December 31, 2006 is set forth under “Proposal I. Election of Directors—Executive Compensation-Outstanding Equity Awards at Fiscal Year End.”

Name and Position	No. Shares Underlying Options
Under Omnibus Incentive Plan(1)

Mitchell Feiger	391,102
President and Chief Executive Officer of the Company

Jill E. York	100,109
Vice President and Chief Financial Officer of the Company
and Executive Vice President and Chief Financial Officer of
the Bank

ThomasD. Panos	90,394
President and Chief Commercial Banking Officer of the Bank

Ronald D. Santo	53,199
Vice President of the Company and
Chairman and Group President of the Bank

Richard	M. Rieser, Jr.	0 (2)
Vice Chairman, Executive Vice President and Chief Marketing
and Legal Strategist of the Company

Allcurrent executive officers as a group (11 persons)	812,166

All current directors who are not executive officers	60,019
as a group (eight persons)

All eligible employees who are not executive officers	1,138,108
as a group

(1)	Includes only options granted under the Omnibus Incentive Plan.
(2)
Mr. Rieser, who joined the Company on August 25, 2006 upon completion of our acquisition of First Oak Brook, has outstanding options to purchase 53,230 shares of our Common Stock that we assumed in connection with the acquisition.

Board Recommendation

Our Board of Directors unanimously recommends that you vote FOR approval of the amended and restated Omnibus Incentive Plan.

INDEPENDENT AUDITORS

Our independent auditor for the fiscal year ended December 31, 2006 was McGladrey & Pullen, LLP, and the Compliance and Audit Committee is expected to renew the engagement of McGladrey & Pullen, LLP as our independent auditor for the fiscal year ending December 31, 2007. Representatives of McGladrey & Pullen, LLP have been invited to be present at the Meeting, and we expect that they will attend. If present, these representatives will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from stockholders.

Audit Fees

2006. McGladrey & Pullen, LLP billed us $522,851 for professional services rendered by it for the audit of our consolidated annual financial statements and review of our Annual Report on Form 10-K and 10-K/A for the fiscal year ended December 31, 2006, for the audit of our internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002, for the audit of the annual financial statements of Vision Investment Services, Inc., a subsidiary of the Company, for the reviews of the interim financial statements included in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006, June 30, 2006 and September 30, 2006, and for reviews of our Forms 8-K, 8-K/A, S-8, and S-4 related to our acquisition of First Oak Brook.

2005. McGladrey & Pullen, LLP billed us $342,031 for professional services rendered by it for the audit of our consolidated annual financial statements and review of our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, for the audit of our internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002, for the audit of the annual financial statements of Vision Investment Services, Inc., a subsidiary of the Company, for the reviews of the interim financial statements included in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005, June 30, 2005 and September 30, 2005, and for the audits of Federal Home Loan Bank Available Collateral Reports for the Bank and Union Bank, N.A.

Audit-Related Fees

2006. McGladrey & Pullen, LLP billed us $31,294 for professional services rendered by it for the December 31, 2005 audit of our 401(k) plan.

2005. McGladrey & Pullen, LLP billed the Company $29,000 for professional services rendered by it for the December 31, 2004 audit of our 401(k) plan.

Tax Fees

2006. McGladrey & Pullen, LLP billed us $1,026 for various tax consulting matters during the fiscal year ended December 31, 2005.

2005. McGladrey & Pullen, LLP billed us $1,435 for various tax consulting matters during the fiscal year ended December 31, 2005.

All Other Fees

2006. McGladrey & Pullen, LLP did not perform any professional services for us that would be considered in the all other fee category during the fiscal year ended December 31, 2006.

2005. McGladrey & Pullen, LLP did not perform any professional services for us that would be considered in the all other fee category during the fiscal year ended December 31, 2005.

Pre-Approval Policy

The Compliance and Audit Committee has a policy requiring its pre-approval of all audit and permissible non-audit services provided by the independent auditor.  The policy provides for the general pre-approval of specific types of audit, audit-related, tax and other services, gives detailed guidance regarding the specific services that are eligible for general pre-approval and provides the specific cost limits for each such service.  The policy also provides that specific pre-approval of services to be provided by the independent auditor will be required if such services have not been generally pre-approved by the Compliance and Audit Committee or if such services exceed specific pre-approved cost limits.  Under the policy, the term of any general pre-approval of services is 12 months from the date of general pre-approval, unless the Compliance and Audit Committee specifically provides for a different period.

In addition, the policy provides that the Compliance and Audit Committee may delegate pre-approval authority to one or more of its members.  Any member or members of the Compliance and Audit Committee to whom such authority is delegated must report any pre-approval decisions to the Compliance and Audit Committee at its next scheduled meeting.  The policy prohibits the Compliance and Audit Committee from delegating its responsibilities to pre-approve services to be performed by the independent auditor to the Company’s management.

None of the services provided by the independent auditor described above in the fiscal year ended December 31, 2005 were approved by the Compliance and Audit Committee pursuant to a waiver of the pre-approval requirements of the SEC’s rules and regulations. One invoice during 2006 (for approximately $40,000) was approved by the Audit Committee through a waiver of the pre-approval policy.

REPORT OF THE COMPLIANCE AND AUDIT COMMITTEE

Management is responsible for the financial reporting process, the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, the system of internal controls and procedures designed to ensure compliance with accounting standards and applicable laws and regulations. The Company’s independent auditors are responsible for auditing the Company’s consolidated financial statements and expressing an opinion as to the financial statements’ conformity with accounting principles generally accepted in the United States of America and annually attesting to management’s assessment of the effectiveness of the Company’s internal control over financial reporting. It is the Compliance and Audit Committee's responsibility to monitor and oversee these processes and procedures.

The Compliance and Audit Committee has reviewed and discussed the Company’s audited consolidated financial statements for the year ended December 31, 2006 with management and with McGladrey & Pullen, LLP, the Company’s independent auditors for 2006. The Compliance and Audit Committee also has discussed with McGladrey & Pullen, LLP the matters required to be discussed by Statement of Auditing Standards No. 61, Communications with Audit Committees, as currently in effect. Finally, the Compliance and Audit Committee has received the written disclosures and the letter from McGladrey & Pullen, LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect, and discussed with McGladrey & Pullen, LLP their independence. Based upon the review and discussions described in this report, the Compliance and Audit Committee recommended to the Company’s Board of Directors that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K/A, for the year ended December 31, 2006, for filing with the Securities and Exchange Commission.

Submitted by the Compliance and Audit Committee of the Company’s Board of Directors:

        Patrick Henry, Chairman
        David P. Bolger
        Charles J. Gries
        Richard J. Holmstrom

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors and persons who beneficially own more than 10% of the outstanding shares of our Common Stock to file reports of ownership and changes of beneficial ownership with the Securities and Exchange Commission and to furnish us with copies of the reports they file. Based solely on a review of the reports we received, or written representations from certain reporting persons, we believe that with respect to 2006 all reports were timely filed, except for the inadvertent failure to timely report on Form 4 one transaction by each of Directors Gries, Henry, and Rieser and one transaction by each of Executive Officers Bouman and Peterson.

STOCKHOLDER PROPOSALS

In order to be eligible for inclusion in the our proxy materials for the next annual meeting of stockholders, any stockholder proposal for that meeting must be received by the Company’s Secretary at MB Financial Center, 6111 North River Road, Rosemont, Illinois 60018 by November 24, 2007. Any such proposal will be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934, as amended, and as with any stockholder proposal (regardless of whether included in the Company's proxy materials), our charter and bylaws and Maryland law.

To be considered for presentation at the next annual meeting, although not included in our proxy materials for that meeting, a stockholder proposal must be received by the Company's Secretary not earlier than the close of business on December 27, 2007 and not later than the close of business on January 26, 2008. If, however, the date of the next annual meeting is before April 5, 2008 or after June 24, 2008, a stockholder proposal must instead be received by the Company’s Secretary not earlier than the close of business on the 120th day prior to the date of the next annual meeting and not later than the close of business on the later of the 90th day before the date of the next annual meeting or the tenth day following the first to occur of the day on which notice of the date of the next annual meeting is mailed or the day on which public announcement of the date of the next annual meeting is first made by the Company.

FORM 10-K/A

This Proxy Statement is accompanied by a copy of our Annual Report on Form 10-K/A for the year ended December 31, 2006 filed with the Securities and Exchange Commission (excluding exhibits). To request a copy of the 10-K/A with exhibits, or to obtain a copy of our 2006 Summary Annual Report, call or write to: Doria L. Koros, Secretary, MB Financial, Inc., 6111 N. River Road, Rosemont, Illinois 60018; tel. (847) 653-1992. Alternatively, copies of these documents may be obtained from our website, www.mbfinancial.com, by clicking “Investor Relations.”

OTHER MATTERS

The cost of solicitation of proxies will be borne by the Company. We will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of our Common Stock. In addition to solicitation by mail, directors, officers and employees of the Company and the Bank may solicit proxies personally or by telephone without additional compensation.

By Order of the Board of Directors
[   /s/ Mitchell Feiger
Mitchell Feiger
President and Chief Executive Officer

Chicago, Illinois
March 23, 2007

APPENDIX A

MB FINANCIAL, INC.

AMENDED AND RESTATED OMNIBUS INCENTIVE PLAN

MB FINANCIAL, INC.

AMENDED AND RESTATED OMNIBUS INCENTIVE PLAN

Section	Page

ARTICLE 1. ESTABLISHMENT, PURPOSE AND DURATION

1.1	Establishmentof the Plan	1
1.2	Purpose of the Plan	1
1.3	Durationof the Plan	1
1.4	Compliance with Section 409A	1

ARTICLE 2. DEFINITIONS AND CONSTRUCTION

2.1	Definitions	2
2.2	Gender and Number	5
2.3	Severability	5

ARTICLE 3. ADMINISTRATION

3.1	The Committee	5
3.2	Authority of the Committee	5
3.3	Decisions Binding	6

ARTICLE 4. SHARES SUBJECT TO THE PLAN; AWARDS TO DIRECTORS

4.1	Number of Shares	6
4.2	Maximum Awards	6
4.3	Awards to Directors	6
4.4	Lapsed Awards	7
4.5	Adjustments in Authorized Shares	7

ARTICLE 5. ELIGIBILITY AND PARTICIPATION

5.1	Eligibility	7
5.2	Actual Participation	7

ARTICLE 7. STOCK APPRECIATION RIGHTS

7.1	Grant of SARs	11
7.2	Exercise of SARs	11
7.3	SAR Agreement	11
7.4	Term of SARs	11
7.5	Payment of SAR Amount	11
7.6	Restrictions on Share Transferability	11
7.7	Termination of Employment or Service Due to Death,
	Disability or Retirement	12
7.8	Termination of Employment for Other Reasons	12
7.9	Transferability of SARs	13

ARTICLE 8. RESTRICTED STOCK

8.1	Grant of Restricted Stock and Restricted Stock Units	13
8.2	Restricted Stock or Restricted Stock Unit Agreement	14
8.3	Nontransferability	14
8.4	Other Restrictions	14
8.5	Certificate Legend	14
8.6	Removal of Restrictions	15
8.7	Voting Rights	15
8.8	Dividends and Other Distributions	15
8.9	Termination of Employment or Service Due to Death,
	Disability or Retirement	15

Section	Page

8.10	Termination of Employment or Service for Other Reasons 158.11Settlement of Restricted Stock Units	15
8.11	Settlement of Restricted Stock Units	15

ARTICLE 9. PERFORMANCE SHARES AND PERFORMANCE UNITS

9.1	Grant of Performance Shares and Performance Units	16
9.2	Amount of Award	16
9.3	Award Agreement	16
9.4	Performance Goals	16
9.5	Discretionary Adjustments	16
9.6	Payment of Awards	16
9.7	Termination of Employment of Service Due to Death	17
9.8	Termination of Employment or Service for Other Reasons	17
9.9	Nontransferability	17

ARTICLE 10. OTHER STOCK-BASED AWARDS AND CASH AWARDS

10.1	Other Stock Based Awards and Cash Awards	17
10.2	Cash Awards	18
10.3	Section 409A Compliance	18

ARTICLE 11. QUALIFIED PERFORMANCE-BASED COMPENSATION

11.1	General	18
11.2	Qualifying Performance Measures	18

ARTICLE 12. BENEFICIARY DESIGNATION	19

ARTICLE 13. RIGHTS OF EMPLOYEES AND DIRECTORS

13.1	Employment or Service	19
13.2	Participation	20

ARTICLE 14. CHANGE IN CONTROL	20

Section	Page

ARTICLE 15. AMENDMENT, MODIFICATION AND TERMINATION

15.1	Amendment, Modification and Termination	20
15.2	Awards Previously Granted	21

ARTICLE 16. WITHHOLDING		21

ARTICLE 17. INDEMNIFICATION		21

ARTICLE 18. SUCCESSORS		22

ARTICLE 19. REQUIREMENTS OF LAW

19.1	Requirements of Law	22
19.2	Governing Law	22

MB FINANCIAL, INC.

AMENDED AND RESTATED OMNIBUS INCENTIVE PLAN

ARTICLE 1. ESTABLISHMENT, PURPOSE AND DURATION

1.1 Establishment of the Plan. The Company hereby establishes an incentive compensation plan to be known as the "MB Financial, Inc. Amended and Restated Omnibus Incentive Plan" (the "Plan"), as set forth in this document. The Plan permits the granting of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Other Stock-Based Awards and Cash Awards.

The Plan was originally adopted effective as of January 1, 1997 and was most recently amended effective February 24, 2004. This amendment and restatement of the Plan has been approved by the Board, but it will only become effective (the “Effective Date”) when it is approved by the Company’s stockholders at the annual meeting of the Company’s stockholders on April 25, 2007 or any adjournment or postponement thereof (the “2007 Annual Meeting”). If this amendment and restatement is not approved by the Company’s stockholders at the 2007 Annual Meeting, this amendment and restatement shall be void and the terms of the Plan prior to the amendment and restatement shall instead govern.

       Provided that this Amended and Restated Omnibus Incentive Plan is approved by the stockholders as provided for in this Section 1.1, this Plan shall be treated as a new plan for purposes of Section 422 of the Code (as herein defined), so that an Option granted hereunder on a date that is not more than ten years after the Effective Date, and that is intended to qualify as an Incentive Stock Option under Section 422 of the Code, complies with the requirements of Code Section 422(b)(2) and the applicable regulations thereunder.

1.2 Purpose of the Plan. The purpose of the Plan is to promote the success, and enhance the value, of the Company by linking the personal interests of Employees and Directors with those of Company stockholders. The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of Employees and Directors upon whose judgment, interest, and special effort the successful conduct of its operation largely is dependent.

1.3 Duration of the Plan. Subject to approval by the stockholders of the Company, the Plan shall commence on the Effective Date, as described in Section 1.1 herein, and shall remain in effect, subject to the right of the Board of Directors or the Committee to terminate the Plan at any time pursuant to Article 15 herein. However, in no event may an Award be granted under the Plan on or after the tenth anniversary of the Effective Date.

1.4 Compliance with Section 409A. The terms and conditions of all Awards are intended to comply in all applicable respects with the requirements of Section 409A (as herein defined). Notwithstanding anything to the contrary herein, no term of the Plan or of any agreement evidencing an Award shall be interpreted or amended, nor shall any discretion or authority granted hereunder be exercised, so as to cause an Award to violate the provisions of Section 409A.

ARTICLE 2. DEFINITIONS AND CONSTRUCTION

2.1 Definitions. Whenever used in the Plan, the following terms shall have the meanings set forth below:

(a)"Award" means, individually or collectively, a grant under the Plan of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Share Units, Other Stock-Based Awards or Cash Awards.

(b)“Beneficiary” has the meaning set forth in Article 12 herein.

(c) "Board" or "Board or Directors" means the Board of Directors of the Company.

(d)	"Board Compensation" has the meaning set forth in Section 4.3 herein.

(e)	“Cash Award” has the meaning set forth in Section 10.2 herein.

(f)
"Cause"means a Participant's personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties or willful violation of any law, rule, regulation (other than traffic violations or similar offenses) or final cease-and-desist order. For purposes of this subsection, no act, or failure to act, on Participant's part shall be considered "willful" unless done, or omitted to be done, not in good faith and without reasonable belief that the action or omission was in the best interest of the Company. In determining incompetence, the acts or omissions shall be measured against standards generally prevailing in the financial institutions industry. Notwithstanding the foregoing, if a Participant is a party to an employment, change in control or similar agreement with the Company or any Subsidiary and such agreement defines “Cause” (or a variation of that term) in a manner different than as set forth above, the definition in such agreement shall apply for purposes of the Plan instead of the above definition.

(g) "Change in Control" means the first to occur of a “change in the ownership of the Company,” a “change in the effective control of the Company” or a “change in the ownership of a substantial portion of the Company’s assets,” as those phrases are determined in Section 409A.

(h) "Code" means the Internal Revenue Code of 1986, as amended from time to time, or any successor code thereto, and the rules and regulations thereunder.

(i) "Committee" means the Committee, as specified in Section 3.1 herein, appointed by the Board to administer the Plan.

(j) "Company" means MB Financial, Inc., a Maryland corporation, or any successor thereto.

(k) "Director" means any individual who is a member of the Board of Directors or the board of directors of a Subsidiary or an advisory director of the Company or a Subsidiary who is not currently an Employee of the Company or a Subsidiary.

(l) "Disability" means a permanent and total disability, within the meaning of Code Section 22(e)(3), as determined by the Committee in good faith, upon receipt of sufficient competent medical advice from one or more individuals, selected by the Committee, who are qualified to give professional medical advice.

(m) "Employee" means a full-time or part-time employee of the Company or any Subsidiary. Directors who are not otherwise employed by the Company or any Subsidiary shall not be considered Employees under the Plan.

(n) “Exercise Price” means the price at which a Share may be purchased by a Participant pursuant to an Option, as determined by the Committee.

(o) "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, or any successor statute thereto, and the rules and regulations thereunder.

(p) "Fair Market Value" means the closing market price per share of one Share on the relevant date, as reported by the NASDAQ Stock Market or any other exchange or quotation system on which the Shares are then listed or quoted. If the Shares did not trade on the relevant date, then Fair Market Value shall be the closing market price of one Share on the most recently preceding date on which the Shares traded. If the Shares are not traded on an established exchange, Fair Market Value shall be determined by the Committee in good faith. Notwithstanding anything herein to the contrary, the determination of Fair Market Value shall comply with Section 409A.

    (q) "Grant Price" means the stock price above which a SAR entitles the recipient to any increase in value, as determined by the Committee.

(r) "Incentive Stock Option" or "ISO" means an option to purchase Shares, granted under Article 6 herein, which is designated as an Incentive Stock Option and meets the requirements of Section 422 of the Code.

(s) "Nonqualified Stock Option" or "NQSO" means an option to purchase Shares, granted under Section 4.3 herein or Article 6 herein, which is not an Incentive Stock Option.

(t) "Option" means an Incentive Stock Option or a Nonqualified Stock Option.

(u) “Other Stock-Based Award” has the meaning set forth in Section 10.1 herein.

(v) "Participant" means an Employee or Director who has outstanding an Award granted under the Plan.

(w) "Period of Restriction" means the period during which the entitlement of a Participant under an Award of Restricted Stock or Restricted Stock Units is limited in some way or subject to forfeiture, in whole or in part, based on the passage of time, the achievement of performance goals (which may, but need not, include Qualifying Performance Goals), or upon the occurrence of other events as determined by the Committee, in its discretion.

(x) “Person" shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act.

(y) “Performance Period” means the period of time as specified by the Committee over which Performance Shares or Performance Units are to be earned.

(z) “Performance Shares” means an Award granted pursuant to Article 9 herein which entitles a Participant to receive Shares based on the achievement of performance goals (including, but not limited to, Qualifying Performance Goals) during a Performance Period.

(aa) “Performance Units” means an Award granted pursuant to Article 9 herein which entitles a Participant to receive cash, Shares or a combination thereof, based on the achievement of performance goals (including, but not limited to, Qualifying Performance Goals) during a Performance Period.

(bb) “Qualified Domestic Relations Order” means a domestic relations order that satisfies the requirements of Section 414(q) of the Code (or any successor provision) as if such section applied to the applicable Award.

(cc) “Qualified Performance-Based Compensation” means compensation under an Award that is granted in order to provide remuneration solely on account of the attainment of one or more Qualifying Performance Goals under circumstances that satisfy Section 162(m) of the Code.

(dd) “Qualifying Performance Goal” means a performance criterion selected by the Committee for a given Award based on one or more Qualifying Performance Measures.

(ee) “Qualifying Performance Measures” means measures as described in Article 11 herein on which Qualifying Performance Goals may be based.

(ff) “Related” means (i) in the case of a SAR or other right, a SAR or other right which is granted in connection with, and to the extent exercisable, in whole or in part, in lieu of, an Option or another right and (ii) in the case of an Option, an Option with respect to which and to the extent a SAR or other right is exercisable, in whole or in part, in lieu thereof.

(gg) "Restricted Stock" means an Award of Shares subject to a Period of Restriction granted pursuant to Section 4.3 herein or Article 8 herein.

(hh) “Restricted Stock Units” means an Award denominated in units subject to a Period of Restriction granted pursuant to Section 4.3 herein or Article 8 herein.

(ii) "Retirement" means termination of a Participant's employment with the Company and its Subsidiaries after the Participant attains age 65.

(jj) “Section 409A” means Section 409A of the Code and any regulations or guidance of general applicability thereunder.

(kk) "Shares" means shares of the common stock of the Company.

(ll) "Stock Appreciation Right" or "SAR" means an Award, designated as an SAR, granted pursuant to Article 7 herein.

(mm)
"Subsidiary" means any corporation in which the Company owns directly, or indirectly through subsidiaries, at least 50% of the total combined voting power of all classes of stock, or any other entity (including, but not limited to, partnerships and joint ventures) in which the Company owns at least 50% of the combined equity thereof.

2.2 Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

2.3 Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

ARTICLE 3. ADMINISTRATION

3.1 The Committee. The Plan shall be administered by a Committee, consisting of two or more members of the Board of Directors, each of whom (i) shall be an “outside director,” as defined under Section 162(m) of the Code and (ii) shall be a “Non-Employee Director,” as defined in Rule 16b-3 under the Exchange Act. The members of the Committee shall be appointed by the Board of Directors.

3.2 Authority of the Committee. The Committee shall have full power except as limited by law or by the charter or bylaws of the Company or by resolutions adopted by the Board of Directors, and subject to the provisions herein, to determine the size and types of Awards; to determine the terms and conditions of such Awards in a manner consistent with the Plan; to construe and interpret the Plan and any agreement or instrument entered into under the Plan; to establish, amend, or waive rules and regulations for the Plan's administration; and (subject to the provisions of Article 15 herein) to amend or otherwise modify the Plan or the terms and conditions of any outstanding Award to the extent such terms and conditions are within the discretion of the Committee as provided in the Plan and do not violate Section 409A. Further, the Committee shall make all other determinations which may be necessary or advisable for the administration of the Plan. As permitted by law, rule, or regulation, the Committee may delegate its authorities as identified hereunder.

3.3 Decisions Binding. All determinations and decisions made by the Committee pursuant to the provisions of the Plan and all related orders or resolutions of the Board of Directors shall be final, conclusive, and binding on all Persons, including the Company, its stockholders, employees, Participants, and their respective successors.

ARTICLE 4. SHARES SUBJECT TO THE PLAN; AWARDS TO DIRECTORS

4.1 Number of Shares. Subject to adjustment as provided in Section 4.5 herein, the total number of Shares available for grant under the Plan shall be 6,000,000, of which no more than 1,144,810 may be utilized for Awards other than Options and SARs (the “Limit”). These Shares may be either authorized but unissued, or Shares that have been reacquired by the Company. Awards that are not settled in Shares shall not be counted against the Limit.

4.2 Maximum Awards. The maximum aggregate number of Shares that may be issued pursuant to Options that are Incentive Stock Options is 6,000,000, subject to adjustment as provided in Section 4.5 herein. During any calendar year, subject to adjustment as provided in Section 4.5 herein, no Participant may be granted: (i) Options or SARs covering an aggregate of more than two hundred thousand (200,000) Shares; (ii) Shares of Restricted Stock or Restricted Stock Units covering an aggregate of more than one hundred thousand (100,000) Shares; (iii) Performance Shares covering an aggregate of more than one hundred thousand (100,000) Shares or Performance Units equal to the value of more than one hundred thousand (100,000) Shares, determined as of the date of grant; (iv) Other Stock-Based Awards covering an aggregate of more than one hundred thousand (100,000) Shares; or (v) Cash-Based Awards in excess of two million dollars ($2,000,000).

4.3 Awards to Directors. Subject to Sections 4.1 and 4.2 herein, Directors of the Company are entitled to take up to 100%, or such lesser percentage as may from time to time be determined by the Committee, of their annual retainer and fees for attendance at meetings of the Board of Directors and committees thereof (such annual retainer and fees being referred to below as “Board Compensation”) in the form of Nonqualified Stock Options, Shares of Restricted Stock and/or, if permitted by the Committee in its sole discretion, Restricted Stock Units. These Options, Shares of Restricted Stock and, if permitted by the Committee, Restricted Stock Units, will be granted at such times as shall be determined by the Committee. The election for Options, Shares of Restricted Stock and/or, if permitted by the Committee, Restricted Stock Units shall be made before the annual retainer or fees are earned in accordance with the procedures therefor established by the Committee from time to time. The Exercise Price of an Option granted to a Director of the Company pursuant to this Section 4.3 shall not be less than 100% of the Fair Market Value of a Share on the date of grant, and the number of Shares purchasable under the Option will be equal to the amount of the Board Compensation earned by the Director as to which an election for Options has been made by the Director in accordance with the procedures established by the Committee divided by the per share value of the Option using a Black-Scholes model based on a five-year option (or using such other valuation methodology as may be selected by the Committee prior to the date of grant), rounded to the nearest whole Share. The number of Shares of Restricted Stock or, if permitted by the Committee, Shares underlying Restricted Stock Units granted to a Director of the Company pursuant to this Section 4.3 will be equal to the amount of the Board Compensation earned by the Director as to which an election for Shares of Restricted Stock or Restricted Stock Units has been made by the Director in accordance with the procedures established by the Committee divided by the Fair Market Value of a Share on the date of grant, rounded to the nearest whole Share. An Option granted pursuant to this Section 4.3 will have a five-year term and vest in full immediately upon grant, provided that no Shares acquired upon exercise of the Option may be sold within six months following the date of grant. Shares of Restricted Stock and, if permitted by the Committee, Restricted Stock Units granted pursuant to this Section 4.3 will vest, based upon continuing service, in full on the one-year anniversary of the date of grant unless vested earlier pursuant to Section 8.9 or 8.10 herein.

4.4 Lapsed Awards. If any Award granted under the Plan terminates, expires, or lapses for any reason, any Shares subject to such Award again shall be available for the grant of an Award under the Plan. Shares used to pay the Exercise Price of an Option and Shares used to satisfy tax withholding obligations shall not be available for future Awards under the Plan.

    4.5 Adjustments in Authorized Shares. In the event of any merger, reorganization, consolidation, recapitalization, separation, liquidation, stock dividend, split-up, Share combination, or other change in the corporate structure of the Company affecting the Shares, such adjustment shall be made in the number and class of Shares which may be issued under the Plan, and in the number and class of and/or price of Shares subject to outstanding Awards granted under the Plan, as shall be determined to be appropriate and equitable by the Committee, to prevent dilution or enlargement of rights.

ARTICLE 5. ELIGIBILITY AND PARTICIPATION

5.1 Eligibility. Persons eligible to participate in the Plan include all Employees, including Employees who are members of the Board or the board of directors of any Subsidiary, and all Directors, including Directors of the Company and its Subsidiaries.

5.2 Actual Participation. Subject to the provisions of the Plan, the Committee may, from time to time, select from all Employees and Directors, those to whom Awards shall be granted and shall determine the nature and amount of each Award. Subject to Section 4.3 herein, no Employee or Director shall be entitled to be granted an Award under the Plan.

ARTICLE 6. STOCK OPTIONS

6.1 Grant of Options. Subject to the terms and provisions of the Plan, Options may be granted to Employees and Directors at any time and from time to time as shall be determined by the Committee. Subject to Sections 4.1, 4.2 and 4.3, the Committee shall have complete discretion in determining the number of Shares subject to Options granted to each Participant. Options granted to Directors shall consist only of NQSOs and not ISOs.

6.2 Option Agreement. Each Option grant shall be evidenced by an Option agreement that shall specify the Exercise Price, the duration of the Option, the number of Shares to which the Option pertains, the percentage of the Option that becomes exercisable on specified dates, and such other provisions as the Committee shall determine. The Option agreement also shall specify whether the Option is intended to be an ISO or a NQSO.

6.3 Exercise Price. The Exercise Price for each grant of an Option shall be determined by the Committee, provided that the Exercise Price shall not be less than 100% of the Fair Market Value of a Share on the date the Option is granted. In the event any holder of 10% or more of the Shares receives a grant of ISOs, the Exercise Price shall be not less than 110% of the Fair Market Value of a Share on the date of grant. Once an Option has been granted, the Exercise Price with respect thereto may not be changed except for any adjustments pursuant to Section 4.5 herein.

6.4 Duration of Options. Each Option granted shall expire at such time as the Committee shall determine at the time of grant; provided, however, that no Option shall be exercisable later than the tenth anniversary of the date of its grant, and provided further that no ISO granted to a holder of 10% or more of the Shares shall be exercisable later than the fifth anniversary of the date of its grant.

6.5 Exercise of Options. Options granted under the Plan shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, which need not be the same for each grant.

6.6 Payment. Options shall be exercised by the delivery of a written notice of exercise to the Company, or by complying with any alternative procedures which may be authorized by the Committee, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by payment in full of the Exercise Price.

Upon exercise of any Option, the Exercise Price shall be payable to the Company in full either (a) in cash or its equivalent, or (b) by tendering previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the aggregate Exercise Price, or (c) by a combination of (a) and (b). In addition, the Company may establish a cashless exercise program in accordance with applicable laws and regulations.

As soon as practicable after receipt of a notification of exercise and payment in full of the Exercise Price, the Company shall deliver Share certificates, or cause Shares to be issued by book-entry procedures, in an appropriate amount based upon the number of Shares purchased under the Option(s).

6.7 Restrictions on Share Transferability. The Committee shall impose such restrictions on any Shares acquired pursuant to the exercise of an Option under the Plan as it may deem advisable, including, without limitation, requiring the Participant to hold the Shares acquired upon exercise for a specified period of time, restrictions under applicable Federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, and under any blue sky or state securities laws applicable to such Shares.

6.8 Termination of Employment or Service Due to Death, Disability or Retirement.

(a)Termination by Death. Unless otherwise set forth in the Option agreement provided for in Section 6.2 herein, in the event the employment or service of a Participant is terminated by reason of death, any outstanding Options granted to that Participant that are not exercisable as of the date of termination shall immediately become exercisable, and all Options granted to such Participant shall remain exercisable for one year after the date of the Participant’s death by the Participant’s Beneficiary or, if no Beneficiary has been properly designated by the Participant, by such other Person or Persons as shall have acquired the Participant's rights under the Option by will or by the laws of descent and distribution.

(b)Termination by Disability. Unless otherwise set forth in the Option agreement provided for in Section 6.2 herein, in the event the employment or service of a Participant is terminated by reason of Disability, any outstanding Options granted to that Participant that are not exercisable as of the date of termination shall immediately become exercisable, and all Options granted to such Participant shall remain exercisable until their respective expiration dates, or for one year after the date that the Participant’s employment or service is terminated by reason of Disability, whichever period is shorter. Unless otherwise set forth in the Option agreement provided for in Section 6.2 herein, should the Participant die during the shorter of these two periods, exercisability of the Participant's Options by the Participant’s Beneficiary (or, if no Beneficiary has been properly designated by the Participant, by such other Person or Persons as shall have acquired the Participant's rights under the Options by will or by the laws of descent and distribution) shall be permitted for one year following the date of the Participant’s death.

(c)Termination by Retirement. Unless otherwise set forth in the Option agreement provided for in Section 6.2 herein, in the event the employment of an Employee is terminated by reason of Retirement, or the service of a Director is terminated after age 65, any outstanding Options granted to that Employee or Director that are not exercisable as of the date of termination shall immediately become exercisable, and all Options granted to such Participant shall remain exercisable until their respective expiration dates, or for one year after the date of termination, whichever period is shorter. Unless otherwise set forth in the Option agreement provided for in Section 6.2 herein, should the Participant die during the shorter of these two periods, exercisability of the Participant's Options by the Participant’s Beneficiary (or, if no Beneficiary has been properly designated by the Participant, by such other Person or Persons as shall have acquired the Participant's rights under the Options by will or by the laws of descent and distribution) shall be permitted for one year following the date of the Participant’s death.

(d)Exercise Limitations on ISOs. In the case of ISOs, the tax treatment prescribed under Section 422 of the Code may not be available if the Options are not exercised within the time periods provided by Section 422 for each of the various types of employment termination.

6.9 Termination of Employment for Other Reasons. Unless otherwise set forth in the Option agreement provided for in Section 6.2 herein, if the employment of an Employee or the service of a Director shall terminate for any reason other than the reasons set forth in Section 6.8 herein, except for Cause, all outstanding Options that are not exercisable as of the date of termination immediately shall expire and terminate (and shall once again become available for grant under the Plan). However, the Committee, in its sole discretion, shall have the right to waive such termination and to immediately make exercisable all or any portion of such Options. Thereafter, unless otherwise set forth in the Option agreement provided for in Section 6.2 herein, all such exercisable Options shall remain exercisable until their respective expiration dates, or for one year after the date of termination, whichever period is shorter. Unless otherwise set forth in the Option agreement provided for in Section 6.2 herein, should the Participant die during the shorter of these two periods, exercisability of the Participant's Options by the Participant’s Beneficiary (or, if no Beneficiary has been properly designated by the Participant, by such other Person or Persons as shall have acquired the Participant's rights under the Options by will or by the laws of descent and distribution) shall be permitted for one year following the date of the Participant’s death.

If the employment or service of a Participant shall terminate for Cause, all outstanding Options immediately shall be forfeited to the Company (and shall once again become available for grant under the Plan) and no additional exercise period shall be allowed, regardless of the exercisability status of the Options.

6.10 Transferability of Options. Except as otherwise permitted by the Code or the regulations thereunder, no ISO may be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than, upon the Participant’s death, to the person designated as the Participant’s Beneficiary or, if no Beneficiary has been properly designated by the Participant, by will or by the laws of descent and distribution. No NQSO may be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than (i) upon the Participant’s death, to the person designated as the Participant’s Beneficiary or, if no Beneficiary has been properly designated by the Participant, by will or by the laws of descent and distribution, (ii) pursuant to a Qualified Domestic Relations Order, or (iii) if specified by the Committee in the Participant’s Option agreement, by gift to any member of the Participant’s immediate family or to a trust for the benefit of one or more of such immediate family members. For purposes of this Section 6.10, a Participant’s “immediate family” shall mean the Participant’s spouse, children and grandchildren. Unless transferred as permitted hereby, an Option shall be exercisable during the Participant’s lifetime only by the Participant.

ARTICLE 7. STOCK APPRECIATION RIGHTS

7.1 Grant of SARs. Subject to the terms and conditions of the Plan, SARs may be granted to Employees and Directors at any time and from time to time as shall be determined by the Committee. A SAR may be Related to an Option or may be granted independently of any Option as the Committee shall from time to time in each case determine. In the case of a Related Option, such Related Option shall cease to be exercisable to the extent of the Shares with respect to which the Related SAR was exercised. Upon the exercise or termination of a Related Option, any Related SAR shall terminate to the extent of the Shares with respect to which the Related Option was exercised or terminated.

The Committee shall have complete discretion in determining the number of SARs granted to each Participant (subject to Sections 4.1 and 4.2 herein) and, consistent with the provisions of the Plan, in determining the terms and conditions pertaining to such SARs. However, the Grant Price of a SAR shall be at least equal to 100% of the Fair Market Value of a Share on the date of grant of the SAR. The Grant Price of a Related SAR shall be equal to the Exercise Price of the Related Option.

7.2 Exercise of SARs. SARs may be exercised upon whatever terms and conditions the Committee, in its sole discretion, imposes upon the SARs.

7.3 SAR Agreement. Each SAR grant shall be evidenced by a SAR agreement that shall specify the Grant Price, the term of the SAR, and such other provisions as the Committee shall determine.

7.4 Term of SARs. The term of a SAR granted under the Plan shall be determined by the Committee, in its sole discretion; however, such term shall not exceed ten years.

7.5 Payment of SAR Amount. Upon exercise of a SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:

(a)The difference between the Fair Market Value of a Share on the date of exercise over the Grant Price; and

(b)The number of Shares with respect to which the SAR is exercised.

At the discretion of the Committee, the payment upon exercise of a SAR may be in cash, in Shares of equivalent value, or in some combination thereof.

7.6 Restrictions on Share Transferability. The Committee shall impose such restrictions on any Shares acquired pursuant to the exercise of an SAR under the Plan as it may deem advisable, including, without limitation, requiring the Participant to hold the Shares acquired upon exercise for a specified period of time, restrictions under applicable Federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, and under any blue sky or state securities laws applicable to such Shares.

7.7 Termination of Employment or Service Due to Death, Disability or Retirement.

(a)Termination by Death. Unless otherwise set forth in the SAR agreement provided for in Section 7.3 herein, in the event the employment or service of a Participant is terminated by reason of death, any outstanding SARs granted to that Participant that are not exercisable as of the date of termination shall immediately become exercisable, and all SARs granted to such Participant shall remain exercisable for one year after the date of the Participant’s death by the Participant’s Beneficiary or, if no Beneficiary has been properly designated by the Participant, by such other Person or Persons as shall have acquired the Participant's rights under the SARs by will or by the laws of descent and distribution.

(b)Termination by Disability. Unless otherwise set forth in the SAR agreement provided for in Section 7.3 herein, in the event the employment or service of a Participant is terminated by reason of Disability, any outstanding SARs granted to that Participant that are not exercisable as of the date of termination shall immediately become exercisable, and all SARs granted to such Participant shall remain exercisable until their respective expiration dates, or for one year after the date the Participant's employment or service is terminated by reason of Disability, whichever period is shorter. Unless otherwise set forth in the SAR agreement provided for in Section 7.3 herein, should the Participant die during the shorter of these two periods, exercisability of the Participant's SARs by the Participant’s Beneficiary (or, if no Beneficiary has been properly designated by the Participant, by such other Person or Persons as shall have acquired the Participant's rights under the SARs by will or by the laws of descent and distribution) shall be permitted for one year following the date of the Participant’s death.

(c)Termination by Retirement. Unless otherwise set forth in the SAR agreement provided for in Section 7.3 herein, in the event the employment of an Employee is terminated by reason of Retirement, or the service of a Director is terminated after age 65, any outstanding SARs granted to that Participant that are not exercisable as of the date of termination shall immediately become exercisable, and all SARs granted to such Participant shall remain exercisable until their respective expiration dates, or for one year after the date that employment or service was terminated, whichever period is shorter. Unless otherwise set forth in the SAR agreement provided for in Section 7.3 herein, should the Participant die during the shorter of these two periods, exercisability of the Participant's SARs by the Participant’s Beneficiary (or, if no Beneficiary has been properly designated by the Participant, by such other Person or Persons as shall have acquired the Participant's rights under the SARs by will or by the laws of descent and distribution) shall be permitted for one year following the date of the Participant’s death.

7.8 Termination of Employment for Other Reasons. Unless otherwise set forth in the SAR agreement provided for in Section 7.3 herein, if the employment of an Employee or the service of a Director shall terminate for any reason other than the reasons described in Section 7.7 herein, except for Cause, all outstanding SARs held by the Participant that are not exercisable as of the date of termination immediately shall expire and terminate (and shall once again become available for grant under the Plan). However, the Committee, in its sole discretion, shall have the right to waive such termination and to make exercisable all or any portion of such SARs. Thereafter, unless otherwise set forth in the SAR agreement provided for in Section 7.3 herein, all such exercisable SARs shall remain exercisable until their expiration dates, or for one year after the date of termination, whichever period is shorter. Unless otherwise set forth in the SAR agreement provided for in Section 7.3 herein, should the Participant die during the shorter of these two periods, exercisability of the Participant's SARs by the Participant’s Beneficiary (or, if no Beneficiary has been properly designated by the Participant, by such other Person or Persons as shall have acquired the Participant's rights under the SARs by will or by the laws of descent and distribution) shall be permitted for one year following the date of the Participant’s death.

If the employment or service of the Participant shall terminate for Cause, all outstanding SARs immediately shall be forfeited to the Company (and shall once again become available for grant under the Plan) and no additional exercise period shall be allowed, regardless of the exercisability status of the SARs.

7.9 Transferability of SARs. An SAR that is Related to an ISO may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than upon the Participant’s death, to the Participant’s Beneficiary or, if no Beneficiary has been properly designated by the Participant, by will or by the laws of descent and distribution. Any other SAR, whether or not related to an NQSO, may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than (i) upon the Participant’s death, to the Participant’s Beneficiary or, if no Beneficiary has been properly designated by the Participant, by will or by the laws of descent and distribution, (ii) pursuant to a Qualified Domestic Relations Order or, (iii) if specified by the Committee in the Participant’s SAR agreement, by gift to any member of the Participant’s immediate family or to a trust for the benefit of one or more of such immediate family members. For purposes of this Section 7.9, a Participant’s “immediate family” shall mean the Participant’s spouse, children and grandchildren. Unless transferred as permitted hereby, an SAR shall be exercisable during the Participant’s lifetime only by the Participant.

ARTICLE 8. RESTRICTED STOCK AND RESTRICTED STOCK UNITS

8.1 Grant of Restricted Stock and Restricted Stock Units. Subject to the limitations set forth in Sections 4.1 and 4.2 herein, the rights of Directors under Section 4.3 herein, and the other terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Shares of Restricted Stock and/or Restricted Stock Units to Employees and Directors in such amounts as the Committee shall determine, Unless vested earlier pursuant to Section 8.9 or 8.10 herein, Shares of Restricted Stock and Restricted Stock Units shall vest (i.e., no longer be subject to a risk of forfeiture under a Period of Restriction), based upon continuing employment or service, over a minimum of three years, with the exception of: (i) Shares of Restricted Stock and Restricted Stock Units awarded based upon past or future performance (whether pursuant to Qualifying Performance Goals or otherwise), which shall vest, based also upon continuing employment or service, over a minimum of one year; (ii) Shares of Restricted Stock and Restricted Stock Units granted to Directors of the Company pursuant to Section 4.3 herein, which shall vest, based upon continuing service, in full on the one-year anniversary of the date of grant; and (iii) Shares of Restricted Stock and Restricted Stock Units granted to a person not previously an Employee or Director, or following a bona fide period of non-employment, as an inducement material to the individual’s entering into employment with the Company or any Subsidiary, which may be subject to a shorter minimum vesting period.

8.2 Restricted Stock or Restricted Stock Unit Agreement. Each Restricted Stock and Restricted Stock Unit grant shall be evidenced by a Restricted Stock or Restricted Stock Unit agreement that shall specify the Period of Restriction and any other vesting terms, the number of Shares of Restricted Stock or Restricted Stock Units granted, and such other provisions as the Committee shall determine. Each Restricted Stock Unit agreement shall comply with Section 409A.

8.3 Nontransferability. Except as otherwise provided in this Plan or the Restricted Stock or Restricted Stock Unit agreement, Shares of Restricted Stock and Restricted Stock Units granted hereunder may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction specified in the Restricted Stock or Restricted Stock Unit agreement (and in the case of Restricted Stock Units until the date of delivery or other payment), or upon earlier satisfaction of any other conditions, as specified by the Committee in its sole discretion and set forth in the Restricted Stock or Restricted Stock Unit agreement. All rights with respect to the Restricted Stock and/or Restricted Stock Units granted to a Participant under the Plan shall be available during his or her lifetime only to such Participant, except as otherwise provided in the Restricted Stock or Restricted Stock Unit agreement.

8.4 Other Restrictions. In addition to the restrictions set forth in Section 8.1 herein, the Committee may impose such restrictions on any Shares of Restricted Stock or Restricted Stock Units granted pursuant to the Plan as it may deem advisable including restrictions under applicable Federal or state securities laws; and may legend the certificate representing Restricted Stock to give appropriate notice of such restrictions. The Committee may also require that Participants pay a stipulated purchase price for each Share of Restricted Stock or Restricted Stock Unit, or impose holding requirements or sale restrictions upon vesting of Restricted Stock or settlement of Restricted Stock Units in Shares.

8.5 Certificate Legend. In addition to any legends placed on certificates pursuant to Section 8.4 herein, each certificate representing Shares of Restricted Stock granted pursuant to the Plan shall bear the following legend:

"The sale or other transfer of the shares of stock represented by this certificate, whether voluntary, involuntary, or by operation of law, is subject to certain restrictions on transfer as set forth in the MB Financial, Inc. Amended and Restated Omnibus Incentive Plan and in a Restricted Stock agreement dated ____________. A copy of the Plan and such Restricted Stock agreement may be obtained from the Chief Financial Officer of MB Financial, Inc."

8.6 Removal of Restrictions. Except as otherwise provided in this Section, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan shall become freely transferable by the Participant after the last day of the Period of Restriction. Once the Shares are released from the restrictions, the Participant shall be entitled to have the legend required by Section 8.5 herein removed from his or her Share certificate.

8.7 Voting Rights. During the Period of Restriction, Participants holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares. Participants shall have no voting rights with respect to Shares underlying Restricted Stock Units unless and until such Shares are issued to the Participant in settlement of the Restricted Stock Units.

8.8 Dividends and Other Distributions. During the Period of Restriction, Participants holding Shares of Restricted Stock granted hereunder shall be entitled to receive all dividends and other distributions paid with respect to those Shares while they are so held. If any such dividends or distributions are paid in Shares, the Shares shall be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid. Participants shall have no rights to dividends or other distributions paid on the Shares underlying Restricted Stock Units other than dividends and distributions with a record date on or after the date on which the Shares are issued to the Participant. The Committee may provide for dividend equivalent units in the Participant’s Restricted Stock Unit agreement.

8.9 Termination of Employment or Service Due to Death, Disability or Retirement. Unless otherwise set forth in the Restricted Stock or Restricted Stock Unit agreement, in the event that a Participant's employment or service is terminated by reason of death, Disability or Retirement, the Period of Restriction with respect to the Participant's Shares of Restricted Stock or Restricted Stock Units shall lapse as of the date of termination.

8.10 Termination of Employment or Service for Other Reasons. Unless otherwise set forth in the Restricted Stock or Restricted Stock Unit agreement, if the employment or service of the Participant shall terminate for any reason other than those reasons described in Section 8.9 herein, including a termination for Cause, all nonvested Shares of Restricted Stock and Restricted Stock Units held by the Participant at that time immediately shall be forfeited and, in the case of Restricted Stock, the Shares shall be returned to the Company (and shall once again become available for grant under the Plan); provided, however, that with the exception of a termination of employment or service for Cause, the Committee, in its sole discretion, shall have the right to provide for lapsing of the Period of Restriction with respect to Restricted Stock or Restricted Stock Units following termination of employment or service for any reason other than those described in Section 8.9 herein, upon such terms and provisions as it deems proper.

8.11 Settlement of Restricted Stock Units. Restricted Stock Units shall be settled (paid) at such time as is specified in the Restricted Stock Unit agreement. When and if Restricted Stock Units become payable, a Participant having received the grant of such units shall be entitled to receive payment from the Company in cash, Shares or a combination thereof, as determined by the Committee at its sole discretion.

ARTICLE 9. PERFORMANCE SHARES AND PERFORMANCE UNITS

9.1 Grant of Performance Shares and Performance Units. Subject to the limitations set forth in Sections 4.1 and 4.2 herein and the other terms of the Plan, the Committee, at any time and from time to time, may grant Performance Shares, or Performance Units entitling the Participant to future cash payments or Shares or a combination thereof, based upon the level of achievement with respect to one or more pre-established performance goals (which may, but need not, include Qualifying Performance Goals) established for a Performance Period.

9.2 Amount of Award. The Committee shall establish a maximum amount of a Participant’s Award, which amount shall be denominated in Shares in the case of Performance Shares or in units in the case of Performance Units.

9.3 Award Agreement. Each Award of Performance Shares or Performance Units shall be evidenced by a Performance Share or Performance Unit agreement, which shall contain provisions regarding (i) the target and maximum amount payable to the Participant pursuant to the Award, (ii) the performance goals and level of achievement versus these goals that shall determine the amount of such payment, (iii) the Performance Period as to which performance shall be measured for determining the amount of any payment, (iv) the timing of any payment earned by virtue of performance, (v) whether and the extent to which Participants holding Performance Shares or Performance Units will receive dividends or dividend equivalents with respect to dividends declared with respect to the Shares, (vi) restrictions on the alienation or transfer of the Award prior to actual payment and restrictions on the sale or transfer of Shares following actual payment of an Award paid in Shares, (vii) forfeiture provisions and (viii) such further terms and conditions, in each case not inconsistent with the Plan, as may be determined from time to time by the Committee.

9.4 Performance Goals. Performance goals established by the Committee shall relate to Company-or Subsidiary-wide, group or individual performance, and be based upon such measures as are determined by the Committee; provided, however, that the performance measures for any portion of an Award of Performance Shares or Performance Units that is intended by the Committee to satisfy the requirements for Qualified Performance-Based Compensation shall be based on one or more Qualifying Performance Measures selected by the Committee in accordance with Article 11 herein. Multiple performance goals may be used and the components of multiple performance goals may be given the same or different weighting in determining the amount of an Award earned, and may relate to absolute performance or relative performance measured against other groups, individuals or entities.

9.5 Discretionary Adjustments. Notwithstanding satisfaction of any performance goals, the amount paid under an Award of Performance Shares or Performance Units on account of either financial performance or personal performance evaluations may be reduced by the Committee on the basis of such further considerations as the Committee shall determine, if so provided in the terms of the Award.

    9.6  Payment of Awards. Following the conclusion of each Performance Period, the Committee shall determine the extent to which performance goals have been attained, and the satisfaction of any other terms and conditions with respect to an Award relating to such Performance Period. The Committee shall determine what, if any, payment is due with respect to an Award and, in the case of Performance Units, whether such payment shall be made in cash, Shares or a combination thereof. Payment shall be made in a lump sum within 60 days after the Committee determines that a payment is due.

    9.7 Termination of Employment or Service Due to Death, Disability or Retirement. Unless provided otherwise in the Participant’s agreement evidencing his or her Performance Shares or Performance Units, if the employment or service of a Participant shall terminate before the end of a Performance Period by reason of death, Disability or Retirement, then to the extent it is determined by the Committee following the end of the Performance Period in accordance with Section 9.6 that the performance goals have been attained, the Participant shall be entitled to a pro rata payment based on the number of months’ service during the Performance Period but based on the achievement of performance goals during the entire Performance Period; payment under these circumstances shall be made at the time payments are made to Participants who did not terminate service during the Performance Period, subject to Section 9.6 herein.

9.8 Termination of Employment or Service for Other Reasons. Unless provided otherwise in the Participant’s agreement evidencing his or her Performance Shares or Performance Units, if the employment or service of a Participant shall terminate before the end of a Performance Period for any other reason, all outstanding Awards of Performance Shares or Performance Units to such Participant shall be cancelled; provided, however, that in the event of a termination of the employment or service of the Participant by the Company other than for Cause, the Committee in its sole discretion may waive the foregoing automatic cancellation provision and pay out on a pro rata basis as set forth in Section 9.7 herein.

    9.9 Nontransferablity. Except as otherwise provided in the Participant's agreement evidencing his or her Award of Performance Shares or Performance Units, Performance Shares and Performance Units may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than upon the Participant’s death, to the Participant’s Beneficiary or, if no Beneficiary has been designated by the Participant, by will or by the laws of descent and distribution. Further, except as otherwise provided in the Participant's agreement evidencing his or her Award of Performance Shares or Performance Units, a Participant's rights under the Plan shall inure during his or her lifetime only to such Participant.

ARTICLE 10. OTHER STOCK-BASED AWARDS AND CASH AWARDS

10.1 Other Stock-Based Awards. The Committee may, subject to the limitations of Sections 4.1 and 4.2 herein, grant to any Participant such other awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Shares or factors that may influence the value of Shares, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into Shares, purchase rights for Shares, awards with value and payment contingent upon performance of the Company or any Subsidiary, affiliate or business unit thereof, or any other factors designated by the Committee, and awards valued by reference to the book value of Shares or the value of securities of, or the performance of specified Subsidiaries, affiliates or other business units of the Company (“Other Stock-Based Awards”). The Committee shall determine the terms and conditions of such Other Stock-Based Awards, including, without limitation, the number of underlying Shares, the purchase price, if any, vesting (which may, but need not, be subject to achievement of Qualifying Performance Goals), if any, forfeiture and transferability.

10.2 Cash Awards. Subject to the limitations of Section 4.2 herein, the Committee may grant cash awards (“Cash Awards”) to any Participant. The Committee shall determine the terms and conditions of such Cash Awards, including, without limitation, performance criteria which must be satisfied (which may, but need not, include Qualifying Performance Goals).

10.3 Section 409A Compliance. To the extent any Award is made pursuant to this Article 10 that constitutes “deferred compensation” under Section 409A, the terms of such Award shall be required to comply with Section 409A.

ARTICLE 11. QUALIFIED PERFORMANCE-BASED COMPENSATION

11.1 General. Notwithstanding any other terms of the Plan, the vesting, payability, and value (as determined by the Committee) of each Award other than an Option or SAR that, at the time of grant, the Committee intends to be Qualified Performance-Based Compensation shall be determined by the attainment of one or more Qualifying Performance Goals as determined by the Committee in conformity with Code Section 162(m). The Committee shall specify in writing, by resolution or otherwise, the Participants eligible to receive such an Award (which may be expressed in terms of a class of individuals) and the Qualifying Performance Goal(s) applicable to such Awards within ninety (90) days after the commencement of the period to which the Qualifying Performance Goal(s) relate(s) or such earlier time as is required to comply with Code Section 162(m) and the regulations thereunder. No such Award shall be payable unless the Committee certifies in writing, by resolution or otherwise, that the Qualifying Performance Goal(s) applicable to the Award were satisfied. In no case may the Committee increase the value of an Award of Qualified Performance-Based Compensation above the maximum value determined under the performance formula by the attainment of the applicable Qualifying Performance Goal(s), but the Committee may reduce the value below such maximum if the terms of the Award so provide.

11.2 Qualifying Performance Measures. Unless and until the Committee proposes for stockholder vote and the stockholders approve a change in the general Qualifying Performance Measures set forth in this Article 11, the Qualifying Performance Goal(s) upon which the payment or vesting of an Award that is intended to qualify as Qualified Performance-Based Compensation shall be limited to the following measures (referred to as “Qualifying Performance Measures”): earnings; earnings per share; net income; revenues and gross profits (in total or with respect to specific categories or business units, including, without limitation, brokerage, trust and treasury management); operating or cash earnings; operating or cash earnings per share; return measures (including but not limited to total stockholder return, return on average assets, return on average stockholders’ equity and cash return on tangible equity); net interest income; net interest income on a tax equivalent basis; net interest margin; net interest margin on a tax equivalent basis; interest-sensitivity gap levels; expense targets; operating efficiency; market share; assets under management; new or net growth in merchant processing sales; growth in assets, loans (in total or with respect to specific categories of loans) and/or deposits (in total or with respect to specific categories of deposit accounts, and with respect to number of account relationships or account balance amounts); growth in target market relationships; investments; value of assets; asset quality levels; charge-offs; loan-loss reserves; non-performing assets; Share price; regulatory compliance; satisfactory internal or external audits; improvement of financial ratings; and achievement of balance sheet or income statement objectives, or other financial accounting or quantitative objectives established by the Committee.

Any Qualifying Performance Measure(s) may be used to measure the performance of the Company as a whole or any Subsidiary or business unit of the Company or any combination thereof, as the Committee may deem appropriate. Such performance may be measured in absolute terms and/or relative to the performance of a group of other companies or a published or special index that the Committee, in its sole discretion, deems appropriate. In the agreement evidencing the Award, the Committee may provide for accelerated vesting of any Award based on the achievement of Qualifying Performance Goal(s).

The Committee may provide in the agreement evidencing an Award that any evaluation of attainment of a Qualifying Performance Goal may include or exclude the effects of any of the following events that occurs during the relevant period: (i) extraordinary, unusual and/or non-recurring items of gain or loss; (ii) asset write-downs; (iii) litigation or claim judgments or settlements; (iv) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results; (v) any reorganization and restructuring programs; and (vi) acquisitions or divestitures.

In the event that applicable tax and/or securities laws change to permit Committee discretion to alter the governing Qualifying Performance Measures without obtaining stockholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining stockholder approval. For purposes of clarification, the Committee may, in its discretion, also grant performance-based Awards under the Plan that are not intended to satisfy, and do not satisfy, the requirements of Qualified Performance-Based Compensation.

ARTICLE 12. BENEFICIARY DESIGNATION

Each Participant under the Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit or right under the Plan is to be paid or transferred in case of his or her death before he or she receives any or all of such benefits or rights (a “Beneficiary or Beneficiaries”). Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with the Company during the Participant's lifetime. In the absence of any such designation, benefits or rights remaining at the Participant's death shall be paid or transferred to the Participant's estate.

ARTICLE 13. RIGHTS OF EMPLOYEES AND DIRECTORS

13.1 Employment or Service. Nothing in the Plan shall interfere with or limit in any way the right of the Company or any Subsidiary to terminate any Participant's employment or service at any time, nor confer upon any Participant any right to continue in the employ or service of the Company or any Subsidiary. For purposes of the Plan, transfer of employment or service of a Participant between the Company and any one of its Subsidiaries (or between Subsidiaries) shall not be deemed a termination of employment or service.

13.2 Participation. Subject to Section 4.3 herein, no Employee or Director shall be entitled to be selected to receive an Award under the Plan, or, having been so selected, to be selected to receive a future Award.

ARTICLE 14. CHANGE IN CONTROL

Unless otherwise set forth in the applicable Award agreement, upon the occurrence of a Change in Control:

(a) Any and all outstanding Options and SARs granted hereunder shall become immediately exercisable and shall remain exercisable for the remainder of their terms, subject to Sections 6.8 and 6.9 (in the case of Options) and Sections 7.7 and 7.8 (in the case of SARs);

(b) Any Period of Restriction and other restrictions imposed on outstanding Shares of Restricted Stock and Restricted Stock Units shall lapse, and Restricted Stock Units shall be immediately payable;

(c) The target payout opportunities attainable under all outstanding Awards of performance-based Restricted Stock, performance-based Restricted Stock Units, Performance Units, and Performance Shares (including but not limited to Awards intended to be Qualified Performance-Based Compensation) shall be deemed to have been fully earned based on targeted performance being attained as of the effective date of the Change of Control:

(i) The vesting of all Awards denominated in Shares shall be accelerated as of the effective date of the Change of Control, and shall be paid out to Participants within thirty (30) days following the effective date of the Change of Control; and

(ii) Awards denominated in cash shall be paid to Participants in cash within thirty (30) days following the effective date of the Change of Control; and

(d) All Cash-Based Awards and Other Stock-Based Awards shall immediately be vested.

The Board has final authority to determine the exact date on which a Change in Control has been deemed to have occurred.

ARTICLE 15. AMENDMENT, MODIFICATION AND TERMINATION

15.1  Amendment, Modification and Termination. The Board or the Committee may, at any time and from time to time, terminate, amend, or modify the Plan without the consent of stockholders or Participants, except that any such action will be subject to the approval of the Company’s stockholders if, when and to the extent such stockholder approval is necessary or required for purposes of any applicable federal or state law or regulation or the rules of any stock exchange or automated quotation system on which the Shares may then be listed or quoted, or if the Board, in its discretion, determines to seek such stockholder approval. In addition, Options and SARs issued under the Plan may not be repriced, replaced or regranted through cancellation or by lowering the Exercise or Grant Price of a previously granted Option or SAR (other than as described in Section 4.5 herein) except in compliance with Section 409A and with the approval of the Company’s stockholders. Neither the Board nor the Committee may materially waive any conditions of, or rights of the Company under, or modify or amend the terms of any outstanding Award, nor may the Board or Committee amend, alter, suspend, discontinue or terminate any outstanding Award without the consent of the Participant or holder thereof, except as otherwise herein provided, including, without limitation as provided in Section 15.2 herein. No Award may be amended, modified, extended or renewed after December 31, 2004 in a manner that would subject the Award to Section 409A, unless such Award is intended to be subject to Section 409A and such amendment, modification, extension or renewal is made in accordance with Section 409A.

15.2 Awards Previously Granted. No termination, amendment, or modification of the Plan shall in any manner adversely affect any Award previously granted under the Plan, without the written consent of the Participant; provided, however, that the Participant shall be required to consent to any amendment or modification required by law or for the Plan to comply with Section 409A.

ARTICLE 16. WITHHOLDING

The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy Federal, state, and local taxes (including the Participant's FICA obligation) required by law to be withheld with respect to any grant, exercise, or payment made under or as a result of the Plan. The Committee may provide for Participants to satisfy withholding requirements by having the Company withhold Shares or the Participant making other arrangements acceptable to the Committee.

ARTICLE 17. INDEMNIFICATION

Each Person who is or shall have been a member of the Committee, or of the Board, shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company's approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such Persons may be entitled under the Company's charter or bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

ARTICLE 18. SUCCESSORS

All obligations of the Company under the Plan, with respect to Awards granted hereunder, shall be binding on any successor to the Company.

ARTICLE 19. REQUIREMENTS OF LAW

19.1 Requirements of Law. The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

19.2 Governing Law. To the extent not preempted by Federal law, (i) with respect to Awards made prior to November 6, 2001, the Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Delaware, and (ii) with respect to Awards made on or after November 6, 2001, the Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Maryland.

PROXY	PROXY

MB FINANCIAL, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
ANNUAL MEETING OF STOCKHOLDERS—APRIL 25, 2007

The undersigned hereby appoints Thomas H. Harvey, Patrick Henry, and Ronald D. Santo, and each of them, with full power of substitution, acting by a majority of those present and voting, or if only one is present and voting then that one, to act as attorneys and proxies for the undersigned to vote all shares of common stock of MB Financial, Inc. (the “Company”) which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company (the “Meeting”), to be held on Wednesday, April 25, 2007 at MB Financial Center, located at 6111 North River Road, Rosemont, Illinois, at 8:30 a.m., local time, and at any and all adjournments or postponements thereof, with all the powers the undersigned would possess if present.

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF EACH OF THE NOMINEES LISTED ON THE REVERSE SIDE AND FOR THE APPROVAL OF THE MB FINANCIAL, INC. AMENDED AND RESTATED OMNIBUS INCENTIVE PLAN. THE UNDERSIGNED HEREBY REVOKES ANY PROXY OR PROXIES HERETOFORE GIVEN TO VOTE SUCH SHARES AT SAID MEETING OR AT ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

PLEASE PROMPTLY COMPLETE, DATE, SIGN AND MAIL THIS PROXY
IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

(Continued and to be signed on reverse side.)

MB FINANCIAL, INC.
PLEASE MARK VOTE IN BOX IN THE FOLLOWING MANNER USING DARK INK ONLY.

1.
The election of the following nominees as directors of the Company; Mitchell Feiger, James N. Hallene, Richard M. Rieser, Jr. and Charles J. Gries. (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ONE OR MORE NOMINEES BUT NOT ALL NOMINEES, WRITE THE NAME(S) OF THE NOMINEE(S) WITH RESPECT TO WHOM YOU WISH TO WITHHOLD AUTHORITY TO VOTE IN THE SPACE PROVIDED AND MARK THE OVAL “FOR ALL EXCEPT”)

The Board of Directors recommends a vote “FOR” the election of all of the nominees named herein and “FOR” the approval of the Amended and Restated Omnibus Incentive Plan.

The undersigned acknowledges receipt from the Company, prior to the execution of this proxy, of notice of the Meeting, a Proxy Statement and the Company’s Annual Report on Form 10-K/A for the fiscal year ended December 31, 2006.

	For All Withhold All For All Except	In their discretion, the proxies are authorized to vote on any other business that may come before the Meeting or any adjournment or postponement thereof.
	☐ ☐ ☐	Dated: _____________________________________________, 2007

	______________________________________________ (Nominee Exception)	________________________________________________________ Signature of Stockholder

2.	The approval of the MB Financial, Inc. Amended and Restated Omnibus Incentive Plan.	________________________________________________________ Signature if held jointly
	For Against Abstain	Please sign exactly as your name(s) appear(s) on this card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign.
☐ ☐ ☐

FOLD AND DETACH HERE

PLEASE PROMPTLY COMPLETE, DATE, SIGN AND MAIL THIS PROXY
IN THE ENCLOSED POSTAGE-PAID ENVELOPE.